PRELIMINARY PROXY STATEMENT DATED MAY 12, 2009 — SUBJECT TO COMPLETION
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
IPC HOLDINGS, LTD.
(Name of Registrant as Specified in Its Charter)
VALIDUS HOLDINGS, LTD.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Shares, $0.175 par value per share

(2)	Aggregate number of securities to which transaction applies: 520,737

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction: $1,482,329,499.84

(5)	Total fee paid: $82,713.99 (based upon the product of $1,482,329,499.84 and the fee rate of $55.80 per million dollars set forth in the Fee Rate Advisory #5 for Fiscal Year 2009)

☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid: $84,262.55

(2)	Form, schedule or registration statement no.: Schedule 14A

(3)	Filing party: Validus Holdings, Ltd.

(4)	Date filed: April 16, 2009

NOTICE OF COURT MEETING

IN THE SUPREME COURT OF BERMUDA	No. [•] of 2009

CIVIL JURISDICTION
(COMMERCIAL COURT)

IN THE MATTER OF IPC HOLDINGS, LTD
and
IN THE MATTER OF THE COMPANIES ACT 1981

NOTICE IS HEREBY GIVEN that by an Order dated [ • ] 2009 made in the above matters the Court has directed a meeting (including any adjournments or postponements thereof, the “court-ordered IPC meeting”) to be convened of the holders of the common shares, par value $0.01 per share (the “IPC Shares”), of IPC Holdings, Ltd., a Bermuda exempted company (“IPC”), for the purpose of considering and, if the IPC shareholders so determine, approving a scheme of arrangement (the “Scheme of Arrangement”) to be made between IPC and the holders of the IPC Shares, in the form attached as Annex A hereto, and that the court-ordered IPC meeting will be held at [ • ] on [ • ] 2009, at [10:00] a.m., Atlantic time.

The proxy statement that accompanies this notice constitutes the explanatory statement required to be furnished pursuant to Part VII of the Companies Act 1981 of Bermuda, as amended.

If you are a shareholder of record, please sign, date and return the enclosed proxy in the return envelope furnished for that purpose, as promptly as possible, whether or not you plan to attend the meeting. If you own your IPC Shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your IPC Shares.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members of IPC in respect of the joint holding.

Entitlement to attend and vote at the court-ordered IPC meeting and the number of votes which may be cast thereat will be determined by reference to the register of members of IPC as of [ • ], 2009.

Voting at the court-ordered IPC meeting will be conducted on a poll rather than a show of hands.

By the said Order, the Court has appointed [ • ] or, failing him, [ • ] or, failing him, [ • ] to act as Chairman of the court-ordered IPC meeting and has directed the Chairman to report the result thereof to the Court.

The Scheme of Arrangement will be subject to the subsequent sanction of the Court and the satisfaction or, where relevant, waiver of the other conditions thereto.

Dated [ • ] 2009

PRELIMINARY PROXY STATEMENT DATED MAY 12, 2009 — SUBJECT TO COMPLETION

COURT-ORDERED MEETING OF THE SHAREHOLDERS
OF
IPC HOLDINGS, LTD.

TO BE HELD ON [ • ], 2009

PROXY STATEMENT
OF
VALIDUS HOLDINGS, LTD.

This proxy statement (the “proxy statement”) and the enclosed BLUE proxy card are furnished by Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), in connection with Validus’ solicitation of proxies to be used at the court-ordered meeting (including any adjournments or postponements thereof, the “court-ordered IPC meeting”) of holders of common shares, par value $0.01 per share (the “IPC Shares”), of IPC Holdings, Ltd., a Bermuda exempted company (“IPC”), to be held on [ • ], 2009, at [ • ] at [ • ] Atlantic Time, for the purpose of giving the holders of IPC Shares the opportunity to consider and, if the IPC shareholders so determine, approve a scheme of arrangement (the “Scheme of Arrangement”) under Bermuda law to effect the acquisition of IPC by Validus (the “Acquisition”) pursuant to the Scheme of Arrangement set forth in Annex A attached hereto.

On March 1, 2009, IPC entered into an Agreement and Plan of Amalgamation, as amended on March 5, 2009, among Max Capital Group Ltd. (“Max”), IPC and IPC Limited (the “Max Amalgamation Agreement”) which would result in the amalgamation of Max with IPC Limited, a wholly-owned subsidiary of IPC that was formed for the purpose of the amalgamation (the “Proposed Max Amalgamation”).

As described in this proxy statement under The Acquisition — Background of the Acquisition, on March 31, 2009, Validus publicly announced that it had delivered an offer to IPC (the “Validus Amalgamation Offer”) to acquire each outstanding IPC Share in exchange for 1.2037 Validus voting common shares, par value $0.175 per share (“Validus Shares”). Based upon closing market prices as of March 30, 2009, the day prior to the announcement, the Validus Amalgamation Offer had a value of $29.98 per IPC Share, which represented an 18% premium to the trading value of the IPC Shares. The board of directors of IPC has determined that the Validus Amalgamation Offer does not constitute a superior proposal to the Proposed Max Amalgamation and Max has not released IPC from the prohibition in the Max Amalgamation Agreement which prevents IPC from even discussing the Validus Amalgamation Offer with Validus. Therefore, Validus has requested the Supreme Court of Bermuda to convene the court-ordered IPC meeting to allow the IPC shareholders to consider and, if they so determine, to approve the Scheme of Arrangement on the same economic terms as the Validus Amalgamation Offer.

In order to implement the Scheme of Arrangement, the IPC shareholders must approve the Scheme of Arrangement at the court-ordered IPC meeting, IPC must separately approve the Scheme of Arrangement and the Scheme of Arrangement must be sanctioned by the Supreme Court of Bermuda. If the IPC shareholders approve the Scheme of Arrangement at the court-ordered IPC meeting, the separate approval of IPC of the Scheme of Arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at a subsequent requisitioned special general meeting of IPC shareholders (the “IPC special general meeting”), including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement. On May 12, 2009, Validus filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement which, when filed in its definitive form, will be used to solicit written requisitions from the IPC shareholders to compel the IPC board of directors to call the IPC special general meeting. Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Scheme of Arrangement, and the granting of a court order from the Supreme Court of Bermuda sanctioning the Scheme of Arrangement, a copy of the court order sanctioning the Scheme of Arrangement will be delivered to the Bermuda Registrar of Companies, at which time (the “closing” or the “effective time”) the Scheme of Arrangement will be effective.

VALIDUS IS DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE IPC’S SHAREHOLDERS TO VOTE “FOR” THE SCHEME OF ARRANGEMENT AT THE COURT-ORDERED IPC MEETING. WE BELIEVE THAT THE ACQUISITION OF IPC BY VALIDUS OFFERS GREATER VALUE TO THE IPC SHAREHOLDERS THAN THE PROPOSED MAX AMALGAMATION.

The court-ordered IPC meeting is being held in accordance with an order of the Supreme Court of Bermuda issued on [ • ], 2009, at the request of certain IPC shareholders in accordance with Bermuda law. The record date for determining the IPC shareholders who will be entitled to vote at the court-ordered IPC meeting is [ • ], 2009. The Scheme of Arrangement must be approved by a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy. The presence at the court-ordered IPC meeting of two or more shareholders, in person or by proxy, is required to constitute a quorum thereat.

Assuming closing of the Acquisition, based on Validus’ and IPC’s capitalization as of December 31, 2008 and the exchange ratio of 1.2037, Validus would issue 67,338,947 Validus Shares in connection with the Acquisition and IPC shareholders would own approximately 43% of the issued and outstanding Validus Shares on a fully-diluted basis.

Validus Shares are quoted on the New York Stock Exchange (the “NYSE”) under the symbol “VR.” The closing price of a Validus common share on the NYSE on May 11, 2009, the last practicable date prior to the filing of this proxy statement, was $22.58. IPC Shares, which are currently quoted on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH,” would be delisted upon completion of the Acquisition. The closing price of an IPC Share on NASDAQ on May 11, 2009, the last practicable date prior to the filing of this proxy statement, was $25.38. All references to “dollars” and “$” in this proxy statement refer to U.S. dollars.

This proxy statement provides IPC shareholders with detailed information about the court-ordered IPC meeting and the Scheme of Arrangement and is intended to satisfy the requirement, under Section 100 of the Bermuda Companies Act of 1981, as amended (the “Companies Act”), of a statement explaining the effect of the proposed Scheme of Arrangement. You can also obtain information from publicly available documents filed by Validus and IPC with the SEC. Validus encourages you to read this entire document carefully, including the section entitled Risk Factors beginning on page [ • ].

Your vote is very important. Whether or not you plan to attend the court-ordered IPC meeting, please take time to vote by completing and mailing your enclosed BLUE proxy card or by following the voting instructions provided to you if you own your shares through a bank, broker or other nominee. If you do not receive such instructions, you may request them from that firm. If you have any questions or need additional copies of the proxy materials, please call Georgeson Inc. at the phone numbers listed below.

199 Water Street
26th Floor
New York, New York 10038
Banks and Brokers should call: (212) 440-9800
or
Toll Free: at (888) 274-5119
Email: validusIPC@georgeson.com

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Scheme of Arrangement, passed upon the merits or fairness thereof or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated [ • ], 2009
and is first being mailed to IPC shareholders on or about [ • ], 2009

Important Notice Regarding the Availability of Proxy Materials for the court-ordered IPC meeting to be held on [ • ], 2009.

This proxy statement and the related proxy materials are available free of charge on Validus’ website at www.validusre.bm.

SOURCES OF ADDITIONAL INFORMATION

This proxy statement includes information, including important business and financial information, also set forth in documents filed by Validus and IPC with the SEC, and those documents include information about Validus and IPC that is not included in or delivered with this proxy statement. You can obtain any of the documents filed by Validus or IPC, as the case may be, with the SEC from the SEC or, without charge, from the SEC’s website at http://www.sec.gov. IPC shareholders also may obtain documents filed by IPC or Validus with the SEC or documents incorporated by reference in this proxy statement free of cost, by directing a written or oral request to Validus at:

Validus Holdings, Ltd.
19 Par-La-Ville Road
Hamilton HM11
Bermuda
Attention: Jon Levenson
(441) 278-9000

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the meeting. This means you must request this information no later than [ • ], 2009. Validus will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

The information concerning IPC, its business, management and operations presented or incorporated by reference in this proxy statement has been taken from, or is based upon, publicly available information on file with the SEC and other publicly available information. Although Validus has no knowledge that would indicate that statements and information relating to IPC contained or incorporated by reference in this proxy statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the full books and records of IPC, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements.

The consolidated financial statements of IPC appearing in its annual report on Form 10-K for the year ended December 31, 2008 (including schedules appearing therein), and IPC management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included therein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein, and included and/or incorporated herein by reference. Validus has not obtained the authorization of IPC’s independent auditors to incorporate by reference the audit reports relating to this information.

Pursuant to Rule 12b-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Validus requested that IPC provide Validus with information required for complete disclosure regarding the businesses, operations, financial condition and management of IPC. Validus will amend or supplement this proxy statement to provide any and all information Validus receives from IPC, if Validus receives the information before the court-ordered IPC meeting and Validus considers it to be material, reliable and appropriate.

See Where You Can Find More Information on page [ • ].

-i-

-ii-

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION
AND THE COURT-ORDERED IPC MEETING

The following questions and answers highlight selected information from this proxy statement and may not contain all the information that is important to you. Validus encourages you to read this entire document carefully.

Q:	When and where is the court-ordered IPC meeting?

A:	The court-ordered IPC meeting is scheduled to take place at [ • ], Atlantic Time, on [ • ], 2009, at [ • ].

Q:	What is the purpose of the court-ordered IPC meeting?

A:	The purpose of the meeting is to seek IPC shareholder approval of the Scheme of Arrangement. IPC shareholder approval is a necessary step toward consummation of the Acquisition without the cooperation of the IPC board of directors.

Q:	What am I being asked to vote on at the court-ordered IPC meeting?

A:	At the court-ordered IPC meeting, IPC shareholders will be asked to consider and vote upon a proposal to approve the Scheme of Arrangement.

Q:	What would happen under the Scheme of Arrangement?

A:	If the Scheme of Arrangement becomes effective, Validus will effect the Acquisition of IPC by the transfer of all outstanding IPC Shares (excluding any IPC Shares beneficially owned by Validus, IPC or their respective subsidiaries) to Validus in exchange for Validus Shares at a ratio of 1.2037 (the “exchange ratio”) Validus Shares for each IPC Share. IPC would thereby become a wholly-owned subsidiary of Validus.

Q:	Why is Validus proposing the Acquisition?

A:	Based on a number of factors described below under The Acquisition — Reasons to Vote “FOR” the Scheme of Arrangement, Validus believes that the Acquisition represents a compelling combination and excellent strategic fit that will enable Validus to capitalize on opportunities in the global reinsurance market. The Acquisition would allow IPC shareholders to benefit from the superior growth potential of a combined company that would be a leading carrier in Bermuda’s short-tail reinsurance and insurance markets, with a strong balance sheet and quality diversification in profitable business lines.

Q:	Why is the Scheme of Arrangement better than the Proposed Max Amalgamation?

A:	Validus believes that the combination of Validus and IPC offers a number of benefits to holders of IPC Shares, including the following:

• The Scheme of Arrangement provides a premium to IPC shareholders.

• The Validus Shares to be issued to IPC shareholders pursuant to the Scheme of Arrangement represent what we believe is an attractive investment.

• A Validus/IPC combination will have a strong balance sheet with minimal exposure to risky asset classes.

• Validus offers IPC a highly experienced, first class management team.

• The Scheme of Arrangement provides IPC shareholders with an opportunity for stable, profitable diversification into attractive business lines and further growth.

See The Acquisition — Reasons to vote “FOR” the Scheme of Arrangement below.

Q:	Is Validus pursuing multiple acquisition strategies?

A:	Yes, in addition to proposing the Scheme of Arrangement, Validus is soliciting votes against the Proposed Max Amalgamation, has made an offer to amalgamate with IPC and has launched an exchange offer (the “exchange offer”) for all of the issued and outstanding IPC Shares. The Validus Amalgamation Offer, the Scheme of Arrangement and the exchange offer are alternative methods for Validus to acquire all of the issued and outstanding IPC Shares on the same economic terms. Ultimately, only one of these transaction structures can be pursued to completion. Validus intends to seek to acquire all IPC Shares by whichever method Validus determines is most effective and efficient.

Q:	How will the Scheme of Arrangement become effective?

A:	A Scheme of Arrangement under Bermuda law is an arrangement between a company and its shareholders. In order to implement the Scheme of Arrangement, the IPC shareholders must approve the Scheme of Arrangement at the court-ordered IPC meeting, IPC must separately approve the Scheme of Arrangement and the Scheme of Arrangement must be sanctioned by the Supreme Court of Bermuda. If the IPC shareholders approve the Scheme of Arrangement at the court-ordered IPC meeting, the separate approval of IPC of the Scheme of Arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement. On May 12, 2009, Validus filed with the SEC a preliminary proxy statement which, when filed in its definitive form, will be used to solicit written requisitions from the IPC shareholders to compel the IPC board of directors to call the IPC special general meeting. In order to compel the IPC board of directors to call the IPC special general meeting, written requisitions from the holders of 10% of the IPC Shares must be deposited with IPC. Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the granting of a court order from the Supreme Court of Bermuda sanctioning the Scheme of Arrangement, and the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Scheme of Arrangement, a copy of the court order sanctioning the Scheme of Arrangement will be delivered to the Bermuda Registrar of Companies, at which time the Scheme of Arrangement will be effective.

Q:	How would the Scheme of Arrangement work?

A:	Procedurally, the Scheme of Arrangement can be divided into the following stages:

(1) Applying to the Supreme Court of Bermuda for an order giving directions for the holding and conduct of the court-ordered IPC meeting.

(2) Requisitioning the IPC special general meeting. On May 12, 2009, Validus filed with the SEC a preliminary proxy statement which, when filed in its definitive form, will be used to solicit written requisitions from the IPC shareholders to compel the IPC board of directors to call the IPC special general meeting.

(3) Holding the court-ordered IPC meeting to which this proxy statement relates to consider and, if the IPC shareholders so determine, approve the Scheme of Arrangement. The Scheme of Arrangement must be approved by a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy.

(4) Holding the IPC special general meeting to approve resolutions determined by Validus to be reasonably necessary in connection with implementation of the Scheme of Arrangement, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement. Approval of each resolution at the IPC special general meeting requires the affirmative vote of the holders of a majority of the IPC Shares voting at the meeting, whether in person or by proxy.

(5) Applying to the Supreme Court of Bermuda to sanction the Scheme of Arrangement.

(6) Delivering a copy of the order of the Supreme Court of Bermuda sanctioning the Scheme of Arrangement to the Bermuda Registrar of Companies.

Q:	When do you expect the Scheme of Arrangement to become effective?

A:	Assuming the Scheme of Arrangement is approved by the requisite vote of IPC’s shareholders at the court-ordered IPC meeting, the Scheme of Arrangement could become effective as early as mid-July 2009. However, it is possible that the IPC board of directors will seek to take measures which would extend this time frame. Even if the Scheme of Arrangement has been approved by the IPC shareholders, Validus may terminate the Scheme of Arrangement at any time prior to the commencement of the hearing of the Supreme Court of

Bermuda to sanction the Scheme of Arrangement without obtaining the approval of the IPC shareholders, if any event or condition occurs which would cause any of the conditions to the effectiveness of the Scheme of Arrangement not to be satisfied by November 30, 2009 (or such later date, if any, as Validus may agree and the Supreme Court of Bermuda may allow).

Q:	What would IPC shareholders receive in the Scheme of Arrangement?

A:	Under the terms of the Scheme of Arrangement, each outstanding IPC Share (excluding any IPC Shares beneficially owned by Validus, IPC or their respective subsidiaries), would be transferred to Validus in exchange for 1.2037 Validus Shares upon the effectiveness of the Scheme of Arrangement. IPC shareholders would not receive any fractional Validus Shares in the Scheme of Arrangement. Instead, IPC shareholders would be paid cash in lieu of the fractional share interest to which such shareholders would otherwise be entitled (together with the exchange ratio, the “Acquisition Consideration”) as described under Summary — The Scheme of Arrangement — Acquisition Consideration on page [ • ].

Q:	How does the Scheme of Arrangement relate to the amalgamation agreement contained in the Validus Amalgamation Offer?

A:	On March 31, 2009, Validus sent IPC an offer to consummate the Acquisition on the terms of the Validus Amalgamation Offer. In connection with its offer, Validus also delivered a copy of the proposed Agreement and Plan of Amalgamation (the “Validus Amalgamation Agreement”) signed by Validus so that, upon a termination of the Max Amalgamation Agreement, IPC would be able to sign the Validus Amalgamation Agreement with the certainty of an agreed transaction. IPC announced on April 7, 2009, that its board of directors has determined that the Validus Amalgamation Offer does not constitute a superior proposal to the Proposed Max Amalgamation and reaffirmed its support of the Proposed Max Amalgamation. Additionally, Max has not released IPC from the prohibition in the Max Amalgamation Agreement that prevents IPC from even discussing the Validus Amalgamation Offer with Validus. Validus is pursuing the Scheme of Arrangement in order to give IPC shareholders the opportunity to vote on the Scheme of Arrangement because, under Bermuda law, if the requisite shareholder approval is obtained, the Acquisition could be consummated even though the IPC board of directors has not submitted the Validus Amalgamation Offer to the IPC shareholders.

Q:	How does the Scheme of Arrangement relate to the exchange offer commenced by Validus for all IPC Shares?

A:	On May 12, 2009, Validus commenced an exchange offer whereby Validus is offering to exchange 1.2037 Validus Shares for each IPC Share tendered by participating IPC shareholders. Validus commenced the exchange offer as an alternative method to acquire all the issued and outstanding IPC Shares. The exchange offer is intended to be pursued in parallel with the Scheme of Arrangement, since it may provide a means to acquire all the issued and outstanding IPC Shares on the same economic terms as the Validus Amalgamation Offer. We intend to effect the Acquisition by whichever method we determine is most effective and efficient. The exchange offer is subject to the condition, among others, that a minimum of 90% of the then-outstanding IPC Shares on a fully-diluted basis be tendered. If this condition is satisfied and the exchange offer completed, we intend, promptly after completion of the exchange offer, to acquire the IPC Shares of those shareholders who choose not to tender their IPC Shares pursuant to the exchange offer in accordance with the Companies Act.

Q:	What percentage of Validus Shares will the former holders of IPC Shares own after the Acquisition?

A:	Based on Validus’ and IPC’s capitalization as of December 31, 2008 and the exchange ratio of 1.2037, Validus would issue 67,338,947 Validus Shares in connection with the Acquisition and IPC shareholders would own approximately 43% of the issued and outstanding Validus Shares on a fully-diluted basis following closing of the Acquisition.

Q:	If the Scheme of Arrangement becomes effective, do I have to take any action to exchange my IPC Shares for Acquisition Consideration?

A:	Validus will appoint BNY Mellon Shareowner Services as exchange agent to transfer and pay the Acquisition Consideration to persons holding IPC Shares outstanding immediately prior to the effective time (other than Validus, IPC or their respective subsidiaries) in exchange for share certificates representing IPC Shares or for non-certificated shares represented by book-entry (“book-entry shares”). At or about the effective time, Validus will deposit with the exchange agent the Validus Shares issuable as Acquisition Consideration and will provide for the cash issuable in lieu of fractional shares. Promptly after the effective time, the exchange agent will mail each holder of IPC Shares outstanding immediately prior to the effective time (other than Validus, IPC or their respective subsidiaries) instructions for surrendering share certificates and book-entry shares. The exchange agent will transfer and pay the Acquisition Consideration, less any applicable withholding taxes, to the persons holding IPC Shares outstanding immediately prior to the effective time (other than Validus, IPC or their respective subsidiaries) promptly following the exchange agent’s receipt of the share certificates (or book-entry shares). No interest will be paid or accrued on the cash payable upon the surrender of any share certificate (or book-entry shares). Until so surrendered, each such IPC Share certificate (or book-entry share) will represent after the effective time for all purposes only evidence of the right to receive such Acquisition Consideration.

Q:	What is the market value of my IPC Shares as of a recent date?

A:	On March 30, 2009, the last trading day before Validus made the Validus Amalgamation Offer, the closing price of an IPC Share was $25.41. On May 11, 2009, the last practicable date prior to the filing of this proxy statement, the closing price of an IPC Share was $25.38. IPC shareholders are encouraged to obtain a recent quotation for IPC Shares before deciding how to vote at the court-ordered IPC meeting.

Q:	Are IPC shareholders able to dissent?

A:	IPC shareholders will be entitled to be present and be heard at the Supreme Court of Bermuda hearing to sanction the Scheme of Arrangement. Any IPC shareholder who wishes to may oppose the sanctioning of the Scheme of Arrangement and may make presentations to the court on the hearing of the petition. IPC shareholders may also vote against the Scheme of Arrangement at the court-ordered IPC meeting.

Q:	Are IPC shareholders able to exercise appraisal rights?

A:	No. If the Scheme of Arrangement becomes effective, it will be binding on all IPC shareholders whether or not they voted in favor of the Scheme of Arrangement, and IPC shareholders will not be entitled to exercise any appraisal rights. Please see The Scheme of Arrangement — Dissenters’ and Appraisal Rights of IPC Shareholders on page [ • ].

Q:	What are the closing conditions set forth in the Scheme of Arrangement?

A:	In addition to the requisite approval by IPC shareholders at the court-ordered IPC meeting, approval by the IPC shareholders of resolutions determined by Validus to be reasonably necessary in connection with implementation of the Scheme of Arrangement, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement, the sanction of the Scheme of Arrangement by the Supreme Court of Bermuda and the filing of a copy of the court sanction order with the Bermuda Registrar of Companies (collectively, the “Procedural Conditions”), the effectiveness of the Scheme of Arrangement is subject to the satisfaction or, where relevant, waiver of certain other conditions, including the following:

• The Max Amalgamation Agreement shall have been validly terminated on terms reasonably satisfactory to Validus, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the Max Amalgamation Agreement other than with respect to the possible payment of the $50 million termination fee thereunder (the “Max Termination Fee”).

• The shareholders of Validus shall have approved the issuance of the Validus Shares pursuant to the Scheme of Arrangement as required under the rules of the NYSE. All of the officers, directors and those shareholders which Validus refers to as its “qualified sponsors” (as defined in this proxy statement), in each case who beneficially own Validus Shares, have indicated that they intend to vote the Validus Shares owned by them in favor of such approval. As of April 30, 2009, these persons and entities beneficially owned 42.4% of the voting interests relating to the Validus Shares.

• The Validus Shares to be issued to IPC shareholders pursuant to the Scheme of Arrangement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

• There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any governmental authority that, in the judgment of Validus, is reasonably likely to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Scheme of Arrangement or is reasonably likely to prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates.

• Since December 31, 2008, there shall not have been any material adverse effect on IPC and its subsidiaries, taken as a whole. A more than 50% decline in IPC’s book value or a 20% or more decline in IPC’s book value relative to Validus’ book value shall be deemed to have a material adverse effect on IPC.

• Each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of this proxy statement and prior to the commencement of the hearing of the Supreme Court of Bermuda to sanction the Scheme of Arrangement.

• All amendments or waivers under Validus’ credit facilities as determined by Validus to be necessary to consummate the Scheme of Arrangement and the other transactions contemplated by this proxy statement shall be in full force and effect.

The Scheme of Arrangement is subject to additional conditions referred to below in The Scheme of Arrangement — Conditions to the Scheme of Arrangement, including that IPC shareholders shall not have approved the Max Amalgamation Agreement and that there shall have been no business combination consummated between IPC and Max. The Scheme of Arrangement is not conditioned on the receipt of regulatory approvals or the elimination of the Max Termination Fee. The conditions to the effectiveness of the Scheme of Arrangement are for the sole benefit of Validus and, other than the “Procedural Conditions,” the “Registration Condition,” the “Shareholder Approval Condition” and the “NYSE Listing Condition” described below in The Scheme of Arrangement — Conditions to the Scheme of Arrangement, may be waived by Validus prior to the commencement of the hearing of the Supreme Court of Bermuda to sanction the Scheme of Arrangement in its discretion.

Q:	What will be the composition of the board of directors of Validus following the effectiveness of the Scheme of Arrangement?

A:	Upon the effectiveness of the Scheme of Arrangement, Validus’ board of directors would consist of the directors serving on the board of directors of Validus before the Acquisition; however, Validus has publicly expressed to the IPC directors that if they desire to participate in the leadership of Validus after the Acquisition, Validus would consider that.

Q:	How will Validus be managed following the effectiveness of the Scheme of Arrangement?

A:	Upon the effectiveness of the Scheme of Arrangement, the officers of Validus will be the officers serving Validus before the Acquisition.

Q:	What shareholder vote is required to approve the Scheme of Arrangement at the court-ordered IPC meeting and how many votes must be present to hold the meeting?

A:	The Scheme of Arrangement must be approved by a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy. Therefore, abstentions and “broker non-votes” will not have the effect of a vote for or against the Scheme of Arrangement, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting. The presence at the court-ordered IPC meeting of two or more shareholders, in person or by proxy, is required to constitute a quorum thereat.

Q:	What is the record date for the court-ordered IPC meeting?

A:	Only shareholders of record, as shown by the transfer books of IPC at the close of business on [ • ], 2009 (the “record date”) are entitled to receive notice of and to vote at the court-ordered IPC meeting.

Q:	How many votes do I have and how many votes can be cast by all IPC shareholders?

A:	As of [ • ], 2009, there were [ • ] outstanding IPC Shares entitled to vote at the court-ordered IPC meeting. Each IPC Share entitles the holder of record thereof to one vote at the court-ordered IPC meeting.

Q:	What do I need to do now?

A:	Validus urges you to read carefully this proxy statement, including its annexes and the documents incorporated by reference herein. You also may want to review the documents referenced under Where You Can Find More Information on page [ • ] and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, Validus encourages you to fill in and return the attached proxy card (if you are a shareholder of record) or voting instruction form you receive from your bank, broker or other nominee (if you hold your IPC Shares in street name).

Q:	How can I vote my shares in person at the court-ordered IPC meeting?

A:	If your IPC Shares are registered directly in your name as of the record date with the transfer agent, Computershare Investor Services, you are considered the “shareholder of record” with respect to those shares, and the proxy materials and proxy card are being sent directly to you. As the shareholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can bring the enclosed proxy card. Most shareholders of IPC hold their shares through a bank, broker or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial holder,” and the proxy materials are being forwarded to you by your bank, broker or other nominee together with a voting instruction form. Because a beneficial holder is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a valid proxy from the bank, broker or other nominee that holds your shares (and who has received a “legal proxy”, with a power of subdelegation, from the shareholder of record as of the record date) giving you the right to vote the shares at the meeting. Even if you plan to attend the court-ordered IPC meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the court-ordered IPC meeting.

Q:	How can I vote my shares without attending the court-ordered IPC meeting?

A:	If you are the shareholder of record, you may direct your vote without attending the court-ordered IPC meeting by completing and mailing your proxy card in the enclosed pre-paid envelope. If you hold your IPC Shares in street name, you should complete and return the voting instruction form you receive from your bank, broker or other nominee in accordance with the instructions you receive from your bank, broker or other nominee. Your voting instruction form may contain instructions from your bank, broker or other nominee that allow you to vote your shares using the Internet or by telephone. Please consult with your bank, broker or other nominee if you have any questions regarding the voting of shares held in street name.

Q:	What do I need for admission to the court-ordered IPC meeting?

A:	You are entitled to attend the court-ordered IPC meeting only if you are (i) a shareholder of record or (ii) a beneficial owner or other person holding a valid proxy from the bank, broker or other nominee that holds your shares (and who has received a “legal proxy”, with a power of subdelegation, from the shareholder of record as of the record date). If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the court-ordered IPC meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name and would like to be admitted to the meeting, you will need to provide a valid proxy from the bank, broker or other nominee that holds your shares (and who has received a “legal proxy”, with a power of subdelegation, from the shareholder of record as of the record date) and proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned IPC Shares as of the record date, a copy of the voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification. If you do not comply with the procedures outlined above, you may not be admitted to the court-ordered IPC meeting.

Q:	If my IPC Shares are held in a brokerage account or in “street name,” will my broker vote my shares for me?

A:	If you own your shares through a bank, broker or other nominee, you will receive instructions from that institution on how to instruct them to vote your shares. If you do not receive such instructions, you may contact that institution to request them. In accordance with NYSE rules, brokers and nominees who hold IPC Shares in street-name for customers may not exercise their voting discretion with respect to the Scheme of Arrangement. Accordingly, if you do not provide your bank, broker or other nominee with instructions on how to vote your street name shares, your bank, broker or other nominee will not be permitted to vote them at the court-ordered IPC meeting. Also, if your bank, broker or other nominee has indicated on the relevant proxy that it does not have discretionary authority to vote such street name shares, your bank, broker or other nominee will not be permitted to vote them. Either of these situations results in a “broker non-vote.”

A “broker non-vote” with respect to the court-ordered IPC meeting will not be considered as a vote cast with respect to any matter presented at the court-ordered IPC meeting, but will be counted for purposes of establishing a quorum, provided that your bank, broker or other nominee is in attendance in person or by proxy. A broker non-vote with respect to any proposal to be voted on at the court-ordered IPC meeting will not have the effect of a vote for or against the proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

Q:	What effect do abstentions and broker non-votes have on the Scheme of Arrangement?

A:	Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before the court-ordered IPC meeting. Because the vote required to approve the Scheme of Arrangement is the affirmative vote of a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, a broker non-vote with respect to any proposal to be voted on at the court-ordered IPC meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting. See also The Court-Ordered IPC Meeting — Record Date and Shares Entitled to Vote.

Q:	How will my shares be voted if I sign and return a proxy card or voting instruction form without specifying how to vote my shares?

A.	If you sign and return a proxy card or voting instruction form without giving specific voting instructions, your shares will be voted “FOR” the Scheme of Arrangement and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented for a vote before the court-ordered IPC meeting.

Q:	What do I do if I want to change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before your proxy is voted at the court-ordered IPC meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to IPC (Attention: General Counsel) at American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda a written notice of revocation of your proxy; (2) delivering to IPC an authorized proxy bearing a later date; or (3) attending the court-ordered IPC meeting and voting in person as described above under How can I vote my shares in person at the court-ordered IPC meeting? Attendance at the court-ordered IPC meeting in and of itself, without voting in person at the court-ordered IPC meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you should follow the instructions of your bank, broker or other nominee or, if you have obtained a valid proxy from the bank, broker or other nominee that holds your shares (and who has received a “legal proxy”, with a power of subdelegation, from the shareholder of record as of the record date) giving you the right to vote your shares at the court-ordered IPC meeting, by attending the court-ordered IPC meeting and voting in person.

Q:	What are the U.S. federal income tax consequences of the Scheme of Arrangement?

A:	Following the Scheme of Arrangement, as part of an overall plan, Validus intends to complete a short-form amalgamation between IPC and another wholly-owned subsidiary of Validus pursuant to Section 107 of the Companies Act. The Scheme of Arrangement and subsequent short-form amalgamation are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the passive foreign investment company rules discussed herein, if the integrated transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general no gain or loss will be recognized by U.S. holders upon the receipt of Validus Shares in the Scheme of Arrangement (except with respect to any cash received in lieu of a fractional share). For more information, please see the section of this proxy statement under the caption “Material U.S. Federal Income Tax Consequences.”

Tax matters are complicated and the tax consequences of the transaction to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Validus urges you to consult with your own tax advisor as to the specific tax consequences of the Scheme of Arrangement and short-form amalgamation to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

Q:	Who can I contact with any additional questions?

If you have additional questions about the Acquisition, if you would like additional copies of this proxy statement, or if you need assistance voting your IPC Shares, you should contact Georgeson Inc. at:

Georgeson Inc. 199 Water Street 26th Floor New York, New York 10038 Banks and Brokers should call: (212) 440-9800 All Others Call Toll Free: at (888) 274-5119 Email: validusIPC@georgeson.com

Q:	Where can I find more information about the companies?

A:	You can find more information about Validus and IPC in the documents described under Where You Can Find More Information on page [ • ].

SUMMARY

This summary highlights the material information in this proxy statement. To fully understand the Scheme of Arrangement, and for a more complete description of the terms of the Acquisition, you should read carefully this entire document, including the annexes and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the SEC, see Where You Can Find More Information on page [ • ].

Validus (page [ • ])

Validus is a Bermuda exempted company, with its principal executive offices located at 19 Par-La-Ville Road, Hamilton HM11, Bermuda. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda-based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s Insurance market through Syndicate 1183. Validus Shares are traded on the NYSE under the symbol “VR” and, as of May 11, 2009, the last practicable date prior to the filing of this proxy statement, Validus had a market capitalization of approximately $1.7 billion. Validus has approximately 280 employees.

As of the date this proxy statement was first mailed to IPC shareholders, Validus was the registered holder of 100 IPC Shares, or less than 1% of the outstanding IPC Shares, and Validus was entitled to vote as to all of the IPC Shares it owns.

Information for the director and executive officers of Validus who are considered to be participants in this proxy solicitation and certain other information is set forth in Schedule I hereto. Other than as set forth herein, none of Validus, or any of the participants set forth on Schedule I hereto have any interest, direct or indirect, by security holdings or otherwise, in the Acquisition.

IPC (page [ • ])

The following description of IPC is taken from the Registration Statement on Form S-4 filed by IPC with the SEC in connection with the Proposed Max Amalgamation (as amended from time to time, the “IPC/Max S-4”). See Sources of Additional Information above.

IPC, a Bermuda exempted company, provides property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2008, approximately 93% of its gross premiums written, excluding reinstatement premiums, covered property catastrophe reinsurance risks. Property catastrophe reinsurance covers against unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe, IPC’s Bermuda-based property catastrophe reinsurance subsidiary, has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2008, IPC had approximately 258 clients from whom it received either annual/deposit or adjustment premiums, including many of the leading insurance companies around the world. In 2008, approximately 36% of those clients were based in the United States, and approximately 53% of gross premiums written, excluding reinstatement premiums, related primarily to U.S. risks. IPC’s non-U.S. clients and its non-U.S. covered risks are located principally in Europe, Japan, Australia and New Zealand. During 2008, no single ceding insurer accounted for more than 3.7% of its gross premiums written, excluding reinstatement premiums. At December 31, 2008, IPC had total shareholders’ equity of $1,851 million and total assets of $2,389 million.

IPC Shares are quoted on NASDAQ under the ticker symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH.” IPC’s principal executive offices are located at American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda and its telephone number is (441) 298-5100.

The Court-Ordered IPC Meeting (page [ • ])

The court-ordered IPC meeting is being held in accordance with an order of the Supreme Court of Bermuda issued on [ • ], 2009, to give the IPC shareholders the opportunity to consider and, if they so determine, approve the Scheme of Arrangement. The record date for determining the IPC shareholders who will be entitled to vote at the court-ordered IPC meeting is [ • ], 2009. The Scheme of Arrangement must be approved by a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy. The court-ordered IPC meeting will be held on [ • ], 2009, at [ • ], Atlantic time, at [ • ].

The Acquisition (page [ • ])

General Description (page [ • ])

If the Scheme of Arrangement becomes effective, Validus will effect the Acquisition of IPC by the transfer of all outstanding IPC Shares (excluding any IPC Shares beneficially owned by Validus, IPC or their respective subsidiaries) to Validus in exchange for Validus Shares at a ratio of 1.2037 Validus Shares (together with cash in lieu of the fractional Validus Share interest to which such shareholders would otherwise be entitled) for each IPC Share. IPC would thereby become a wholly-owned subsidiary of Validus.

Assuming closing of the Acquisition, based on Validus’ and IPC’s capitalization as of December 31, 2008 and the exchange ratio of 1.2037, Validus would issue 67,338,947 Validus Shares in connection with the Acquisition and IPC shareholders would own approximately 43% of the issued and outstanding Validus Shares on a fully-diluted basis. The Scheme of Arrangement is attached as Annex A to this proxy statement. You should read the Scheme of Arrangement in its entirety because it, and not this proxy statement or Validus’ proxy statement for the IPC special general meeting, is the legal document that would govern the Acquisition.

Following the Acquisition, as part of an overall plan, Validus intends to complete a short-form amalgamation between IPC and another wholly-owned subsidiary of Validus pursuant to Section 107 of the Companies Act. Following the short-form amalgamation, IPC and the Validus subsidiary would continue as one amalgamated company in accordance with the Companies Act.

Completing the Acquisition (page [ • ])

On March 31, 2009, Validus announced that it had delivered to IPC the Validus Amalgamation Offer. In connection with the delivery of the Validus Amalgamation Offer to IPC, Validus also delivered a copy of the Validus Amalgamation Agreement signed by Validus so that, upon a termination of the Max Amalgamation Agreement, IPC would be able to sign the Validus Amalgamation Agreement with the certainty of an agreed transaction. IPC announced on April 7, 2009, that its board of directors has determined that the Validus Amalgamation Offer does not constitute a superior proposal to the Proposed Max Amalgamation and reaffirmed its support of the Proposed Max Amalgamation. Additionally, Max has not released IPC from the prohibition in the Max Amalgamation Agreement that prevents IPC from even discussing the Validus Amalgamation Offer with Validus. Therefore, in order to consummate the Acquisition without the cooperation of the IPC board of directors, Validus is pursuing a three-part plan.

First, Validus is soliciting proxies from IPC shareholders to vote against the Proposed Max Amalgamation. If the Proposed Max Amalgamation is voted down by IPC shareholders, IPC’s board of directors will be able to terminate the Max Amalgamation Agreement and execute the Validus Amalgamation Agreement. If IPC’s board of directors were to enter into the Validus Amalgamation Agreement following the termination of the Max Amalgamation Agreement, Validus believes the amalgamation could be completed in mid-to-late July.

Second, Validus is pursuing the Scheme of Arrangement. In order to implement the Scheme of Arrangement, the IPC shareholders must approve the Scheme of Arrangement at the court-ordered IPC meeting, IPC must separately approve the Scheme of Arrangement and the Scheme of Arrangement must be sanctioned by the Supreme Court of Bermuda. If the IPC shareholders approve the Scheme of Arrangement at the court-ordered IPC meeting, the separate approval of IPC of the Scheme of Arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement. On May [ • ], 2009, Validus filed with the SEC a preliminary proxy statement which, when filed in its definitive form, will be used to solicit written requisitions from the IPC shareholders to compel the IPC board of directors to call the IPC special general meeting. Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Scheme of Arrangement, and the granting of a court order from the Supreme Court of Bermuda sanctioning the Scheme of Arrangement, a copy of the court order sanctioning the Scheme of Arrangement will be delivered to the Bermuda Registrar of Companies, at which time the Scheme of Arrangement will be effective. Validus believes that, under the Scheme of Arrangement, it would be able to close the Acquisition as early as mid-July based on the assumptions that: (1) the Supreme Court of Bermuda will be able to accommodate the preferred hearings schedule and meeting dates and other procedural matters; (2) IPC shareholders holding at least one-tenth of the issued IPC Shares have requisitioned the IPC special general meeting to be held in late June or early July; and (3) the IPC directors, following the rejection of the Max Amalgamation Agreement, or IPC shareholders, convene the IPC special general meeting, allowing it to be held by mid-July.

Third, on May 12, 2009, Validus commenced an exchange offer for all of the outstanding IPC Shares. The exchange offer is subject to certain conditions described in the prospectus/offer to exchange included in the Registration Statement on Form S-4 filed by Validus with the SEC, including the tender of at least 90% of the then-outstanding IPC Shares on a fully-diluted basis, termination of the Max Amalgamation Agreement and the consent of Validus’ lenders. The exchange offer is not conditioned on the receipt of regulatory approvals or the elimination of the Max Termination Fee. The exchange offer allows Validus to complete the Acquisition if IPC shareholders vote down the Proposed Max Amalgamation. Under Bermuda law, if Validus acquires at least 90% of the IPC Shares which it is seeking to acquire in the exchange offer, Validus will have the right to acquire the remaining IPC Shares on the same terms in a second-step acquisition. Validus believes that if the conditions of the exchange offer are satisfied, it would be able to acquire IPC Shares under the exchange offer in June based on the following. The exchange offer was commenced on May 12, 2009 and the expiration time of the exchange offer will be June 26, 2009 unless extended. As a result, if the conditions to the exchange offer are satisfied or waived at the expiration time of the exchange offer, Validus would be able to acquire all of the IPC Shares that are validly tendered pursuant to the exchange offer.

The Validus Amalgamation Offer, the Scheme of Arrangement and the exchange offer are alternative methods for Validus to acquire all of the issued and outstanding IPC Shares on the same economic terms. Ultimately, only one of these transaction structures can be pursued to completion. Validus intends to seek to acquire all IPC Shares by whichever method Validus determines is most effective and efficient.

Reasons to Vote “FOR” the Scheme of Arrangement (page [ • ])

Validus recommends approval of the Scheme of Arrangement in order to enable the consummation of the Acquisition. Validus believes that the Acquisition represents a compelling combination and excellent strategic fit that will enable Validus to capitalize on opportunities in the global reinsurance market. The Acquisition would allow IPC shareholders to benefit from the superior growth potential of a combined company that would be a leading carrier in Bermuda’s short-tail reinsurance and insurance markets, with a strong balance sheet and quality diversification in profitable business lines. The Validus Shares to be issued to IPC shareholders pursuant to the Scheme of Arrangement will provide IPC shareholders with an immediate premium for their shares and will allow IPC shareholders to participate in the growth and opportunities of Validus following the Acquisition.

In reaching these conclusions Validus’ board of directors consulted with Validus management as well as legal and financial advisors and considered a number of factors. Those factors included, but were not limited to, those set forth under The Acquisition — Reasons to Vote “FOR” the Scheme of Arrangement below.

Interests of Validus Directors and Executive Officers in the Scheme of Arrangement (page [ • ])

The consummation of the Acquisition would not be deemed to be a change in control impacting grants under any of Validus’ long-term incentive or stock option plans, or a change in control under any employment agreement between Validus and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the Acquisition. Pursuant to the Scheme of Arrangement, upon the effective time all of Validus’ current directors and officers will continue as the directors and officers of Validus. For more information, see The Scheme of Arrangement — Structure of the Acquisition below.

Interests of IPC Directors and Executive Officers in the Scheme of Arrangement (page [ • ])

The consummation of the Acquisition would likely be deemed to be a change in control under the existing employment agreements of certain executive officers of IPC. In addition, IPC shareholders should be aware that James P. Bryce, John R. Weale, Peter J. A. Cozens, and Stephen F. Fallon, individually, and all the members of IPC’s board of directors as a group, have interests in the Acquisition that are different from, and/or in addition to, the interests of IPC shareholders generally. For more information, see The Acquisition — Interests of IPC Directors and Executive Officers in the Acquisition below.

Anticipated U.S. Federal Income Tax Consequences (page [ • ])

Following the Scheme of Arrangement, as part of an overall plan, Validus intends to complete a short-form amalgamation between IPC and another wholly-owned subsidiary of Validus pursuant to Section 107 of the Companies Act. The Scheme of Arrangement and subsequent short-form amalgamation are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. Subject to the passive foreign investment company rules discussed herein, if the integrated transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general no gain or loss will be recognized by such U.S. holders upon the receipt of Validus Shares in the Acquisition (except with respect to any cash received in lieu of a fractional share).

Tax matters are complicated and the tax consequences of the transaction to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Validus urges you to consult with your own tax advisor as to the specific tax consequences of the Scheme of Arrangement and short-form amalgamation to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

Anticipated Accounting Treatment (page [ • ])

The Acquisition will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“FAS”) No. 141R, “Business Combinations,” (“FAS 141(R)”) under which the total consideration paid in the Acquisition will be allocated among acquired tangible and intangible assets and assumed liabilities based on the fair values of the tangible and intangible assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the Acquisition over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the Acquisition will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of Validus determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid in the Acquisition, the excess will be accounted for as a gain to be recognized through the income statement at the consummation of the Acquisition in accordance with FAS 141(R). Validus anticipates the Scheme of Arrangement will result in an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid.

The Scheme of Arrangement (page [ • ])

The Scheme of Arrangement is attached as Annex A to this proxy statement. You should read that document in its entirety because it, and not this proxy statement or Validus’ proxy statement for the IPC special general meeting, is the legal document that would govern the Scheme of Arrangement.

Purpose; Effective Time (page [ • ])

The Supreme Court of Bermuda ordered the court-ordered IPC meeting to be held to give the IPC shareholders the opportunity to consider and, if they so determine, approve the Scheme of Arrangement. Assuming the Scheme of Arrangement receives the approval of the IPC shareholders and the sanction of the Supreme Court of Bermuda, and all the other conditions to the effectiveness of the Scheme of Arrangement are satisfied or, where relevant, waived, including approval of the Scheme of Arrangement by IPC either by vote of the IPC board of directors or a vote of IPC shareholders at the IPC special general meeting, an office copy of the court order sanctioning the Scheme of Arrangement will be delivered to the Bermuda Registrar of Companies, at which time the Scheme of Arrangement will be effective.

Implementing the Scheme of Arrangement (page [ • ])

The steps involved in the Scheme of Arrangement are as follows:

(1) Applying to the Supreme Court of Bermuda for an order giving directions for the holding and conduct of the court-ordered IPC meeting.

(2) Requisitioning the IPC special general meeting. On May 12, 2009, Validus filed with the SEC a preliminary proxy statement which, when filed in its definitive form, will be used to solicit written requisitions from the IPC shareholders to compel the IPC board of directors to call the IPC special general meeting.

(3) Holding the court-ordered IPC meeting to which this proxy statement relates to consider and, if the IPC shareholders so determine, approve the Scheme of Arrangement. The Scheme of Arrangement must be approved by a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy.

(4) Holding the IPC special general meeting to approve resolutions determined by Validus to be reasonably necessary in connection with implementation of the Scheme of Arrangement, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement. Approval of each resolution at the IPC special general meeting requires the affirmative vote of the holders of a majority of the IPC Shares voting at the meeting, whether in person or by proxy.

(5) Applying to the Supreme Court of Bermuda to sanction the Scheme of Arrangement.

(6) Delivering a copy of the order of the Supreme Court of Bermuda sanctioning the Scheme of Arrangement to the Bermuda Registrar of Companies.

Acquisition Consideration (page [ • ])

Under the Scheme of Arrangement, at the closing, each IPC Share issued and outstanding immediately prior to the closing (excluding any IPC Shares beneficially owned by Validus, IPC or their respective subsidiaries) will be transferred to Validus in exchange for 1.2037 Validus Shares.

Validus will not issue any fractional Validus Shares in connection with the Acquisition. Instead, any IPC shareholder who would otherwise have been entitled to a fraction of a Validus Share in connection with the Acquisition will receive cash (rounded to the nearest whole cent) in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder would otherwise be entitled (after aggregating all fractional Validus Shares that would otherwise be received by such shareholder) by (ii) the closing price of Validus Shares as reported on the NYSE on the last trading day immediately prior to the closing of the Acquisition.

Amendment and Termination of the Scheme of Arrangement (page [ • ])

The Scheme of Arrangement contains a provision for Validus to consent, on behalf of all persons concerned, to any modification of or addition to the Scheme of Arrangement or any condition to the effectiveness of the Scheme of Arrangement that the Supreme Court of Bermuda may approve or impose. If there is any modification of or addition to the Scheme of Arrangement or any condition to the effectiveness of the Scheme of Arrangement that is material to the interests of IPC shareholders, Validus will amend this proxy statement and advise the IPC shareholders of such modification, addition or condition in advance of the court-ordered IPC meeting, in accordance with applicable law. Validus has been advised that it is unlikely that the Supreme Court of Bermuda will impose or approve any condition to the Scheme of Arrangement or any modification or addition to the Scheme of Arrangement that would be material to the interests of IPC shareholders unless IPC shareholders are informed thereof in advance of the court-ordered IPC meeting.

Prior to approval by the IPC shareholders at the court-ordered IPC meeting, Validus may terminate the Scheme of Arrangement at any time. Following approval by the IPC shareholders at the court-ordered IPC meeting, Validus may terminate the Scheme of Arrangement at any time prior to commencement of the hearing of the Supreme Court of Bermuda to sanction the Scheme of Arrangement without obtaining the approval of the IPC shareholders if any event or condition occurs which would cause any of the conditions to its effectiveness not to be satisfied by November 30, 2009 (or such later date, if any, as Validus may agree and the Supreme Court of Bermuda may allow).

Conditions to the Scheme of Arrangement (page [ • ])

In addition to the requisite approval by IPC shareholders at the court-ordered IPC meeting, the approval by IPC shareholders of resolutions determined by Validus to be reasonably necessary in connection with implementation of the Scheme of Arrangement, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement, the sanction of the Scheme of Arrangement by the Supreme Court of Bermuda and the filing of a copy of the court sanction order with the Bermuda Registrar of Companies, the effectiveness of the Scheme of Arrangement is subject to the satisfaction or, where relevant, waiver of certain other conditions, including the following:

•	The Max Amalgamation Agreement shall have been validly terminated on terms reasonably satisfactory to Validus, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the Max Amalgamation Agreement other than with respect to the possible payment of the Max Termination Fee.

•	The shareholders of Validus shall have approved the issuance of the Validus Shares pursuant to the Scheme of Arrangement as required under the rules of the NYSE. All of the officers, directors and those shareholders which Validus refers to as its “qualified sponsors” (as defined in this proxy statement), in each case who beneficially own Validus Shares, have indicated that they intend to vote the Validus Shares owned by them in favor of such approval. As of April 30, 2009, these persons and entities beneficially owned 42.4% of the voting interests relating to the Validus Shares.

•	The Validus Shares to be issued to IPC shareholders pursuant to the Scheme of Arrangement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

•	There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any governmental authority that, in the judgment of Validus, is reasonably likely to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Scheme of Arrangement or is reasonably likely to prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates.

•	Since December 31, 2008, there shall not have been any material adverse effect on IPC and its subsidiaries, taken as a whole. A more than 50% decline in IPC’s book value or a 20% or more decline in IPC’s book value relative to Validus’ book value shall be deemed to have a material adverse effect on IPC.

•	Each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of this proxy statement and prior to the commencement of the hearing of the Supreme Court of Bermuda to sanction the Scheme of Arrangement.

•	All amendments or waivers under Validus’ credit facilities as determined by Validus to be necessary to consummate the Scheme of Arrangement and the other transactions contemplated by this proxy statement shall be in full force and effect.

The Scheme of Arrangement is subject to additional conditions referred to below in The Scheme of Arrangement — Conditions to the Scheme of Arrangement, including that IPC shareholders shall not have approved the Max Amalgamation Agreement and that there shall have been no business combination consummated between IPC and Max. The Scheme of Arrangement is not conditioned on the receipt of regulatory approvals or the elimination of the Max Termination Fee. The conditions to the effectiveness of the Scheme of Arrangement are for the sole benefit of Validus and, other than the “Procedural Conditions,” the “Registration Condition,” the “Shareholder Approval Condition” and the “NYSE Listing Condition” described below in The Scheme of Arrangement — Conditions to the Scheme of Arrangement, may be waived by Validus prior to the commencement of the hearing of the Supreme Court of Bermuda to sanction the Scheme of Arrangement in its discretion.

Dividends and Distributions (page [ • ])

Each of Validus and IPC regularly pays a quarterly cash dividend, i.e., $0.20 per common share in Validus’ case and $0.22 per common share in IPC’s case. Validus expects to continue to pay its regular quarterly dividends consistent with past practice. It is a condition to the effectiveness of the Scheme of Arrangement that IPC shall not have declared, paid or proposed to declare or pay any dividend or other distribution on any share capital of IPC other than (i) any quarterly cash dividends paid in the ordinary course of business consistent with past practice to holders of IPC Shares and (ii) any pro rata dividend payable by IPC in respect of the reduction, if any, of the Max Termination Fee. All mandates and other instructions in force at the effective time in relation to the IPC Shares (including elections for payment of dividends (if any)) will, immediately after the effective time, be deemed to be valid as effective mandates or instructions in respect of the Validus Shares received in consideration of such IPC Shares.

Dissenters’ and Appraisal Rights (page [ • ])

If the Scheme of Arrangement becomes effective, it will be binding on all IPC shareholders whether or not they voted in favor of the Scheme of Arrangement, and IPC shareholders will not be entitled to exercise any appraisal rights. IPC shareholders will be entitled to be present and be heard at the Supreme Court of Bermuda hearing to sanction the Scheme of Arrangement. Any IPC shareholder who wishes to may oppose the sanctioning of the Scheme of Arrangement and may make presentations to the court on the hearing of the petition. IPC shareholders may also vote against the Scheme of Arrangement at the court-ordered IPC meeting.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VALIDUS

Set forth below is certain selected historical consolidated financial data relating to Validus. The financial data has been derived from Validus’ quarterly report on Form 10-Q for the three months ended March 31, 2009 and Validus’ annual report on Form 10-K for the year ended December 31, 2008 (the “Validus 10-K”). You should not take historical results as necessarily indicative of the results that may be expected for any future period.

This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Validus 10-K and Validus’ Quarterly Report on Form 10-Q for the three months ended March 31, 2009 (the “Validus 10-Q”), each of which is incorporated by reference into this proxy statement. More comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is contained in the Validus 10-K and Validus 10-Q, and the following summary is qualified in its entirety by reference to the Validus 10-K and Validus 10-Q and all of the financial information and notes contained therein. See Where You Can Find More Information on page [ • ].

	Three Months Ended		Year Ended	Year Ended	Year Ended	Period Ended
	March 31,		December 31,	December 31,	December 31,	December 31,
	2009	2008	2008	2007	2006	2005
	(Dollars in thousands, except share and per share amounts)

Revenues
Gross premiums written	$609,892	$521,594	$1,362,484	$988,637	$540,789	$—
Reinsurance premiums ceded	(72,512)	(84,900)	(124,160)	(70,210)	(63,696)	—

Net premiums written	537,380	436,694	1,238,324	918,427	477,093	—
Change in unearned premiums	(218,621)	(144,830)	18,194	(60,348)	(170,579)	—

Net premiums earned	318,759	291,864	1,256,518	858,079	306,514	—
Net investment income	26,772	36,043	139,528	112,324	58,021	2,032
Realized gain on repurchase of debentures	—	—	8,752	—	—	—
Net realized gains (losses) on investments	(23,421)	7,744	(1,591)	1,608	(1,102)	39
Net unrealized gains on investments(2)	22,153	(14,977)	(79,707)	12,364	—	—
Other income	757	935	5,264	3,301	—	—
Foreign exchange gains (losses)	(4,200)	8,179	(49,397)	6,696	2,157	—

Total revenues	340,820	329,788	1,279,367	994,372	365,590	2,071
Expenses
Losses and loss expenses	131,834	140,024	772,154	283,993	91,323	—
Policy acquisition costs	61,449	56,701	234,951	134,277	36,072	—
General and administrative expenses(1)	38,079	37,107	123,948	100,765	38,354	2,367
Share compensation expenses	7,354	6,535	27,097	16,189	7,878	290
Finance expenses	7,723	21,517	57,318	51,754	8,789	—
Fair value of warrants issued	—	—	—	2,893	77	49,122

Total expenses	246,439	261,884	1,215,468	589,871	182,493	51,779

Net income before taxes	94,381	67,904	63,899	404,501	183,097	(49,708)
Taxes	526	(1,429)	(10,788)	(1,505)	—	—

Net income (loss)	94,907	66,475	53,111	402,996	183,097	(49,708)

Comprehensive income (loss)
Unrealized gains arising during the period(2)	—	—		—	(332)	144
Foreign currency translation adjustments	(196)	67	(7,809)	(49)	—	—
Adjustment for reclassification of losses realized in income	—	—		—	1,102	(39)

Comprehensive income (loss)	$94,711	$66,542	$45,302	$402,947	$183,867	$(49,603)

Earnings per share(3)
Weighted average number of common shares and common share equivalents outstanding
Basic	75,744,577	74,209,371	74,677,903	65,068,093	58,477,130	58,423,174
Diluted	79,102,643	78,329,727	75,819,413	67,786,673	58,874,567	58,423,174
Basic earnings per share	$1.23	$0.87	$0.62	$6.19	$3.13	$(0.85)

Diluted earnings per share	$1.20	$0.85	$0.61	$5.95	$3.11	$(0.85)

Cash dividends per share	$0.20	$0.20	$0.80	$—	$—	$—

	Three Months Ended		Year Ended	Year Ended	Year Ended	Period Ended
	March 31,		December 31,	December 31,	December 31,	December 31,
	2009	2008	2008	2007	2006	2005
	(Dollars in thousands, except share and per share amounts)

Selected financial ratios
Losses and loss expenses ratio(4)	41.4%	48.0%	61.5%	33.1%	29.8%	—
Policy acquisition cost ratio(5)	19.3%	19.4%	18.7%	15.6%	11.8%	—
General and administrative expense ratio(6)	14.3%	15.0%	12.0%	13.3. %	15.1%	—
Expense ratio(7)	33.6%	34.4%	30.7%	28.9%	26.9%	—
Combined ratio(8)	75.0%	82.4%	92.2%	62.0%	56.7%	—

Annualized return on average equity(9)	19.2%	13.5%	2.7%	26.9%	17.0%	NM

The following table sets forth summarized balance sheet data as of March 31, 2009 and 2008, and as of December 31, 2008, 2007 and 2006:

	As of	As of	As of	As of	As of
	March 31,	March 31,	December 31,	December 31,	December 31,
	2009	2008	2008	2007	2006
	(Dollars in thousands, except share and per share amounts)

Summary Balance Sheet Data:
Investments at fair value	$2,926,859	$2,893,595	$2,831,537	$2,662,021	$1,376,387
Cash and cash equivalents	535,798	347,347	449,848	444,698	63,643
Total assets	4,762,798	4,535,638	4,322,480	4,144,224	1,646,423
Reserve for losses and loss expenses	1,318,732	977,236	1,305,303	926,117	77,363
Unearned premiums	795,233	750,257	539,450	557,344	178,824
Junior subordinated deferrable debentures	304,300	350,000	304,300	350,000	150,000
Total liabilities	2,739,812	2,544,980	2,383,746	2,209,424	453,900
Total shareholders’ equity	2,022,986	1,990,658	1,938,734	1,934,800	1,192,523
Book value per common share(10)	26.68	26.82	25.64	26.08	20.39
Diluted book value per common share(11)	24.65	24.43	23.78	24.00	19.73

NM	— Not meaningful

(1)	General and administrative expenses for the years ended December 31, 2007 and 2006 include $4,000,000 and $1,000,000 respectively, related to our advisory agreement with Aquiline Capital Partners LLC, which, together with its related companies, we refer to as “Aquiline.” Our advisory agreement with Aquiline terminated upon completion of our initial public offering, in connection with which Validus recorded general and administrative expense of $3,000,000 in the year ended December 31, 2007.

(2)	Validus adopted FAS 157 and FAS 159 as of January 1, 2007 and elected the fair value option on all securities previously accounted for as available-for-sale. Unrealized gains and losses on available-for-sale investments at December 31, 2006 of $875,000, previously included in accumulated other comprehensive income, were treated as a cumulative-effect adjustment as of January 1, 2007. The cumulative-effect adjustment transferred the balance of unrealized gains and losses from accumulated other comprehensive income to retained earnings and had no impact on the results of operations for the annual or interim periods beginning January 1, 2007. Validus’ investments were accounted for as trading for the annual or interim periods beginning January 1, 2007 and as such all unrealized gains and losses are included in net income.

(3)	FAS 123(R) requires that any unrecognized stock-based compensation expense that will be recorded in future periods be included as proceeds for purposes of treasury stock repurchases, which is applied against the unvested restricted shares balance. On March 1, 2007 we effected a 1.75 for 1 reverse stock split of our outstanding common shares. The stock split does not affect our financial statements other than to the extent it decreases the number of outstanding shares and correspondingly increases per share information for all periods presented. The share consolidation has been reflected retroactively in these financial statements.

(4)	The losses and loss expense ratio is calculated by dividing losses and loss expenses by net premiums earned.

(5)	The policy acquisition cost ratio is calculated by dividing policy acquisition costs by net premiums earned.

(6)	The general and administrative expense ratio is calculated by dividing the sum of general and administrative expenses and share compensation expenses by net premiums earned. The general and administrative expense ratio for the year ended December 31, 2007 is calculated by dividing the total of general and administrative expenses plus share compensation expenses less the $3,000,000 termination fee payable to Aquiline by net premiums earned.

(7)	The expense ratio is calculated by combining the policy acquisition cost ratio and the general and administrative expense ratio.

(8)	The combined ratio is calculated by combining the losses and loss expense ratio, the policy acquisition cost ratio and the general and administrative expense ratio.

(9)	Annualized return on average equity is calculated by dividing the net income for the period by the average shareholders’ equity during the period. Annual average shareholders’ equity is the average of the beginning, ending and intervening quarter-end shareholders’ equity balances.

(10)	Book value per common share is defined as total shareholders’ equity divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities.

(11)	Diluted book value per common share is calculated based on total shareholders’ equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares, options and warrants outstanding (assuming their exercise). Diluted book value per common share is a Non-GAAP financial measure as described under Item 7, “Management’s Discussion and Analysis of Financial condition and Results of Operations — Financial Measures,” in the Validus Form 10-K.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IPC

The following disclosure is taken from IPC’s quarterly report on Form 10-Q for the three months ended March 31, 2009 and IPC’s annual report on Form 10-K for the year ended December 31, 2008, except in respect of diluted book value per common share (as discussed in footnote 5 below). See Sources of Additional Information above.

Set forth below is certain selected historical consolidated financial data relating to IPC. The financial data has been derived from IPC’s annual report on Form 10-K for the year ended December 31, 2008. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in IPC’s annual report on Form 10-K for the year ended December 31, 2008 and IPC’s quarterly report on Form 10-Q for the three months ended March 31, 2009, each of which is incorporated by reference into this proxy statement. More comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, is contained in other documents filed by IPC with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See Where You Can Find More Information on page [ • ].

	Three months ended March 31,				Year Ended December 31,
	2009		2008		2008	2007	2006	2005	2004
	(Dollars in thousands, except share and per share amounts)

Statement of Income (Loss) Data:
Gross premiums written		$236,610		$197,875	$403,395	$404,096	$429,851	$472,387	$378,409
Net premiums earned		98,708		89,697	387,367	391,385	397,132	452,522	354,882
Net investment income		21,866		23,874	94,105	121,842	109,659	71,757	51,220
Net (losses) gains on investments		(35,572)		(6,020)	(168,208)	67,555	12,085	(10,556)	5,946
Other income		7		26	65	1,086	3,557	5,234	4,296
Net loss and loss adjustment expenses incurred		39,109		5,324	155,632	124,923	58,505	1,072,662	215,608
Net acquisition costs		9,838		8,674	36,429	39,856	37,542	39,249	37,682
General and administrative expenses		24,281		7,079	26,314	30,510	34,436	27,466	23,151
Interest expense		383		—	2,659	—	—	—	—
Net foreign exchange loss (gain)		3,146		(303)	1,848	1,167	(2,635)	2,979	1,290
Net income (loss)		$8,252		$86,803	$90,447	$385,412	$394,585	$(623,399)	$138,613
Preferred dividend		—		4,234	14,939	17,128	17,176	2,664	—
Net income (loss), available to common shareholders		$8,252		$82,569	$75,508	$368,284	$377,409	$(626,063)	$138,613
Net income (loss) per common share(1)		$0.15		$1.31	$1.45	$5.53	$5.54	$(12.30)	$2.87
Weighted average shares outstanding(1)		55,916,256		66,182,883	59,301,939	69,728,229	71,212,287	50,901,296	48,376,865
Cash dividend per common share		$0.22		$0.22	$0.88	$0.80	$0.64	$0.88	$0.88
Other Data:
Loss and loss adjustment expense ratio(2)		39.6%		5.8%	40.2%	31.9%	14.7%	237.0%	60.8%
Expense ratio(2)		34.6%		17.1%	16.2%	18.0%	18.1%	14.8%	17.1%
Combined ratio(2)		74.2%		22.9%	56.4%	49.9%	32.8%	251.8%	77.9%
Return on average equity(3)		1.8%		15.5%	4.2%	20.1%	24.0%	(38.0)%	8.6%
Balance Sheet Data (at end of period):
Total cash and investments		$2,189,966		$2,475,860	$2,235,187	$2,473,244	$2,485,525	$2,560,146	$1,901,094
Reinsurance premiums receivable		199,241		161,474	108,033	91,393	113,811	180,798	85,086
Total assets		2,453,085		2,712,037	2,388,688	2,627,691	2,645,429	2,778,281	2,028,290
Reserve for losses and loss adjustment expenses		354,467		355,276	355,893	395,245	548,627	1,072,056	274,463
Unearned premiums		219,641		181,889	85,473	75,980	80,043	66,311	68,465
Total liabilities		603,611		563,904	537,741	501,946	654,474	1,161,881	359,851
Total shareholders’ equity		$1,849,474		$2,148,133	$1,850,947	$2,125,745	$1,990,955	$1,616,400	$1,668,439
Diluted book value per common share(4)	$	NA	$	NA	$32.85 (5)	$32.42	$27.94	$22.26	$34.44

NA — Not available

(1)	Net income per common share is calculated upon the weighted average number of common shares outstanding during the relevant year. The weighted average number of shares includes common shares and the dilutive effect of employee stock options and stock grants, using the treasury stock method and convertible preferred shares. The net loss per common share for the year ended December 31, 2005 is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of employee stock options, stock grants and convertible preferred shares. The net income per common share for the year ended December 31, 2008 is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of stock-based compensation and convertible preferred shares.

(2)	The loss and loss adjustment expense ratio is calculated by dividing the net losses and loss expenses incurred by the net premiums earned. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio.

(3)	Return on average equity is calculated as the annual net income (loss), available to common shareholders divided by the average of the common shareholders’ equity, which is total shareholders’ equity, excluding convertible preferred shares, on the first and last day of the respective year.

(4)	Diluted book value per common share is calculated as shareholders’ equity divided by the number of common shares outstanding on the balance sheet date, after considering the dilutive effects of stock-based compensation, calculated using the treasury stock method. At December 31, 2008 the average weighted number of shares outstanding, including the dilutive effect of employee stock-based compensation and convertible preferred shares (which were converted on November 15, 2008) using the treasury stock method was 59,301,939.

(5)	IPC reported diluted book value per common share as $33.07 in IPC’s annual report on Form 10-K for the year ended December 31, 2008 and amended it to $32.85 in an amendment to the IPC/Max S-4 filed with the SEC on April 13, 2009.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the acquisition of IPC might have affected the historical financial statements of Validus if it had been consummated at an earlier time. The unaudited condensed consolidated pro forma information has been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus.

You should read the following condensed consolidated pro forma financial information in conjunction with Validus’ quarterly report on Form 10-Q for the three months ended March 31, 2009, the Validus 10-K, IPC’s quarterly report on Form 10-Q for the three months ended March 31, 2009 and IPC’s annual report on Form 10-K for the year ended December 31, 2008, each as filed with the SEC. The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at March 31, 2009 for the purposes of the unaudited consolidated pro forma balance sheet and at January 1, 2008 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009. For a summary of the proposed business combination contemplated by the Acquisition, see the section of this proxy statement entitled “The Acquisition.”

The following table presents unaudited condensed consolidated pro forma balance sheet data at March 31, 2009 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition as if it had occurred at March 31, 2009.

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings Ltd.	Holdings Ltd.	adjustments	Notes	Consolidated

Assets
Fixed maturities, at fair value	$2,644,496	$1,772,805	$—		$4,417,301
Short-term investments, at fair value	282,363	—	—		282,363
Equity investments, at fair value	—	295,091	—		295,091
Cash and cash equivalents	535,798	122,070	(75,000)	3(a)	582,868

Total investments and cash	3,462,657	2,189,966	(75,000)		5,577,623
Premiums receivable	600,943	199,241	(160)	3(d)	800,024
Deferred acquisition costs	143,510	23,302	—		166,812
Prepaid reinsurance premiums	59,510	3,585	(199)	3(d)	62,896
Securities lending collateral	99,727	—	—		99,727
Loss reserves recoverable	204,197	4,274	—		208,471
Paid losses recoverable	4,438	—	—		4,438
Net receivable for investments sold	—	—	—		—
Accrued investment income	20,511	27,907	—		48,418
Current taxes recoverable	1,244	—	—		1,244
Intangible assets	126,177	—	—		126,177
Goodwill	20,393	—	—		20,393
Other assets	19,491	4,810	—		24,301

Total assets	$4,762,798	$2,453,085	$(75,359)		$7,140,524

Liabilities
Unearned premiums	$795,233	$219,641	$(199)	3(d)	$1,014,675
Reserve for losses and loss expense	1,318,732	354,467	—		1,673,199
Reinsurance balances payable	66,180	4,483	(160)	3(d)	70,503
Deferred taxation	20,914	—	—		20,914
Securities lending payable	105,369	—	—		105,369
Net payable for investments purchased	57,434	—	—		57,434
Accounts payable and accrued expenses	71,650	25,020	—		96,670
Debentures payable	304,300	—	—		304,300

Total liabilities	2,739,812	603,611	(359)		3,343,064

Shareholders’ equity
Ordinary shares	13,271	561	11,341	3(a) 3(b) 3(c)	25,173
Additional paid-in capital	1,419,602	1,091,491	432,302	3(a) 3(b) 3(c)	2,943,395
Accumulated other comprehensive loss	(8,054)	(876)	876	3(c)	(8,054)
Retained earnings	598,167	758,298	(519,519)	3(a) 3(c) 3(e)	836,946

Total shareholders’ equity	2,022,986	1,849,474	(75,000)		3,797,460

Total liabilities and shareholders’ equity	$4,762,798	$2,453,085	$(75,359)		$7,140,524

Common shares outstanding	75,828,922	55,948,821	67,345,596		143,174,518
Common shares and common share equivalents outstanding	90,317,793	56,501,857	68,011,285		158,329,078
Book value per share	$26.68	$33.06		7	$26.52
Diluted book value per share	$24.65	$32.73		7	$25.27
Diluted tangible book value per share	$23.03	$32.73			$24.34

The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended March 31, 2009 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition as if it had occurred at January 1, 2008:

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings, Ltd.	Holdings, Ltd.	adjustments	Notes	Consolidated

Revenues
Gross premiums written	$1,362,484	$403,395	$(251)	3(d)	$1,765,628
Reinsurance premiums ceded	(124,160)	(6,122)	251	3(d)	(130,031)

Net premiums written	1,238,324	397,273	—		1,635,597
Change in unearned premiums	18,194	(9,906)	—		8,288

Net premiums earned	1,256,518	387,367	—		1,643,885
Net investment income	139,528	94,105	(3,375)	3(a)	230,258
Realized gain on repurchase of debentures	8,752	—	—		8,752
Net realized (losses) gains on investments	(1,591)	(168,208)	—		(169,799)
Net unrealized (losses) gains on investments	(79,707)	—	—		(79,707)
Other income	5,264	65	—		5,329
Foreign exchange gains (losses)	(49,397)	(1,848)	—		(51,245)

Total revenues	1,279,367	311,481	(3,375)		1,587,473
Expenses
Losses and loss expense	772,154	155,632	—		927,786
Policy acquisition costs	234,951	36,429	—		271,380
General and administrative expenses	123,948	20,689	—		144,637
Share compensation expense	27,097	5,625	—		32,722
Finance expenses	57,318	2,659	—		59,977

Total expenses	(1,215,468)	(221,034)	—		(1,436,502)

Income before taxes	63,899	90,447	(3,375)		150,971
Income tax expense	(10,788)	—	—		(10,788)

Income before taxes	$53,111	$90,447	$(3,375)		$140,183

Preferred dividend and warrant dividend	6,947	14,939	(14,939)	3(f)	6,947
Net income available to common shareholders	$46,164	$75,508	$11,564		$133,236

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	74,677,903	52,124,034	67,345,596		142,023,499
Diluted	75,819,413	59,301,939	68,011,285		143,830,698
Basic earnings per share	$0.62	$1.45		6	$0.94

Diluted earnings per share	$0.61	$1.45		6	$0.93

The following table sets forth unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2009 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition as if it had occurred at January 1, 2008:

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings Ltd.	Holdings Ltd.	adjustments	Notes	Consolidated

Revenues
Gross premiums written	$609,892	$234,610	$(265)	3(d)	$844,237
Reinsurance premiums ceded	(72,512)	(3,154)	265	3(d)	(75,401)

Net premiums written	537,380	231,456	—		768,836
Change in unearned premiums	(218,621)	(132,748)	—		(351,369)

Net premiums earned	318,759	98,708	—		417,467
Net investment income	26,772	21,866	(703)	3(a)	47,935
Realized gain on repurchase of debentures	—	—	—		—
Net realized (losses) gains on investments	(23,421)	(35,572)	—		(58,993)
Net unrealized (losses) gains on investments	22,153	—	—		22,153
Other income	757	7	—		764
Foreign exchange gains (losses)	(4,200)	(3,146)	—		(7,346)

Total revenues	340,820	81,863	(703)		421,980
Expenses
Losses and loss expense	131,834	39,109	—		170,943
Policy acquisition costs	61,449	9,838	—		71,287
General and administrative expenses	38,079	21,792	(15,000)	3(a)	44,871
Share compensation expense	7,354	2,489	—		9,843
Finance expenses	7,723	383	—		8,106

Total expenses	(246,439)	(73,611)	15,000		(305,050)

Income before taxes	94,381	8,252	14,297		116,930
Income tax credit	526	—	—		526

Income after taxes	$94,907	$8,252	$14,297		$117,456

Preferred dividend and warrant dividend	1,736	—	—	3(f)	1,736

Net income available to common shareholders	$93,171	$8,252	$14,297		$115,720

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	75,744,577	55,903,740	67,345,596		143,090,173
Diluted	79,102,643	55,916,256	68,011,285		147,113,928
Basic earnings per share	$1.23	$0.15		6	$0.81

Diluted earnings per share	$1.20	$0.15		6	$0.79

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data)

1.	Basis of Presentation

The unaudited condensed consolidated pro forma financial information gives effect to the Acquisition as if it had occurred at March 31, 2009 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2008 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and three months ended March 31, 2009. The unaudited condensed consolidated pro forma financial information has been prepared by Validus’ management and is based on Validus’ historical consolidated financial statements and IPC’s historical consolidated financial statements. Certain amounts from IPC’s historical consolidated financial statements have been reclassified to conform to the Validus presentation. The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records or discussion with the IPC management team. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. Additional reclassifications of IPC data to conform to the Validus presentation may also be required.

This unaudited condensed consolidated pro forma financial information is prepared in conformity with US GAAP. The unaudited condensed consolidated pro forma balance sheet as of March 31, 2009 and the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009 have been prepared using the following information:

(a) Audited historical consolidated financial statements of Validus as of December 31, 2008 and for the year ended December 31, 2008;

(b) Audited historical consolidated financial statements of IPC as of December 31, 2008 and for the year ended December 31, 2008;

(c) Unaudited historical consolidated financial statements of Validus as of March 31, 2009 and for the three months ended March 31, 2009;

(d) Unaudited historical consolidated financial statements of IPC as of March 31, 2009 and for the three months ended March 31, 2009;

(e) Such other known supplementary information as considered necessary to reflect the Acquisition in the unaudited condensed consolidated pro forma financial information.

The pro forma adjustments reflecting the Acquisition of IPC under the purchase method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the Acquisition and the allocation of the final purchase price of IPC will depend on a number of factors, including additional financial information available at such time, changes in values and changes in IPC’s operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the effective date of the Acquisition. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Validus’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to Validus at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial information.

The unaudited condensed consolidated pro forma financial information does not include any financial benefits, revenue enhancements or operating expense efficiencies arising from the Acquisition. In addition, the unaudited condensed consolidated pro forma financial information does not include any additional expenses that may result

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

from the IPC Acquisition. Estimated costs of the transaction as well as the benefit of the negative goodwill have been reflected in the unaudited condensed consolidated pro forma balance sheets, but have not been included on the pro forma income statement due to their non-recurring nature.

The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with Validus’ annual report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

2.	Recent Accounting Pronouncements

In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (“FAS 141(R)”) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“FAS 160”) which are effective for business combinations for which the Acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. On April 1, 2009 the FASB finalized and issued FSP FAS 141(R)-1 which amended and clarified FAS 141 (R) and is effective for business combinations whose Acquisition date is on or after January 1, 2009.

FSP FAS 141(R)-1 has amended FAS 141(R)’s guidance on the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets acquired and liabilities assumed in a business combination that arise from contingencies.

Significant changes arising from FAS 141 (R) and FSP FAS 141(R)-1 which will impact any future acquisitions include the determination of the purchase price and treatment of transaction expenses, restructuring charges and negative goodwill as follows:

•	Purchase Price — Under FAS 141(R), the purchase price is determined as of the acquisition date, which is the date that the acquirer obtains control. Previously, the date the business combination was announced was used as the effective date in determining the purchase price;

•	Transactions Expenses — Under FAS 141(R), all costs associated with purchase transactions must be expensed as incurred. Previously, all such costs could be capitalized and included as part of transaction purchase price, adding to the amount of goodwill recognized;

•	Restructuring Costs — Under FAS 141(R), expected restructuring costs are not recorded at the closing date, but rather after the transaction. The only costs to be included as a liability at the closing date are those for which an acquirer is obligated at the time of the closing. Previously, restructuring costs that were planned to occur after the closing of the transaction were recognized and recorded at the closing date as a liability;

•	Negative Goodwill/Bargain Purchases — Under FAS 141(R), where total fair value of net assets acquired exceeds consideration paid (creating “negative goodwill”), the acquirer will record a gain as a result of the bargain purchase, to be recognized through the income statement at the close of the transaction. Previously, negative goodwill was recognized as a pro rata reduction of the assets assumed to allow the net assets acquired to equal the consideration paid; and

•	Noncontrolling Interests — Under FAS 141(R), in a partial or step acquisition where control is obtained, 100% of goodwill and identifiable net assets are recognized at fair value and the noncontrolling (sometimes called minority interest) interest is also recorded at fair value. Previously, in a partial acquisition only the controlling interest’s share of goodwill was recognized, the controlling interest’s share of identifiable net assets was recognized at fair value and the noncontrolling interest’s share of identifiable net assets was

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

recognized at carrying value. Under FAS 160, a noncontrolling interest is now recognized in the equity section, presented separately from the controlling interest’s equity. Previously, noncontrolling interest in general was recorded in the mezzanine section.

3.	Purchase Adjustments

On April 30, 2009, Validus announced a three-part plan to acquire IPC. The three-part plan, involves (1) soliciting IPC shareholders to vote against the Proposed Max Amalgamation, (2) commencing an exchange offer for all IPC Shares and (3) petitioning the Supreme Court of Bermuda to approve a Scheme of Arrangement under Bermuda law. If the Acquisition is consummated, former IPC shareholders will no longer have any ownership interest in IPC and will be shareholders of Validus. Validus intends, promptly following the Scheme of Arrangement, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act.

In connection with the Acquisition, transaction costs currently estimated at $40,000 will be incurred and expensed. Of this amount, $20,000 relates to Validus expenses as set forth in “The Acquisition — Sources of Funds, Fees and Expenses” and $20,000 is our estimate of IPC’s expenses based on the IPC/Max S-4. In addition, upon termination of the Max Amalgamation Agreement, the Max Termination Fee will be incurred and expensed.

As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of IPC between March 31, 2009 and the effective date of the Acquisition. Validus expects to make such adjustments at the effective date of the Acquisition. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

The share prices for both Validus and IPC used in determining the preliminary estimated purchase price are based on the closing share prices on May 11, 2009 (the date immediately preceding the filing of this proxy statement). The preliminary total purchase price is calculated as follows:

Calculation of Total Purchase Price
IPC Shares outstanding as of February 23, 2009	55,948,821
IPC Shares issued pursuant to option exercises	3,761
IPC Shares issued following vesting of restricted shares, RSUs and PSUs	549,275

Total IPC Shares prior to transaction	56,501,857
Exchange ratio	1.2037

Total Validus Shares to be issued	68,011,285
Validus closing share price on May 11, 2009	$22.58

Total purchase price	$1,535,695

The allocation of the purchase price is as follows:

Allocation of Purchase Price
IPC shareholders’ equity(B)	$1,849,474
Total purchase price(A)	$1,535,695

Negative goodwill (A — B)	$313,779

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

(a)	In connection with the Acquisition, 68,011,285 shares are expected to be issued for all of IPC’s common shares, common shares issued pursuant to option exercises, and common shares issued following vesting of restricted shares, RSUs and PSUs resulting in additional share capital of $11,902 and Additional Paid-In Capital of $1,523,743.

It is expected that total transaction costs currently estimated at $40,000 and the Max termination fee of $50,000 will be incurred and expensed by the consolidated entity. Based on an expected investment return of 3.75% per annum, investment income of $3,375 would have been foregone during the year end December 31, 2008 had these payments been made. Based on an expected investment return of 3.75% per annum, investment income of $703 would have been foregone during the three months ended March 31, 2009 had these remaining payments been made.

IPC did not disclose a breakdown of transaction costs incurred and expensed in its quarterly report on Form 10-Q for the three months ended March 31, 2009. Therefore, Validus is estimating that approximately $15,000 of the $40,000 total transaction costs and $0 of the $50,000 Max termination fee have been incurred and expensed by IPC in the three months ended March 31, 2009. These expenses have been eliminated from the unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2009. In addition, an adjustment of $75,000 was recorded to cash and to retained earnings as at March 31, 2009 to reflect the remaining transaction costs and Max termination fee.

(b)	Employees of IPC hold 427,000 options to purchase IPC Shares. These options would vest upon a change in control, and would be exercisable. The exercise price range of these options is from $13 to $49, with a weighted average of $34.68. It is expected that 3,761 net shares would be issued upon exercise of these options.

(c)	Elimination of IPC’s Ordinary Shares of $561, Additional Paid in Capital of $1,091,491, Accumulated Other Comprehensive Loss of $876 and Retained Earnings of $758,298.

(d)	A related party balance of $265 for the three months ended March 31, 2009 and $251 for the year ended December 31, 2008 representing reinsurance ceded to IPC by Validus was eliminated from gross premiums written and reinsurance ceded. Corresponding prepaid reinsurance premiums and unearned premiums of $199 and premiums receivable and reinsurance balances payable of $160 have been eliminated from the pro forma balance sheet.

(e)	The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, the carrying value of assets and liabilities in IPC’s financial statements are considered to be a proxy for fair value of those assets and liabilities, with the difference between the net assets and the total purchase price considered to be negative goodwill. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited pro forma consolidated financial statements. In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141(R), Business Combinations (“FAS 141(R)”) This Statement defines a bargain purchase as a business combination in which the total Acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. Negative goodwill of $313,779 has been recorded as a credit to retained earnings as upon completion of the Acquisition negative goodwill will be treated as a gain in the consolidated statement of operations.

(f)	On November 15, 2008, IPC’s 9,000,000 Series A Mandatory Convertible preferred shares automatically converted pursuant to their terms into 9,129,600 common shares. Therefore, dividends of $14,939 on these preferred shares of IPC have been eliminated from the unaudited pro forma results of operations for the year ended December 31, 2008.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

4.	Gross Premiums Written

IPC did not disclose gross premiums written by class of business in its Quarterly Report on Form 10-Q for the three months ended March 31, 2009. Therefore, a table of gross premiums written by Validus, IPC and pro forma combined cannot be presented.

The following table sets forth the gross premiums written for the year ended December 31, 2008 by Validus, IPC and pro forma combined:

Validus Re	Validus	IPC(a)	Purchase Adjustments	Combined

Property Cat XOL(b)	$328,216	$333,749	$—	$661,965
Property Per Risk XOL	54,056	10,666	—	64,722
Property Proportional(c)	110,695	—	—	110,695
Marine	117,744	—	—	117,744
Aerospace	39,323	18,125	(151)	57,297
Life and A&H	1,009	—	—	1,009
Financial Institutions	4,125	—	—	4,125
Other	—	8,318	(100)	8,218
Terrorism	25,502	—	—	25,502
Workers’ Comp	7,101	—	—	7,101

Total Validus Re Segment	687,771	370,858	(251)	1,058,378

Talbot
Property	152,143	—	—	152,143
Marine	287,694	—	—	287,694
Aviation & Other	40,028	—	—	40,028
Accident & Health	18,314	—	—	18,314
Financial Institutions	42,263	—	—	42,263
War	128,693	—	—	128,693
Contingency	22,924	—	—	22,924
Bloodstock	16,937	—	—	16,937

Total Talbot Segment	708,996	—	—	708,996

Intersegment revenue
Property	(21,724)	—	—	(21,724)
Marine	(8,543)	—	—	(8,543)
Specialty	(4,016)	—	—	(4,016)

Total Intersegment Revenue Eliminated	(34,283)	—	—	(34,283)

Adjustments for reinstatement premium	—	32,537	—	32,537

Total	$1,362,484	$403,395	$(251)	$1,765,628

(a)	For IPC, this includes annual (deposit) and adjustment premiums. Excludes reinstatement premiums of $32,537 which are not classified by class of business by IPC.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

(b)	For Validus, Cat XOL is comprised of Catastrophe XOL, Aggregate XOL, RPP, Per Event XOL, Second Event and Third Event covers. For IPC, this includes Catastrophe XOL and Retrocessional.

(c)	Proportional is comprised of Quota Share and Surplus Share.

5.	Selected Ratios

Selected ratios of Validus, IPC and pro forma combined are as follows:

	Year Ended			Three Months Ended
	December 31, 2008			March 31, 2009
			Pro forma			Pro forma
	Validus	IPC	combined	Validus	IPC	combined

Losses and loss expenses ratios	61.5%	40.2%	56.4%	41.4%	39.6%	40.9%
Policy acquisition costs ratios	18.7	9.4	16.5	19.3	10.0	17.1
General and administrative cost ratios	12.0	6.8	10.8	14.3	24.6	13.1

Combined ratio	92.2%	56.4%	83.7%	75.0%	74.2%	71.1%

(a)	Factors affecting the losses and loss expense ratio for the year ended December 31, 2008

Validus’ losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 61.5%. During the year ended December 31, 2008, the frequency and severity of worldwide losses that materially affected Validus’ losses and loss expense ratio increased. During the year ended December 31, 2008, Validus incurred $260,567 and $22,141 of loss expense attributable to Hurricanes Ike and Gustav, which represent 20.7 and 1.8 percentage points of the losses and loss expense ratio, respectively. Other notable loss events added $45,895 of 2008 loss expense or 3.7 percentage points of the ratio bringing the total effect of aforementioned events on the 2008 losses and loss expense ratio to 26.2 percentage points. Favorable loss development on prior years totaled $69,702. Favorable loss reserve development benefited Validus’ losses and loss expense ratio for the year ended December 31, 2008 by 5.5 percentage points.

The data in the following paragraph is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in IPC’s Annual Report on Form 10-K for the year ended December 31, 2008. Such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented.

IPC’s losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 40.2%. IPC incurred net losses and loss adjustment expenses of $155.6 million for the year ended December 31, 2008. Total net losses for the year ended December 31, 2008 relating to the current year were $206.6 million, while reductions to estimates of ultimate net loss for prior year events were $50.9 million. During 2008, IPC’s incurred losses included: $23.0 million from the Alon Refinery explosion in Texas, a storm that affected Queensland, Australia, and Windstorm Emma that affected parts of Europe, which all occurred in the first quarter of 2008; $10.5 million from the flooding in Iowa in June and tornadoes that affected the mid-west United States in May 2008; together with $160.0 million from Hurricane Ike and $7.6 million from Hurricane Gustav, which both occurred in September 2008. The impact on IPC’s 2008 losses and loss expense ratio from these events was 51.9 percentage points. The losses from these events were partly offset by reductions to IPC’s estimates of ultimate loss for a number of prior year events, including $11.0 million for Hurricane Katrina, $18.6 million for the storm and flooding that affected New South Wales, Australia in 2007 and $22.8 million for the floods that affected parts of the U.K. in June and July 2007. The cumulative $52.4 million of favorable loss reserve development benefited the IPC’s losses and loss expense ratio for the year ended December 31, 2008 by 13.5 percentage points.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

(b)	Factors affecting the losses and loss expense ratio for the three months ended March 31, 2009

Validus’ losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the three months ended March 31, 2009, was 41.4%. During the three months ended March 31, 2009, Validus incurred $6,889 and $6,625 of loss expense attributable to Windstorm Klaus and Australian wildfires, respectively, which represent 2.2 and 2.1 percentage points of the losses and loss expense ratio, respectively. Favorable loss development on prior years totaled $8,079. Favorable loss reserve development benefited Validus’ losses and loss expense ratio for the months ended March 31, 2009 by 2.5 percentage points.

The data in the following paragraph is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in IPC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009. Such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented.

IPC’s losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the three months ended March 31, 2009, was 39.6%. In the quarter ended March 31, 2009, IPC incurred net losses and loss adjustment expenses of $39.1 million, compared to $5.3 million in the first quarter of 2008. Net losses incurred in the first quarter of 2009 included $15.0 million from Winter Storm Klaus that affected southern France and $13.3 million from the bushfires in south eastern Australia, as well as net adverse development to their estimates of ultimate losses for several prior year events. The impact on IPC’s losses and loss expense ratio from these events was 28.7 percentage points.

6.	Earnings per Common Share

(a) Pro forma earnings per common share for the year ended December 31, 2008 and the three months ended March 31, 2009 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described in 6(b) below. The historical weighted average number of common shares outstanding of Validus was 74,677,903 and 75,819,413 basic and diluted, respectively, for the year ended December 31, 2008 and 75,744,577 and 79,102,643 basic and diluted, respectively, for the three months ended March 31, 2009.

(b) The pro forma weighted average number of common shares outstanding for the year ended December 31, 2008 and three months ended March 31, 2009, after giving effect to the exchange of shares as if the exchange offer had been issued and outstanding for the whole year, is 142,023,499 and 143,830,698, basic and diluted, and 143,090,173 and 147,113,928, basic and diluted, respectively.

The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2009:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Net income available to common shareholders	$93,171	$115,720

Weighted average shares — basic ordinary shares outstanding	75,744,577	143,090,173
Share Equivalents	—	—
Warrants	2,307,094	2,307,094
Restricted Shares	683,468	1,344,630
Options	367,504	372,031

Weighted average shares — diluted	79,102,643	147,113,928
Basic earnings per share	$1.23	$0.81

Diluted earnings per share	$1.20	$0.79

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

(c) The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2008:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Net income available to common shareholders	$46,164	$133,236

Weighted average shares — basic ordinary shares outstanding	74,677,903	142,023,499
Share equivalents
Warrants	—	—
Restricted Shares	1,004,809	1,665,971
Options	136,701	141,228

Weighted average shares — diluted	75,819,413	143,830,698
Basic earnings per share	$0.62	$0.94

Diluted earnings per share	$0.61	$0.93

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

7.	Book Value per Share

Validus calculates diluted book value per share using the “as-if-converted” method, where all proceeds received upon exercise of warrants and stock options would be retained by Validus and the resulting common shares from exercise remain outstanding. In its public records, IPC calculates diluted book value per share using the “treasury stock” method, where proceeds received upon exercise of warrants and stock options would be used by IPC to repurchase shares from the market, with the net common shares from exercise remaining outstanding. Accordingly, for the purposes of the Pro Forma Condensed Consolidated Financial Statements and notes thereto, IPC’s diluted book value per share has been recalculated based on the “as-if-converted” method to be consistent with Validus’ calculation.

The following table sets forth the computation of book value and diluted book value per share adjusted for the Acquisition as of March 31, 2009:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Book value per common share calculation
Total shareholders’ equity	$2,022,986	$3,797,460
Shares	75,828,922	143,174,518

Book value per common share	$26.68	$26.52

Diluted book value per common share calculation
Total Shareholders’ equity	$2,022,986	$3,797,460
Proceeds of assumed exercise of outstanding warrants	$152,316	$152,316
Proceeds of assumed exercise of outstanding stock options	$50,969	$50,969
Unvested restricted shares	—	—

	$2,226,271	$4,000,745

Shares	75,828,922	143,174,518
Warrants	8,680,149	8,680,149
Options	2,795,868	2,800,395
Unvested restricted shares	3,012,854	3,674,016

	90,317,793	158,329,078

Diluted book value per common share	$24.65	$25.27

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

8.	Capitalization

The following table sets forth the computation of debt to total capitalization and debt (excluding debentures payable) to total capitalization at March 31, 2009, adjusted for the Acquisition:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Total debt
Borrowings drawn under credit facility	$—	$—
Debentures payable	304,300	304,300

Total debt	$304,300	$304,300

Total capitalization
Total shareholders’ equity	$2,022,986	$3,797,460
Borrowings drawn under credit facility	—	—
Debentures payable	304,300	304,300

Total capitalization	$2,327,286	$4,101,760

Total debt to total capitalization	13.1%	7.4%
Debt (excluding debentures payable) to total capitalization	0.0%	0.0%

COMPARATIVE PER-SHARE DATA

The IPC historical per share data is taken from the IPC/Max S-4. See Sources of Additional Information above. The pro forma combined data is taken from the Unaudited Condensed Consolidated Pro Forma Financial Information above.

The historical earnings per share, dividends, and book value of Validus and IPC shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2008 and as of and for the three months ended March 31, 2009. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the Acquisition using the purchase method of accounting as if the Acquisition had been completed on January 1, 2008. The unaudited pro forma book value and diluted book value per share information was computed as if the Acquisition had been completed on December 31, 2008 and March 31, 2009.

The historical earnings per share, dividends, and book value of Validus and IPC shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2008 and as of and for the three months ended March 31, 2009. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the Acquisition using the purchase method of accounting as if the Acquisition had been completed on January 1, 2008. The unaudited pro forma book value and diluted book value per share information was computed as if the Acquisition had been completed on December 31, 2008 and March 31, 2009. You should read this information in conjunction with the historical financial information of Validus and of IPC included or incorporated elsewhere in this proxy statement, including Validus’ and IPC’s financial statements and related notes. The unaudited pro forma data is not necessarily indicative of actual results had the Acquisition occurred during the periods indicated. The unaudited pro forma data is not necessarily indicative of future operations of Validus.

This pro forma information is subject to risks and uncertainties, including those discussed in Risk Factors below.

Per share data for the year ended December 31, 2008:

	Historical	Historical		Validus	Equivalent Per
	Validus	IPC		Pro forma	IPC Share(2)
	(For the Year Ended December 31, 2008)

Basic earnings per common share	$0.62	$1.45		$0.94	$1.13
Diluted earnings per common share(1)	$0.61	$1.45		$0.93	$1.12
Cash dividends declared per common share	$0.80	$0.88		$0.80	$0.96
Book value per common share (at period end)	$25.64	$33.00		$25.88	$31.15
Diluted book value per common share	$23.78	$32.85	(3)	$24.69	$29.72

Per share data for the three months ended March 31, 2009:

			Validus
	Historical	Historical	Pro forma	Equivalent
	Validus	IPC	combined	Per IPC Share(2)
	(For the three months ended March 31, 2009)

Basic earnings per common share	$1.23	$0.15	$0.81	$0.97
Diluted earnings per common share(1)	$1.20	$0.15	$0.79	$0.95
Cash dividends declared per common share	$0.20	$0.22	$0.20	$0.24
Book value per common share (at period end)	$26.68	$33.06	$26.52	$31.92
Diluted book value per common share	$24.65	$32.73	$25.27	$30.42

(1)	Anti-dilution provisions apply to 2008 and 2009. There is no effect of stock-based compensation and preference shares because they are anti-dilutive.

(2)	Equivalent per share amounts are calculated by multiplying Validus pro forma per share amounts by the Acquisition exchange ratio of 1.2037.

(3)	IPC reported diluted book value per common share as $33.07 in its annual report on Form 10-K for the year ended December 31, 2008 and amended it to $32.85 in an amendment to the IPC/Max S-4.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Validus’ and IPC’s Shares are quoted on the NYSE and NASDAQ, respectively, under the ticker symbol “VR” and “IPCR,” respectively. The following table sets forth the high and low closing prices per share of Validus Shares and IPC Shares for the periods indicated (commencing, in the case of Validus, from Validus’ initial public offering on July 25, 2007) as reported on the consolidated tape of the NYSE or NASDAQ Global Select Market, as applicable, as well as cash dividends per common share, as reported in the Validus 10-K and IPC’s annual report on Form 10-K for the year ended December 31, 2008, respectively, with respect to the years 2007 and 2008, and thereafter as reported in publicly available sources. The IPC dividend information was taken from the IPC/Max S-4. See Sources of Additional Information above.

	Validus			IPC
	High	Low	Dividend	High	Low	Dividend

Year ended December 31, 2009
First Quarter	$26.30	$21.25	$0.20	$30.25	$20.89	$0.22
Second Quarter (through May 11, 2009)	$24.09	$22.40	N/A	$27.65	$24.55	N/A
December 31, 2008
First Quarter	$26.22	$23.00	$0.20	$28.25	$24.82	$0.22
Second Quarter	$23.72	$20.11	$0.20	$30.38	$26.55	$0.22
Third Quarter	$24.70	$20.00	$0.20	$33.00	$26.58	$0.22
Fourth Quarter	$26.16	$14.84	$0.20	$29.90	$19.52	$0.22
Year ended December 31, 2007
First Quarter	N/A	N/A	N/A	$31.53	$27.82	$0.20
Second Quarter	N/A	N/A	N/A	$32.53	$28.57	$0.20
Third Quarter	$25.28	$21.11	N/A	$33.01	$24.01	$0.20
Fourth Quarter	$26.59	$24.73	N/A	$30.13	$26.87	$0.20

The following table sets out the trading information for Validus Shares and IPC Shares on March 30, 2009, the last full trading day before Validus’ public announcement of delivery of the Validus Amalgamation Offer to the board of directors of IPC, and May 11, 2009, the last practicable trading day for which information was available before first mailing of this proxy statement.

			Equivalent
			Validus
	Validus Common	IPC Common	Per-Share
	Share Close	Share Close	Amount

March 30, 2009	$24.91	$25.41	$29.98
May 11, 2009	$22.58	$25.38	$27.18

Equivalent per-share amounts are calculated by multiplying Validus per-share amounts by the Acquisition exchange ratio of 1.2037.

The value of the Scheme of Arrangement will change as the market prices of Validus Shares and IPC Shares fluctuate prior to the consummation of the Scheme of Arrangement, and may therefore be different from the prices set forth above at the effective time and at the time you receive your Validus Shares. See Risk Factors above. IPC shareholders are encouraged to obtain current market quotations for Validus Shares and IPC Shares prior to making any decision with respect to the Scheme of Arrangement.

Please also see The Acquisition — Delisting of IPC Shares for a discussion of the possibility that IPC Shares will cease to be listed on the NASDAQ Global Select Market and on the Bermuda Stock Exchange.

As of April 30, 2009, directors and executive officers of Validus held and were entitled to vote approximately 1.76% of the outstanding Validus Shares. As of March 26, 2009, directors and executive officers of IPC held and were entitled to vote approximately 1.4% of the outstanding IPC Shares.

FORWARD-LOOKING STATEMENTS

This proxy statement may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into and to consummate the proposed acquisition on the terms set forth in the Validus amalgamation offer; 2) uncertainty as to the actual premium that will be realized by IPC shareholders in connection with the proposed acquisition; 3) uncertainty as to the long-term value of Validus Shares; 4) unpredictability and severity of catastrophic events; 5) rating agency actions; 6) adequacy of Validus’ or IPC’s risk management and loss limitation methods; 7) cyclicality of demand and pricing in the insurance and reinsurance markets; 8) Validus’ limited operating history; 9) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 10) adequacy of Validus’ or IPC’s loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition; 14) potential loss of business from one or more major insurance or reinsurance brokers; 15) Validus’ or IPC’s ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 16) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 17) the integration of Talbot or other businesses we may acquire or new business ventures we may start; 18) the effect on Validus’ or IPC’s investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 19) acts of terrorism or outbreak of war; 20) availability of reinsurance and retrocessional coverage; 21) failure to realize the anticipated benefits of the proposed acquisition, including as a result of failure or delay in integrating the businesses of Validus and IPC; and 22) the outcome of litigation arising from Validus’ offer for IPC, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and the risk factors included in IPC’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and IPC on file with the SEC. Any forward-looking statements made in this proxy statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement (including the matters addressed under Forward-Looking Statements above), you should carefully consider the following risk factors before deciding whether to vote to approve the Scheme of Arrangement. In addition to the risk factors set forth below, you should read and consider other risk factors specific to each of the Validus and IPC businesses that will also affect Validus after the effectiveness of the Scheme of Arrangement, described in Part I, Item 1A of each company’s annual report on Form 10-K for the year ended December 31, 2008, and the other documents that have been filed with the SEC and all of which are incorporated by reference into this proxy statement. If any of the risks described below or in the reports incorporated by reference into this proxy statement actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Validus or IPC could be materially adversely affected.

Risks Related to the Scheme of Arrangement

The value of the Validus Shares that the IPC shareholders receive in the Scheme of Arrangement will vary as a result of the fixed exchange ratio and possible fluctuations in the price of Validus Shares.

At the effective time, each IPC Share issued and outstanding immediately prior to the effective time (excluding any IPC Shares beneficially owned by Validus, IPC or their respective subsidiaries) will be exchanged for Validus Shares equal to the exchange ratio and cash in lieu of fractional shares. Because the exchange ratio is fixed at 1.2037 of a Validus Share for each IPC Share, the market value of the Validus Shares issued in the Scheme of Arrangement will depend upon the market price of a Validus Share at the effective time. If the price of Validus Shares declines, IPC shareholders could receive less value for their shares upon the consummation of the Scheme of Arrangement than the value calculated pursuant to the exchange ratio on the date the Scheme of Arrangement is approved by the IPC shareholders or on the closing date. Share price changes may result from a variety of factors that are beyond the companies’ control, including general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing business of Validus may be adversely affected by actions taken by Validus in connection with the Scheme of Arrangement, including as a result of (i) the attention of management of Validus having been diverted to the Scheme of Arrangement instead of being directed solely to Validus’ own operations and pursuit of other opportunities that could have been beneficial to Validus prior to and after the effectiveness of the Scheme of Arrangement and (ii) payment by Validus of certain costs relating to the exchange offer, including certain legal, accounting and financial and capital market advisory fees.

Because the Scheme of Arrangement will not be completed until certain conditions have been satisfied or, where relevant, waived (see The Scheme of Arrangement — Conditions to the Scheme of Arrangement below), a period of time may pass which may be significant between the filing of this proxy statement and the effectiveness of the Scheme of Arrangement. Therefore, at the time when you vote with respect to the court-ordered IPC meeting, you will not know the exact market value of the Validus Shares that will be issued if the Scheme of Arrangement becomes effective. Please see Comparative Market Price and Dividend Information above for the historical high and low closing prices per share of Validus Shares and IPC Shares, as well as cash dividends per share of Validus Shares and IPC Shares respectively for each quarter of the period 2007 through 2009.

Furthermore, in connection with the Scheme of Arrangement, Validus estimates that it will need to issue approximately 68,011,285 Validus Shares. The increase in the number of Validus Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Validus Shares.

IPC shareholders are urged to obtain market quotations for Validus Shares and IPC Shares when they consider whether to tender their IPC Shares pursuant to the exchange offer.

The Scheme of Arrangement is subject to conditions that Validus cannot control which may result in the Scheme of Arrangement being terminated.

The Scheme of Arrangement is subject to conditions, including the termination of the Max Amalgamation Agreement, the approval by our shareholders of the issuance of Validus Shares pursuant to the Scheme of Arrangement, the sanctioning of the Scheme of Arrangement by the Supreme Court of Bermuda, no material adverse effect having occurred with respect to IPC and its subsidiaries, IPC and its subsidiaries continuing to operate in the ordinary course of business consistent with past practice and the consent of the lenders under Validus’ credit agreements. There are no assurances that all of such conditions will be satisfied, or where relevant, waived. In addition, the IPC board of directors may take actions that will delay, or frustrate, the satisfaction of one or more conditions. If the conditions are not met, then Validus may terminate the Scheme of Arrangement. Please see The Scheme of Arrangement — Conditions to the Scheme of Arrangement on page [ • ] for a complete description of the conditions to the effectiveness of the Scheme of Arrangement.

Validus may waive one or more of the conditions to the effectiveness of the Scheme of Arrangement or modify the Scheme of Arrangement without resoliciting or seeking additional shareholder approval.

Except for the unwaivable conditions described below in The Scheme of Arrangement — Conditions to the Scheme of Arrangement, each of the conditions to the effectiveness of the Scheme of Arrangement may be waived, in whole or in part by Validus. Validus may consent on behalf of all persons concerned to any modification of or addition to the Scheme of Arrangement or any condition to the effectiveness of the Scheme of Arrangement which the Supreme Court of Bermuda may approve or impose. Validus has been advised that it is unlikely that the Supreme Court of Bermuda will impose or approve any condition to the Scheme of Arrangement or any modification or addition to the Scheme of Arrangement that would be material to the interests of IPC shareholders unless IPC shareholders are informed thereof in advance of the court-ordered IPC meeting. The board of directors of Validus will evaluate the materiality of any such modification, addition or condition to determine whether resolicitation of proxies is necessary, or if shareholder approval has been received, whether further shareholder approval is necessary. In the event that any such modification, addition or condition is not determined to be significant enough to require resolicitation or additional approval of shareholders, the Scheme of Arrangement may be consummated without seeking further shareholder approval.

The effectiveness of the Scheme of Arrangement is conditioned on termination of the Max Amalgamation Agreement, which could under certain circumstances result in the payment of the Max Termination Fee.

While Validus believes the provision of the Max Amalgamation Agreement providing for the payment of the Max Termination Fee is invalid and is seeking a ruling of the Supreme Court of Bermuda to that effect, if the proposals related to the Max Amalgamation Agreement are not approved by IPC shareholders, a court may determine that IPC is required, or IPC may otherwise be bound, to pay all, or a portion, of the Max Termination Fee, including in the circumstance where IPC subsequently agrees to enter into an agreement with a third party in respect of another business combination.

The Scheme of Arrangement and subsequent short-form amalgamation may fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, resulting in your recognition of taxable gain or loss in respect of your IPC Shares.

The Scheme of Arrangement and subsequent short-form amalgamation are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. No legal opinion from U.S. legal counsel or ruling from the U.S. Internal Revenue Service (the “IRS”) has been requested, or is expected to be obtained, regarding the U.S. federal income tax consequences of the Scheme of Arrangement and short-form amalgamation. No assurance can be given that the IRS will not assert, or that a court would not sustain, that the transaction does not qualify as a reorganization. If the transaction fails to qualify as a reorganization, you generally would recognize gain or loss equal to the difference, if any, between the sum of the fair market value of the Validus Shares received in the Scheme of Arrangement and any cash received in lieu of a fractional share and your adjusted tax basis in IPC Shares surrendered in exchange therefor. For more information, please see the section of this proxy statement under the caption “Material U.S. Federal Income Tax Consequences.” U.S. holders of IPC

Shares should consult their own tax advisors as to the tax consequences to them of the Scheme of Arrangement and short-form amalgamation, including any U.S. federal, state, local, non-U.S. or other tax consequences, and any tax return filing or other reporting requirements.

Risks Related to IPC’s Businesses

You should read and consider other risk factors specific to IPC’s businesses that will also affect Validus after the effectiveness of the Scheme of Arrangement, described in Part I, Item 1A of IPC’s annual report on Form 10-K for the year ended December 31, 2008 and other documents that have been filed by IPC with the SEC and which are incorporated by reference into this proxy statement.

Risks Related to Validus’ Businesses

You should read and consider other risk factors specific to Validus’ businesses that will also affect Validus after the effectiveness of the Scheme of Arrangement, described in Part I, Item 1A of the Validus 10-K and other documents that have been filed by Validus with the SEC and which are incorporated by reference into this proxy statement.

Risks Related to Validus Following the Effectiveness of the Scheme of Arrangement

Validus may experience difficulties integrating IPC’s businesses, which could cause Validus to fail to realize the anticipated benefits of the Scheme of Arrangement.

If the Scheme of Arrangement is consummated, achieving the anticipated benefits of the Acquisition will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process smoothly or successfully. The integration of certain operations following the Acquisition will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of Validus. Any delay or inability of management to successfully integrate the operations of the two companies could compromise Validus’ potential to achieve the anticipated long-term strategic benefits of the Acquisition and could have a material adverse effect on the business, financial condition, operating results and market value of Validus Shares after the effectiveness of the Scheme of Arrangement.

Validus has only conducted a review of IPC’s publicly available information and has not had access to IPC’s non-public information. Therefore, Validus may be subject to unknown liabilities of IPC which may have a material adverse effect on Validus’ profitability, financial condition and results of operations

To date, Validus has only conducted a due diligence review of IPC’s publicly available information. The consummation of the Scheme of Arrangement may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of IPC that are not publicly available. As a result, after the consummation of the Scheme of Arrangement, Validus may be subject to unknown liabilities of IPC, which may have a material adverse effect on Validus’ profitability, financial condition and results of operations.

The Scheme of Arrangement may also permit a counter-party to an agreement with IPC to terminate that agreement because completion of the Scheme of Arrangement would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, Validus may have to seek to replace that agreement with a new agreement. Validus cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to IPC’s business, failure to replace that agreement on similar terms or at all may increase the costs to Validus of operating IPC’s business or prevent Validus from operating part or all of IPC’s business.

In respect of all information relating to IPC presented in, incorporated by reference into or omitted from, this proxy statement, Validus has relied upon publicly available information, including information publicly filed by IPC with the SEC. Although Validus has no knowledge that would indicate that any statements contained herein regarding IPC’s condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Validus was not involved in the preparation of such information and statements. For example, Validus has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement that have necessarily involved Validus’ estimates with respect to IPC’s financial information. Any financial, operating or other information regarding IPC that may be detrimental to Validus following the effectiveness of the Scheme of Arrangement that has not been publicly disclosed by IPC, or errors in Validus’ estimates due to the lack of access to IPC, may have a material adverse effect on Validus’ financial condition or the benefits Validus expects to achieve through the consummation of the Scheme of Arrangement.

The Scheme of Arrangement may result in ratings downgrades of one or more of Validus’ insurance or reinsurance subsidiaries (including the newly acquired IPC insurance and reinsurance operating companies) which may adversely affect Validus’ business, financial condition and operating results, as well as the market price of Validus Shares.

Ratings with respect to claims paying ability and financial strength are important factors in maintaining customer confidence in Validus and its ability to market insurance and reinsurance products and compete with other insurance and reinsurance companies. Rating organizations regularly analyze the financial performance and condition of insurers and reinsurers and will likely place the ratings of Validus and its reinsurance subsidiaries under review following an agreement by Validus to acquire IPC. While each of Standard & Poor’s and A.M. Best have stated that they will not take any current action with respect to Validus’ ratings following the announcement of the Validus Amalgamation Offer to IPC, Moody’s has changed the outlook to negative with respect to the A3 insurance financial strength rating of Validus’ reinsurance subsidiary, Validus Reinsurance, Ltd., and the Baa2 long-term issuer rating of Validus. Additionally, although A.M. Best has assigned the reinsurance subsidiaries of IPC (including IPCRe Limited and IPCRe Europe Limited) the financial strength rating of “A” (Excellent) and issuer credit ratings of “a” and IPC the issuer credit rating of “bbb”, A.M. Best has also indicated that each of these IPC ratings is under review with negative implications in connection with the Proposed Max Amalgamation. A.M. Best and the other ratings agencies would most likely provide similar scrutiny and analysis of the Scheme of Arrangement. Following the consummation of the Scheme of Arrangement, any ratings downgrades, or the potential for ratings downgrades, of Validus or its subsidiaries (including the newly acquired IPC operating companies) could adversely affect Validus’ ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on its business, financial condition and operating results, as well as the market price for Validus Shares.

The occurrence of severe catastrophic events after consummation of the Scheme of Arrangement could cause Validus’ net income to be more volatile than if the consummation of the Scheme of Arrangement did not take place.

For the year ended December 31, 2008, Validus’ gross premiums written (excluding reinstatement premiums) on property catastrophe business were $328.2 million or 24.1% of total gross premiums written. For the year ended December 31, 2008, 93% of IPC’s gross premiums written covered property catastrophe reinsurance risks. For the year ended December 31, 2008, after giving effect to the Scheme of Arrangement as if it had been consummated on December 31, 2008, gross premiums written on property catastrophe business would have been $661.9 or 37.5% of total gross premiums of Validus on a pro forma basis. Because Validus after the Scheme of Arrangement will, among other things, have larger aggregate exposures to natural and man-made disasters than it does today, Validus’ aggregate loss experience could have a significant influence on Validus’ net income. See Unaudited Condensed Consolidated Pro Forma Financial Information.

THE ACQUISITION

General Description

In order to consummate the Acquisition, Validus is simultaneously pursuing the following alternative transaction structures:

(1) the Validus Amalgamation Offer;

(2) the Scheme of Arrangement to which this proxy statement relates; and

(3) an exchange offer for all of the IPC Shares.

The Validus Amalgamation Offer, the Scheme of Arrangement and the exchange offer are alternative methods for Validus to acquire all of the issued and outstanding IPC Shares on the same economic terms. Ultimately, only one of these transaction structures can be pursued to completion. Validus intends to seek to acquire all IPC Shares by whichever method Validus determines is most effective and efficient.

On March 31, 2009, Validus announced that it had delivered to IPC the Validus Amalgamation Offer. In connection with the delivery of the Validus Amalgamation Offer to IPC, Validus also delivered a copy of the Validus Amalgamation Agreement signed by Validus so that, upon a termination of the Max Amalgamation Agreement, IPC would be able to sign the Validus Amalgamation Agreement with the certainty of an agreed transaction. IPC announced on April 7, 2009, that its board of directors has determined that the Validus Amalgamation Offer does not constitute a superior proposal to the Proposed Max Amalgamation and reaffirmed its support of the Proposed Max Amalgamation. Additionally, Max has not released IPC from the prohibition in the Max Amalgamation Agreement that prevents IPC from even discussing the Validus Amalgamation Offer with Validus. Therefore, in order to consummate the Acquisition without the cooperation of the IPC board of directors, Validus is pursuing a three-part plan.

First, Validus is soliciting proxies from IPC shareholders to vote against the Proposed Max Amalgamation. If the Proposed Max Amalgamation is voted down by IPC shareholders, IPC’s board of directors will be able to terminate the Max Amalgamation Agreement and execute the Validus Amalgamation Agreement. If IPC’s board of directors were to enter into the Validus Amalgamation Agreement following the termination of the Max Amalgamation Agreement, Validus believes the amalgamation could be completed in mid-to-late July.

Second, Validus is pursuing the Scheme of Arrangement. In order to implement the Scheme of Arrangement, the IPC shareholders must approve the Scheme of Arrangement at the court-ordered IPC meeting, IPC must separately approve the Scheme of Arrangement and the Scheme of Arrangement must be sanctioned by the Supreme Court of Bermuda. If the IPC shareholders approve the Scheme of Arrangement at the court-ordered IPC meeting, the separate approval of IPC of the Scheme of Arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement. On May 12, 2009, Validus filed with the SEC a preliminary proxy statement which, when filed in its definitive form, will be used to solicit written requisitions from the IPC shareholders to compel the IPC board of directors to call the IPC special general meeting. Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Scheme of Arrangement, and the granting of a court order from the Supreme Court of Bermuda sanctioning the Scheme of Arrangement, a copy of the court order sanctioning the Scheme of Arrangement will be delivered to the Bermuda Registrar of Companies, at which time the Scheme of Arrangement will be effective. Validus believes that, under the Scheme of Arrangement, it would be able to close the Acquisition as early as mid-July based on the assumptions that: (1) the Supreme Court of Bermuda will be able to accommodate the preferred hearings schedule and meeting dates and other procedural matters; (2) IPC shareholders holding at least one-tenth of the issued shares of IPC have requisitioned the special general meeting to be held in late June or early July; and (3) the IPC directors, following the rejection of the Max Amalgamation Agreement, or IPC shareholders, convene the IPC special general meeting, allowing it to be held by mid-July.

Third, on May 12, 2009, Validus commenced an exchange offer for all of the outstanding IPC Shares. The exchange offer is subject to certain conditions described in the prospectus/offer to exchange included in the Registration Statement on Form S-4 filed by Validus with the SEC, including the tender of at least 90% of the then-outstanding IPC Shares on a fully-diluted basis, termination of the Max Amalgamation Agreement and the consent of Validus’ lenders. The exchange offer is not conditioned on the receipt of regulatory approvals or the elimination of the Max Termination Fee. The exchange offer allows Validus to complete the Acquisition if IPC shareholders vote down the Proposed Max Amalgamation. Under Bermuda law, if Validus acquires at least 90% of the IPC Shares which it is seeking to acquire in the exchange offer, Validus will have the right to acquire the remaining IPC Shares on the same terms in a second-step acquisition. Validus believes that if the conditions of the exchange offer are satisfied, it would be able to acquire IPC Shares under the exchange offer in June based on the following. The exchange offer was commenced on May 12, 2009 and the expiration time of the exchange offer will be June 26, 2009 unless extended. As a result, if the conditions to the exchange offer are satisfied or waived at the expiration time of the exchange offer, Validus would be able to acquire all of the IPC Shares that are validly tendered pursuant to the exchange offer.

Assuming closing of the Acquisition, based on Validus’ and IPC’s capitalization as of December 31, 2008 and the exchange ratio of 1.2037, Validus would issue 67,338,947 Validus Shares in connection with the Acquisition and IPC shareholders would own approximately 43% of the issued and outstanding Validus shares on a fully-diluted basis.

Further details relating to the structure of the Scheme of Arrangement are described in The Scheme of Arrangement below.

Background of the Acquisition

On March 2, 2009, IPC and Max announced that they had entered into the Max Amalgamation Agreement. The IPC/Max S-4 provides a summary of the events leading to Max and IPC entering into the Max Amalgamation Agreement.

In the morning of March 31, 2009, Edward J. Noonan, the Chief Executive Officer and Chairman of the board of directors of Validus, placed a telephone call to James P. Bryce, the Chief Executive Officer and President of IPC. Mr. Noonan spoke with Mr. Bryce and explained that Validus intended to make an offer to exchange each outstanding IPC Share for 1.2037 Validus Shares, subject to the termination of the Max Amalgamation Agreement.

Following this telephone call, in the morning of March 31, 2009, Validus delivered a proposal letter containing the Validus Amalgamation Offer to IPC’s board of directors in care of Mr. Bryce and issued a press release announcing the Validus Amalgamation Offer. The letter reads as follows:

March 31, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Re:	Superior Amalgamation Proposal by Validus Holdings, Ltd. (“Validus”) to IPC Holdings, Ltd. (“IPC”)

Dear Sirs:

On behalf of Validus, I am writing to submit a binding offer1 pursuant to which Validus and IPC would amalgamate in a share-for-share exchange valuing IPC shares at an 18.0% premium to yesterday’s closing market price. We believe that an amalgamation of Validus and IPC would represent a compelling combination and excellent strategic fit and create superior value for our respective shareholders.

We unquestionably would have preferred to work cooperatively with you to complete a negotiated transaction. However, it was necessary to communicate our binding offer to you by letter because of the provisions of the Agreement and Plan of Amalgamation between IPC and Max Capital Group Ltd. (“Max”), dated as of March 1, 2009, as amended on March 5, 2009 (the “Max Plan of Amalgamation”). We have reviewed the Max Plan of Amalgamation and see that it contemplates your receipt of acquisition proposals. Given the importance of our binding offer to our respective shareholders, we have decided to make this letter public.

Our binding offer involves a share-for-share exchange valuing IPC shares at an 18.0% premium to yesterday’s closing market price. Consistent with that, we are prepared to amalgamate with IPC at a fixed exchange ratio of 1.2037 Validus shares per IPC share.

Our board of directors has unanimously approved the submission of our binding offer and delivery of the enclosed signed amalgamation agreement, so that, upon termination of the Max Plan of Amalgamation, you will be able to sign the enclosed agreement with the certainty of an agreed transaction. Our offer is structured as a tax-free share-for-share transaction and does not require any external financing. It is not conditioned on due diligence. The only conditions to our offer are those contained in the enclosed executed amalgamation agreement.

1 Throughout this letter we refer to our “binding offer” because, as of the date of this letter, we had indicated to IPC that our offer could not be withdrawn prior to April 15, 2009. As of the date of this proxy statement, we have not withdrawn our offer, but have reserved the right to do so.

Our binding offer is clearly superior to the Max transaction for your shareholders and is a Superior Proposal as defined in section 5.5(f) of the Max Plan of Amalgamation for the reasons set forth below.

Superior Current Value.  Our proposed transaction will provide superior current value for your shareholders. Our fixed exchange ratio of 1.2037 represents a value of $29.98 per IPC share, which is a premium of 18.0% to the closing price of IPC’s common shares on March 30, 2009.

Superior Trading Characteristics.  Validus’ common shares have superior trading characteristics to those of Max as noted in the table below.

	Validus	Max

Share Price Change Since Validus IPO(1)	+13.2%	−36.5%
Mkt. Cap as of 3/30/09	$2.0 billion	$0.9 billion
Average Daily Trading Volume(2)	$11.3 million	$6.7 million
Price / Book(3)	1.05x	0.76x
Price / Tangible Book(3)	1.13x	0.77x

(1)	Based on the closing prices on March 30, 2009 and July 24, 2007.

(2)	Three months prior to March 2, 2009, date of announcement of Max and IPC amalgamation.

(3)	Based on December 31, 2008 GAAP book value per diluted share and diluted tangible GAAP book value per share using closing prices on March 30, 2009.

Less Balance Sheet Risk.2  The combined investment portfolio of IPC/Validus is more stable than that of IPC/Max. Pro forma for the proposed IPC/Max combination, “alternative investments” represent 12% of investments and 29% of shareholders’ equity. In contrast, Validus does not invest in “alternatives” and pro forma for a Validus/IPC combination, “alternative investments” represent 3% of investments and 4% of shareholders’ equity, providing greater safety for shareholders and clients.

Superior Long-term Prospects. A combined Validus and IPC would be a superior company to IPC/Max with greater growth prospects and synergies with:

1.	Superior size and scale, with pro forma December 31, 2008 shareholders’ equity of $3.7 billion and total GAAP capitalization of $4.1 billion;

2.	Superior financial flexibility, with debt/total capitalization of only 1.8% and total leverage including hybrid securities of only 9.1%;

3.	A global platform, with offices and underwriting facilities in Bermuda, at Lloyd’s in London, Dublin, Singapore, New York and Miami;

4.	Superior diversified business mix, with lines of business concentrated in short-tail lines where pricing momentum is strongest; and

5.	An experienced, proven and stable management team with substantial expertise operating in IPC’s core lines of business.

2 The occurrence of severe catastrophic events after an amalgamation with IPC could cause Validus’ net income to be more volatile than if the amalgamation did not take place. For the year ended December 31, 2008, Validus’ gross premiums written (excluding reinstatement premiums) on property catastrophe business were $328.2 million or 24.1% of total gross premiums written. For the year ended December 31, 2008, 93% of IPC’s gross premiums written (excluding reinstatement premiums) covered property catastrophe reinsurance risks. For the year ended December 31, 2008, after giving effect to the amalgamation of Validus and IPC as if it had been consummated on December 31, 2008, gross premiums written on property catastrophe business would have been $661.9 million or 37.5% of total gross premiums of Validus on a pro forma basis. Because Validus after the amalgamation will, among other things, have larger aggregate exposures to natural and man-made disasters than it does today, Validus’ aggregate loss experience could have a significant influence on Validus’ net income.

Our superior growth prospects are evidenced by our historical track record. Between December 31, 2005 and December 31, 2008, Validus grew its book value per share (including accumulated dividends) at a 13.2% compound annual rate vs. Max’s 8.8% growth over the same period. In 2008, we grew our book value per share (including accumulated dividends) by 2.4% vs. Max’s 10.8% decline over the same period.

Expedited Closing Process.  We will be able to close an amalgamation with IPC more quickly than Max because we will not require the approval of U.S. insurance regulators.3

Substantially the Same Contractual Terms and Conditions.  Our proposed amalgamation agreement contains substantially the same terms and conditions as those in the Max Plan of Amalgamation, and for your convenience we have included a markup of our amalgamation agreement against the Max Plan of Amalgamation.

Superior Outcome for Bermuda Community.  The combination of Validus and IPC creates a larger, stronger entity than a combination of Max and IPC which will benefit the Bermuda community.4

Superior Outcome for IPC Clients.  Validus has a greater commitment to the lines of business underwritten by IPC and has superior technical expertise and capacity to provide IPC customers with continuing reinsurance coverage. Max has consistently stated its intention to reduce its commitment to IPC’s business. Therefore, a combination with Validus will be less disruptive to IPC’s client base.

Our binding offer is clearly a Superior Proposal, within the meaning of the Max Plan of Amalgamation. We and our financial advisors, Greenhill & Co., LLC, and our legal advisors, Cahill Gordon & Reindel llp, are prepared to move forward immediately. We believe that our offer presents a compelling opportunity for both our companies and our respective shareholders, and look forward to your prompt response. We respectfully request that the Board of IPC reach a determination by 5:00 p.m., Bermuda time, on Wednesday, April 15, 2009, that (i) our binding offer constitutes a Superior Proposal, (ii) it is withdrawing its recommendation for the transaction contemplated by the Max Plan of Amalgamation and (iii) it is making a recommendation for the transaction contemplated by this binding offer.

We reserve the right to withdraw this offer if the Board of IPC has not reached a determination (i) that our binding offer constitutes a Superior Proposal, (ii) to withdraw its recommendation for the transaction contemplated by the Max Plan of Amalgamation and (iii) to make a recommendation for the transaction contemplated by this binding offer by 5:00 p.m., Bermuda time, on Wednesday, April 15, 2009. We further reserve the right to withdraw this binding offer if you subsequently withdraw your recommendation in favor of our offer or if you do not sign the enclosed amalgamation agreement within two business days after the termination of the Max Plan of Amalgamation.

We look forward to your prompt response.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc:	Robert F. Greenhill Greenhill & Co., LLC

John J. Schuster
Cahill Gordon & Reindel LLP

3 As of the date of this letter, our belief that we could close an amalgamation with IPC more quickly than Max was based on the observation that the Validus amalgamation with IPC would not require the approval of U.S. insurance regulators because neither IPC nor Validus operates a U.S.-regulated insurance business that would require any such approval while the Proposed Max Amalgamation requires such approvals.
4 We believe that a larger, stronger entity will benefit the Bermuda community because it offers greater stability.

In the afternoon on March 31, 2009, IPC issued a press release acknowledging receipt of the letter from Validus outlining the Validus Amalgamation Offer. The text of the press release reads as follows:

IPC Holdings, Ltd. (NASDAQ: IPCR) (“IPC”) acknowledges receipt of an unsolicited letter dated today, March 31, 2009, from Validus Holdings, Ltd. (NYSE: VR) (“Validus”) outlining a proposed transaction.

On March 2, 2009, IPC entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”) with its wholly-owned subsidiary IPC Limited and Max Capital Group Ltd. (“Max”) which provides that Max will amalgamate with IPC Limited. IPC continues to be bound by the terms of the Amalgamation Agreement and the parties have recently filed a joint proxy statement/prospectus with the Securities & Exchange Commission.

IPC’s Board of Directors will review the terms of the proposal submitted by Validus in a manner consistent with its obligations under the Amalgamation Agreement and applicable Bermuda law.

IPC will have no further comment on this matter until IPC’s Board of Directors makes a determination regarding Validus’ offer.

Also in the afternoon on March 31, 2009, Max issued a press release announcing that it had received from IPC a copy of the letter from Validus outlining the Validus Amalgamation Offer. The text of the press release reads as follows:

Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced that it has received a copy of Validus Holdings, Ltd.’s unsolicited, stock-for-stock, proposal for IPC Holdings, Ltd.

As previously announced on March 2, 2009, Max and IPC entered into an Agreement and Plan of Amalgamation pursuant to which Max will amalgamate with IPC Limited. The Boards of both companies have previously stated that the combination of Max with IPC would create a strong company with a balanced, diversified portfolio of risk across a mix of geographies and business lines with the opportunity to generate more stable and attractive returns on capital. Max’s pending merger with IPC is expected to be completed late in the second quarter or early in the third quarter of this year.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “In today’s unprecedented business environment and cycle, we believe that diversification, in terms of global presence and both short and long-tail exposures, significantly reduces risk and provides a more solid platform for building sustained long-term value. The merger of IPC and Max was founded on a shared vision of allowing the combined group of shareholders to enjoy the benefits of a strong, diversified operating platform with a proven track record. While we have not yet had the opportunity to review Validus’ proposal carefully, we believe that combining two short-tailed property catastrophe oriented companies would appear to do little for true shareholder diversification. By contrast, Max’s track record of building a diversified platform without diluting shareholder value should lead to better long-term growth prospects and value creation following completion of the pending IPC-Max merger.”

In the morning on April 2, 2009, Max sent a letter to IPC’s board of directors purporting to outline the relative advantages of the pending Proposed Max Amalgamation as well as the business and financial issues raised by the Validus Amalgamation Offer and issued a press release announcing the letter. The text of the letter reads as follows:

Dear Members of the Board:

We are writing regarding the many business and financial issues raised by the public proposal by Validus Holdings Ltd. (“Validus”) to acquire IPC Holdings, Ltd. (“IPC”) in lieu of the pending IPC amalgamation with Max Capital Group Ltd. (“Max”). The IPC/Max amalgamation was founded on a shared vision of allowing our combined group of shareholders to enjoy the benefits of a strong, diversified operating platform with a proven track record. The Validus proposal does not offer that.

Rather, in light of the Validus proposal, the IPC Board faces two starkly contrasting choices:

A. You can agree to be taken over by Validus at a price that is below IPC’s book value. The result of this takeover for your shareholders would be a minority equity stake in an entity that offers substantially similar product lines to those offered by IPC today, with little risk diversification, and apparently no ability by the IPC Board to steward the longer term prospects of the company.

OR

B. You can complete the planned merger of equals with Max at a price that is below Max’s book value. We believe that this transaction will create a more stable entity that will provide significant product, geographic and risk diversification and over which IPC’s Board will continue to have significant influence, which in turn will provide superior shareholder value.

For the reasons set forth below, and in the accompanying exhibits, we do not agree with Validus that its proposal represents a “Superior Proposal” or is a proposal that can reasonably be expected to lead to a Superior Proposal pursuant to the IPC/Max Plan of Amalgamation dated March 1, 2009 (the “IPC/Max Plan”).

1. A combination with Max delivers 29% more tangible book value per share to IPC. As we operate in an industry where the primary valuation driver is a multiple of book value (and tangible book value), we believe that a transaction that maximizes the book value to shareholders provides the best opportunity to generate shareholder value. The IPC combination with Max is a truly superior proposal versus the takeover proposal by Validus. The takeover proposal by Validus would result in IPC receiving only $28.35 in diluted book value per IPC share and $26.19 of diluted tangible book value per IPC share from Validus. In contrast, our combination delivers $34.93 of diluted book value per IPC share (a 23.2% premium to Validus) and $33.83 of diluted tangible book value per IPC share from Max (a 29.2% premium to Validus). A combination with Max provides greater underlying value to IPC’s shareholders, which we believe will result in greater upside for both IPC and Max shareholders.

2. The IPC/Max Plan creates significant value for IPC shareholders. As we indicated during our discussions, we believe that the IPC/Max Plan provides an attractive financial outcome for IPC. The IPC/Max Plan is expected to be accretive to both earnings per share and return on equity. In addition, as you consider the historical trading multiples of Max and IPC, there is significant opportunity to create substantial value for all shareholders of the combined company. We believe the Validus proposal prioritizes an immediate “premium” in the form of stock for IPC shareholders, while compromising a value creation opportunity for IPC shareholders. Importantly, the written proposal by Validus does not contemplate any participation by the IPC board of directors, whose participation remains an important consideration for Max in the amalgamation and provides continuity to shareholders and clients.

3. Max is a truly diversified underwriting platform. The IPC/Max Plan offers IPC’s shareholders superior current and future value by combining IPC with a truly diversified underwriting platform, with a strong and well established track record. Max enjoys a diversified portfolio of business across many dimensions — by class, geography, customers and distribution. We believe that Max’s diversified underwriting platform, with its strong emphasis on profitable longer-tail casualty business, will generate more stable returns on capital through underwriting cycles, compared to the volatility embedded in the Validus short-tail portfolio. Validus, whose 2008 gross premiums written are 94% concentrated in short- tail lines of business, claims that its portfolio represents “diversification.” Validus’ ability to deliver anything approaching true diversification seems to be constrained by its limited underwriting platforms in Bermuda and at Lloyd’s and lack of underwriting capabilities in longer-tail casualty classes.

Combining two short-tailed property catastrophe companies as proposed by Validus does little for shareholder diversification. Validus’ stated intention to take advantage of currently strong rates in the property market is a short-term strategy that is capital intensive, creates greater volatility for shareholders, and is one which IPC could have continued on a stand-alone basis but elected not to do so. By contrast, Max remains committed to an underwriting strategy that produces attractive results across market cycles, by continuing to expand its specialty insurance business in selected underwriting classes and limiting volatility in its underwriting results.

4. Max has a proven, long-term, operating history. Max’s underwriting has been tested through the tragic events of 9/11, the active 2004 hurricane season and the confluence of Hurricanes Katrina, Rita, and Wilma in 2005. Validus’ operating history, by contrast, does not extend beyond the past three years, during which time the industry as a whole has experienced both strong property catastrophe pricing and limited catastrophe activity. The first test of Validus’ portfolio of business and risk management capabilities since its formation three years ago came in 2008 with Hurricanes Ike and Gustav. In our view, the results speak for themselves: the net loss reported by Validus for these events represented 12.4% of its June 30, 2008 shareholders’ equity, the largest percentage loss of its broad peer group which averaged 7.2% of shareholders’ equity. The loss was almost double the net loss incurred by IPC, which represented just 6.7% of IPC’s June 30, 2008 shareholders’ equity. The losses recorded by Validus included a 42% increase in its initial loss estimate for Hurricane Ike (from $165 million to $235 million) during the fourth quarter of 2008. By comparison, Max’s net incurred losses from Hurricanes Ike and Gustav were limited to 3.4% of June 30, 2008 shareholders’ equity, the lowest among the broader peer group, demonstrating the lower embedded volatility of Max’s underwriting results versus Validus.

5. IPC and Max can complete an amalgamation more quickly, and with greater certainty.

(a) IPC and Max can close our amalgamation expeditiously.  Max believes that the IPC/Max Plan can close as soon as June 2009. By contrast, we believe that Validus would not be in a position to close a transaction with IPC until September 2009 at the earliest, notwithstanding its public prediction of a second quarter close. As you are well aware, the IPC/Max Plan requires that shareholders have the opportunity to vote on our amalgamation before IPC’s Board can terminate our agreement and thereafter begin discussions with a bidder such as Validus. We anticipate that we will be able to hold our respective shareholder meetings in June, and only after those shareholder votes would Validus be able to pursue its proposal. Validus’ inability to close before September 2009, the middle of hurricane season, adds meaningful uncertainly to Validus’ proposal, as IPC shareholders and the transaction itself would be put at risk by the significant catastrophe exposures of Validus and Validus’ ability to terminate the transaction based upon changes in shareholders’ equity. Much has been made by Validus regarding US regulatory approvals required to complete the IPC/Max amalgamation. As you know, these approvals are well underway and we do not foresee such requisite approvals adversely impacting a possible June closing.

(b) IPC has conducted extensive diligence on Max.  IPC was given complete and open access to Max to afford you and your outside advisors and consultants with the ability to conduct extensive due diligence on Max. The Validus proposal seeks to have IPC enter into a transaction for which IPC has not conducted due diligence. We also note that certain of Validus’ disclosure schedules will not be provided to IPC until after IPC and Max’s shareholders have the opportunity to vote upon our amalgamation.

6. Max’s business is complementary to IPC. Clients seek a diversified program of reinsurers. As you were able to confirm in your due diligence, Max has very limited overlap with the customers of IPC and neither party expects a combination of IPC and Max to lead to any meaningful disruption of either business. In addition, the continuity of the underwriters at IPC will maximize the opportunity for IPC to continue to write this business in the future, assuming market conditions support it. By contrast, Validus acknowledges that it writes business with many of the same clients as IPC, which we would expect to result in a loss of business as clients seek to diversify their reinsurance placements.

7. Max’s complementary and diversified platform is appreciated by our ratings agencies.  Max currently has a financial strength rating of A- by A.M. Best, with its outlook changed to positive in December 2008. As IPC and Max have jointly presented to our ratings agencies, IPC’s Board has the comfort of knowing that the ratings agencies view our combination, and its diversifying impact on IPC’s business, positively. In contrast, we believe that the agencies would not look as favorably on combining two short-tailed property-oriented platforms.

8. Max maintains less underwriting volatility through greater diversification of its portfolio of risks. Max seeks to limit its exposure to catastrophic events (probable maximum loss based on a 1 in 250 year event) to a maximum of 20% of its shareholders’ equity, often operating below this level. As part of the IPC/Max Plan, we have discussed continuing to have a significant presence in the property catastrophe market while on a combined equity basis adhering to this same 20% risk tolerance. In contrast, Validus maintains peak exposures where the probable maximum loss based on a 1 in 250 year event runs at a stated 33% of shareholders’ equity. Max believes that combining this risk profile with IPC would expose IPC shareholders to an even greater level of volatility than at present and would not change the markets perception of IPC as being a property catastrophe company. The volatility of Validus’ results would also seem to be cause for concern, particularly when the net losses from Hurricanes Ike and Gustav (which approximated a 1 in 15 year event) was 12.4% of shareholders’ equity, the highest among its broader peer group. This compared to a net loss of 6.7% of shareholders’ equity for IPC and 3.4% for Max.

9. Max has a proven, long-term history of successful acquisitions without incurring goodwill. We believe IPC’s shareholders can take comfort in Max’s demonstrated history of successfully entering new business lines through acquisitions and start-ups without incurring meaningful goodwill. For example, when Max entered the Lloyds’ market, we booked intangible assets of $8 million upon closing our acquisition of Imagine Group (UK) Limited, which stands in contrast to the $154 million of intangible assets booked by Validus in their acquisition of Talbot.

10. Max has a diversified shareholder base. We believe having a shareholder base dominated by five private equity owners controlling 64.9% of Validus’ total beneficial ownership (as of March 13, 2009) will limit the potential upside in the value of Validus over time as these private shareholders seek to exit their investment. Max has a diversified shareholder base with an 84% public float. In addition, Max has a well diversified shareholder base of high quality institutional shareholders.

11. IPC and Max have compatible cultures. IPC and Max have compatible cultures that will help ease the integration of the two companies. IPC and Max share a common focus on underwriting, claims and actuarial disciplines, and on running our respective businesses as meritocracies.

12. Max’s higher asset leverage provides greater investment income over time. Max believes that investment leverage (invested assets as a multiple of shareholders’ equity) is a positive in driving earnings and stability of returns on capital over time. Based on 2008 figures, Max had total investment to equity of 4.2x versus 1.7x for Validus. As Validus continues to pursue a short-tail strategy, Validus will be limited in its ability to increase its asset leverage. This deprives IPC of the meaningful investment income derived from longer-tail casualty lines and continues to leave IPC shareholders exposed to increased volatility from catastrophes. Validus has commented on Max’s investment portfolio, particularly its alternative investment portfolio. Max’s year end allocation to alternative investments was 14% of total invested assets, which is expected to reduce to 10% to 12% in 2009. In looking at results, Max’s total investment return, including realized and unrealized gains and losses, during the very volatile period of 2007 / 2008 has outperformed Validus’ in 6 of the last 8 quarters.

We believe that the facts regarding the proposal submitted by Validus and the attempt by Validus to present a one-sided proposal to IPC shareholders make it clear that Validus has not presented a Superior Proposal, nor one that can be reasonably expected to lead to a Superior Proposal. We believe Validus has created an unnecessary and unproductive disruption for its own opportunistic purposes, which should not distract either IPC’s or Max’s employees and customers from our amalgamation, which we both believe to be in the best interests of our shareholders.

Lastly, Max remains both steadfast in its commitment and excited to complete its planned amalgamation with IPC. We continue to believe that the amalgamation of IPC and Max represents the best strategic and financial opportunity for our collective shareholders.

Very truly yours,

/s/  W. Marston Becker
W. Marston Becker
Chairman and Chief Executive Officer
Max Capital Group Ltd.

In the afternoon on April 2, 2009, Validus sent a letter to IPC’s board of directors addressing the claims made by Max in its letter to IPC’s board of directors in the morning on April 2, 2009. The text of our letter reads as follows:

April 2, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Members of the Board:

We are writing to respond to the letter sent to you by Mr. Becker of Max Capital Group Ltd. (“Max”) dated April 2, 2009, regarding the purported benefits of the proposed combination of IPC Holdings, Ltd. (“IPC”) with Max (pursuant to an Amalgamation Agreement between Max and IPC dated as of March 2, 2009 (the “Amalgamation Agreement”)), as compared to the benefits presented by a combination of IPC with Validus Holdings, Ltd. (“Validus”) on the terms we proposed to you in our letter dated March 31, 2009 (the “Validus Proposal”).

First, we would like to reiterate our sincere belief that the Validus Proposal is in every respect a Superior Proposal as defined in the Amalgamation Agreement. In fact, as you have undoubtedly seen, the markets have already endorsed our proposal: the IPC share price has increased significantly since the announcement of our proposal, in recognition of the fact that our proposal delivers superior value to the IPC shareholders — an irrefutable fact. Our proposal offers the IPC shareholders superior value (an 18% premium to the value of the IPC stock on the date prior to our announcement), a currency with superior trading characteristics (Validus shares trade at a premium to book value, as opposed to the Max shares, which trade at a discount to book value), less balance sheet risk, and most importantly, superior long term prospects.

Max suggests that the choice you are facing is between (i) a combined company based on a shared vision in which you, the IPC Board, can continue your stewardship, and (ii) an entity which offers you few benefits over what you have today, with no ability to continue your stewardship. We view the choice quite differently: you can choose to combine with a company which, on almost every metric, is a worse choice for your shareholders, or ours, which delivers, immediately and in the long term, superior value for your shareholders. To the extent that you, the members of the IPC Board, have an interest in continuing involvement in the affairs of the combined company, we would be happy to discuss continued Board representation with you.

Turning now to the assertions in the Max letter, we note that Max has made a number of statements which distort the facts and present an incomplete picture. We would like to respond to each of these in turn.

1. “A combination with Max delivers 29% more tangible book value per share to IPC.”  Max believes book value per share is a very important measure in our industry, and we do not disagree. The relevant question for the IPC Board, however, is not, as Max suggests, the relative percentage of book value being delivered to IPC shareholders in the two proposals, but the absolute value of the shares themselves. On this measure, the Validus proposal is clearly superior, as it offers IPC shareholders a significant premium over the current value of their shares. Moreover, Max does not explain in its letter why Max’s shares are trading at such a deep discount to its book value. We can only guess that the market assigns such a discount because of Max’s stewardship of its business or because so much of Max’s investment portfolio is tied up in risky alternative assets. Indeed, of Max’s $1.2 billion of tangible common equity, $754 million is in alternative assets, which in 2008 generated mark downs of $233 million, greater than the entirety of Max’s underwriting income, and $476 million is in non-agency asset/mortgage backed securities. We believe it is a far better value proposition for the IPC shareholders to receive Validus shares, a currency which the market values at a premium to book.

2. “The IPC/Max Plan creates significant value for IPC shareholders.”  This statement is simply incorrect. According to data calculated from the proxy statement filed by IPC on March 27, 2009, IPC’s book value per share would decrease from $33.00 to $32.30, or 2.1% as a result of the combination with Max (this obviously implies the deal is accretive to Max at your expense). That can hardly be described as the “best opportunity to deliver shareholders value.” Moreover, while it is true that the Validus proposal delivers an immediate premium for IPC shareholders, it wrong of Max to suggest that such a premium will compromise value creation for IPC shareholders in the longer term. We believe that receiving a better currency, in a stronger, better capitalized company, offers a more likely starting point for long term value creation than retaining shares in IPC, whose previously conservatively managed balance sheet will be negatively impacted by assets of questionable value in the IPC/Max combination.

3. “Max is a truly diversified underwriting platform.”  We think the relevant question for IPC is not whether its merger partner has a diversified platform, but rather the quality of that diversification. In terms of the quality of diversification, Validus offers far superior characteristics than Max, as evidenced by 2008 results for Max’s “diversified” businesses. Max’s 2008 reported 91.9% property and casualty GAAP combined ratio benefited from $107.0 million of prior-year reserve releases. The true 2008 accident-year GAAP combined ratio was 103.4%.5Max’s “diversified” businesses represent diversification without profit. Max’s chief source of diversifying growth, Max US Specialty, generated a 138.5% combined ratio in 2008. Results such as those cannot create value for shareholders.6 Max is not a leader in any category of business, and moreover, it has chosen to focus on volatile lines of business which yield low margins.7 In contrast, Validus is a global leader in very profitable business lines, including marine, energy and war and terrorism.8 Furthermore, Max’s statement that Validus is constrained by its limited underwriting platforms is demonstrably untrue. Validus has the global licenses and other capabilities in place to write long tail insurance if and when it believes doing so would be profitable. In fact, today, Validus writes non-catastrophe business in 143 countries around the world.9 And, as demonstrated by Validus superior financial results and lower combined ratio, Validus does so profitably.

4. “Max has a proven, long-term, operating history.”  Max may have a longer history than Validus, but even a cursory look at the decline in Max’s book value, its weak growth, volatile results and general underperformance will quash any notion that the length of its operating history trumps the superior abilities of the deeply experienced Validus management team to generate best in class performance.

By focusing on the net loss reported by Validus based on hurricanes Ike and Gustav, Max is yet again ignoring the larger benefit of Validus’ conservative risk management and diversification. Validus assumed that the hurricane season in 2008 would generate a market loss of $18 to $21 billion, and we set our reserve levels accordingly. IPC, by contrast, assumed $14.5 billion of losses. Notwithstanding the severity of the events of that hurricane season, Validus was easily able to absorb the loss (yielding a combined ratio of 92.2%, with a corresponding combined ratio at Validus Re of 86.0%). As a result, Validus was profitable, notwithstanding the

5 Upon verification of the calculations used to prepare this letter we have determined that Max’s true 2008 accident year GAAP combined ratio is in fact 110.6% rather than 103.4% as set forth in our letter reprinted above. The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance business. The combined ratio, also referred to as the “calendar year combined ratio,” is the sum of the losses and loss adjustment expense ratio and the underwriting and other operating expense ratio. The losses and loss adjustment expense ratio is the percentage of net losses and loss adjustment expenses incurred to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. When the calendar year combined ratio is adjusted to exclude prior period items, such as loss reserve development, it becomes the “accident year combined ratio”.
6 As described elsewhere in this proxy statement, a combined ratio of greater than 100% indicates that premiums are less than aggregate claims and expenses. Validus believes that unprofitable operations do not create value for shareholders.
7 As of the date of this proxy statement, this statement should be qualified as an expression of our opinion based on our experience and knowledge of the industry
8 As of the date of this proxy statement, this statement should be qualified as an expression of our opinion based on our experience and knowledge of the industry.
9 Upon verification, the statement should refer to 134 countries, rather than 143.

losses associated with hurricanes Gustav and Ike. Its highly touted diversification notwithstanding, Max sustained a loss for the year in excess of $200 million, demonstrating beyond a shadow of a doubt that its “greater diversification” is not a guarantee of profitability.

We at Validus believe that our diversification is of a higher quality, our underwriting decisions are made more carefully, our risks are managed more prudently, and we exercise a more conservative stewardship over our capital, all of which would inure to the long term benefit of the IPC shareholders in our proposed combination.

5. “IPC and Max can complete an amalgamation more quickly, with greater certainty.”  Max now claims (contrary to the statements it made prior to the Validus Proposal)10 that Max and IPC will be able to close their amalgamation in June 2009. Max freely admits, however, that it does not control the time table: the SEC must clear the proxy statement/prospectus filed by IPC, it must clear the proxy statement for Max, and the parties must obtain shareholders approval (which we believe will be difficult to do while our Superior Proposal is pending). Most importantly, the closing of the IPC/Max transaction requires regulatory approvals from several different state insurance departments in the United States. Implicit in Max’s prediction of a closing date is a presumption of the receipt of regulatory approvals, which simply cannot be taken for granted given the likely timing of regulatory review and the public hearing process. Thus there is absolutely no guarantee that the IPC/Max deal can be consummated in the second quarter. Finally, it is important for the IPC Board not to lose sight of the fact that the Amalgamation Agreement cedes to Max the power to delay the closing of a Validus/IPC combination.11

Max also tries to make an issue of the fact that IPC has not had a chance to conduct due diligence on Validus. Validus would welcome the opportunity to provide IPC with customary due diligence information. Validus stands ready to respond to any requests IPC may make on an expedited basis, and would be more than happy to meet with IPC to answer any questions IPC may have about Validus, its operations, its financial health or any other matter relevant to the Board of IPC in considering Validus’ Superior Proposal. We call upon Max to permit IPC’s Board to exercise its fiduciary duties by releasing IPC from the extraordinarily restrictive prohibition in the Amalgamation Agreement which prevents it from even talking to Validus regarding the terms of its Superior Proposal.12

6. “Max’s business is complementary to IPC.”  Max’s assertions that a combination of Validus and IPC would result in a loss of customers are without merit and are particularly surprising, given that Max has publicly stated its intention to significantly reduce IPC’s core reinsurance activities. As we are both aware, the current reinsurance market is in the midst of a capacity shortage.13 As a result, we do not believe that clients will actively seek to diversify their reinsurance placements away from our combined company. In fact, our

10 IPC and Max may update their predictions as to timing as new information becomes available to each party. For example, in a recent letter to shareholders filed on May 1, 2009, Max discloses that it expects “the transaction to close late in the second quarter or early in the third quarter of 2009”.
11 As of the date of this proxy statement, the Max Amalgamation Agreement cedes to Max the power to delay the closing of a Validus/IPC combination because IPC has no right to terminate the Max Amalgamation Agreement until after the vote of the IPC shareholders at the Annual General Meeting, even if the IPC Board changes its recommendation and recommends a vote “FOR” the Validus Amalgamation Offer. Accordingly, should the IPC Board choose to recommend a vote “FOR” the Validus Amalgamation Offer, Max would have the power to delay the closing of a Validus/IPC combination by not terminating the IPC/Max agreement until after the shareholders vote down the Proposed Max Amalgamation.
12 The agreement governing the Validus Amalgamation Offer retained this restrictive prohibition. Validus’ board of directors determined that proposing substantially similar agreement terms with what we believed to be improved economic terms would facilitate the IPC Board’s evaluation of the Validus Amalgamation Offer.
13 A reinsurance industry commentator has recently stated that, taking reinsurer capital as the nearest proxy for capacity, it is estimated that reinsurer capital, which was down 8 to 10 percent from January 1, 2008 through September 30, 2008, will be down 15 to 20 percent for the year ending December 31, 2008 when reported. In addition, the same commentator observed that capital markets capacity for insurance risk has declined in similar proportions.

combined financial strength and clout should only serve to make a combined Validus/IPC a “go-to” player for reinsurance placements.14

7. “Max’s complementary and diversified platform is appreciated by our ratings agencies.”  We have been in dialogue with our ratings agencies with regard to our proposal. We encourage the Board of IPC to focus its attention on what the ratings agencies actually say, rather than on Max’s speculations.15

8. “Max maintains less underwriting volatility through greater diversification in its portfolio of risks.”  Due to the significant investment losses Max sustained in 2008, it is unsurprising that Max is attempting to focus on underwriting volatility alone. Selectively focusing on underwriting volatility wholly ignores the other various risks and uncertainties that IPC’s shareholders would be assuming by combining with Max and its risky balance sheet. With respect to underwriting performance, in 2008, Validus successfully weathered its exposures from Hurricanes Ike and Gustav with a combined ratio of 92.2% and net income of $63.9 million. This performance was generated despite the fact that Validus reserved for those events more conservatively than its industry peers, as discussed in paragraph 4 above. Validus’ disclosures offer the highest level of transparency with regard to its probable maximum losses, zonal aggregates and realistic disaster scenarios and we would challenge Max to provide the same level of transparency to its shareholders before presumptuously speculating on the impacts of various potential events.

9. “Max has a proven, long term history of successful acquisitions without incurring good will.”  Validus has a proven track record of acquiring a high quality premier business with a leading position in its market. Max’s pointing to its acquisition of Imagine Group (UK) Limited as an example of a successful acquisition is ironic, especially relative to our successful acquisition of Talbot. In that transaction, Validus acquired a strong balance sheet with excess reserves at a multiple of 3.1x earnings demonstrating Validus’ commitment to creating value for our shareholders. When we acquired Talbot, Validus booked $154 million of goodwill and intangible assets; however, from acquisition closing until December 31, 2008, we benefited from $105 million in reserve releases from the Talbot business, emanating from periods prior to the acquisition. Max’s acquisition history, on the other hand, is that of acquiring subscale small businesses that significantly lag the leaders in their respective markets.16

10. “Max has a diversified shareholder base.”  Max’s attempt to characterize our shareholder base as a liability is baseless. What is relevant is the relative liquidity of Max and Validus shares. As previously mentioned in our letter dated March 31, 2009, Validus’ daily average trading volume was $11.3 million vs. $6.7 million for Max for the three months prior to announcement of the IPC/Max transaction. Additionally, since our shareholder base is publicly disclosed, if the market viewed it as an “overhang,” such information would already be embedded in the market price of our common shares. The combination of our trading volume and the premium pricing of our shares compared to either Max or IPC should put to rest any concerns IPC shareholders may have regarding liquidity of the combined company.

11. “IPC and Max have compatible cultures.”  Max has mentioned that it has a compatible culture with IPC. If that is in fact the case, we find the paucity of IPC management that will continue in senior roles at IPC/Max curious and an indication that such cultural fit may be only skin deep. We have successfully integrated large acquisitions in the past, and believe that experience is most relevant in this regard.

14 We believe that a combined Validus/IPC would be a “go-to” player for reinsurance placements because Validus will be better capitalized (as measured by pro forma shareholders equity) than many of the members of its peer group.
15 As of the date of this proxy statement, this statement is intended to emphasize that Validus believes the statement being referred to, in the April 2, 2009 Max letter to IPC’s Board, is based upon speculation by Max, since, to Validus knowledge, the rating agencies have not made a determination in this regard.
16 As of the date of this proxy statement, we are aware of only three small acquisitions by Max and we believe, based on our experience and knowledge of the industry, that the acquired entities were not leaders in their markets.

12. “Max’s higher asset leverage provides greater investment income over time.”  Max’s asset leverage has been a significant liability given its risky investment strategy.17 This leverage would similarly expose a combined IPC/Max to significant volatility. Max’s alternative investments and non-agency asset/mortgage backed securities alone comprise 99% of its tangible equity, indicating a massive amount of embedded risk.18 Max’s $233 million loss in 2008 on their alternative investment portfolio is entirely indicative of that risk. Its so-called “outperformance in 6 of the last 8 quarters” ignores the abject underperformance it experienced in other periods.19 In 2007, when the global credit crisis began, Max’s current management had the opportunity to liquidate its alternative assets. Max chose to continue holding those risky investments, which have led to massive losses. Combined, we believe these factors highlight Max’s poor history as stewards of shareholder capital.

* * *

In closing, I would like to reiterate that we have submitted to you a proposal which we are confident the IPC Board will agree is a “Superior Proposal” as defined in your Amalgamation Agreement. We have submitted this proposal because we deeply and honestly believe that the combination of IPC and Validus will result in a far better value proposition for the IPC shareholders than the combination of IPC and Max. Validus is absolutely committed to our Superior Proposal and we simply do not understand how Max can characterize our actions as “opportunistic.” If Max truly believes its combination with IPC is superior, we call upon Max to free the IPC Board from the shackles that your Amalgamation Agreement has placed on the ability of the members of the IPC Board to exercise their fiduciary duties under Bermuda law, so as to create a level playing field on which the shareholders of IPC will be able to decide which of the two proposals is indeed superior.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

17 As of the date of this proxy statement, we believe that the investment strategy that has been employed by Max, and is expected to be employed by Max management who will control the combined IPC/Max, and that according to Max’s public information is expected to include a 10% to 12% concentration in alternative investments, should be considered a risky investment strategy that could amount to a significant liability when compared with an investment strategy, like Validus’, that does not allow for such investments in alternative investments.
18 As of the date of this proxy statement, this statement is intended to emphasize that Max’s alternative investments alone comprised 61% of tangible equity, indicating what we believe to be a significant amount of embedded risk.
19 As of the date of this proxy statement, this statement should be qualified as an expression of our opinion based on our experience and knowledge of the industry and on Max’s investment performance in the third and fourth quarters of 2008, which was worse than the average for its peer group but better than the investment performance of several of its peers.

In the afternoon on April 5, 2009, Validus sent a letter to IPC’s board of directors regarding an error that Max had made in its calculation of pro forma tangible book value under the terms of the Validus Amalgamation Offer. The text of our letter reads as follows:

April 5, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Members of the Board:

We are writing to call to your attention an error contained in the publicly disseminated letter sent to you by Mr. Becker of Max Capital Group Ltd. (“Max”) dated April 2, 2009 and the accompanying presentation materials, regarding the purported benefits of the proposed combination of IPC Holdings, Ltd. (“IPC”) with Max (pursuant to an Amalgamation Agreement between Max and IPC dated as of March 2, 2009 (the “Amalgamation Agreement”)), as compared to the benefits presented by a combination of IPC with Validus Holdings, Ltd. (“Validus”) on the terms we proposed to you in our letter dated March 31, 2009 (the “Validus Proposal”).

In his letter, Mr. Becker states (and he has been widely quoted in the media stating) that “[a] combination with Max delivers 29% more tangible book value per share to IPC.” This is not correct. We, and our financial advisors and SEC counsel, have reviewed this calculation and we would like to provide you with the correct figures. Specifically, Mr. Becker’s calculation understates the pro forma IPC share of Validus tangible book value per share by $2.74, which results in overstating the premium calculated on this basis quite significantly. We have attached some materials that illustrate the correct calculation. Our SEC counsel has advised us that this error is material and that Max will be required to amend its SEC filings to correct its error.

As we noted in our letter dated April 2, 2009, putting aside this error, we believe that this measure is the wrong framework on which to analyze whether the IPC/Max plan is superior to the IPC/Validus plan, and refer you to the analysis in our earlier letter. We remain confident that the IPC Board will agree the Validus Proposal is a “Superior Proposal” as defined in your Amalgamation Agreement.

We look forward to your response to the Validus Proposal.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc: Marty Dolan, J.P. Morgan Securities, Inc.

In the afternoon on April 5, 2009, Validus also posted the material referenced in the letter on its website.

On the morning of April 6, 2009, Max issued a press release reaffirming its prior disclosure regarding the Validus Amalgamation Offer and stating that it “continues to believe that Validus had not presented a Superior Proposal, nor one that can be reasonably expected to lead to a Superior Proposal (as such term is defined in the [Max Amalgamation Agreement])”. The text of the press release reads as follows:

Max Capital Group Ltd. (NASDAQ:MXGL; BSX: MXGL BH) today confirmed that the calculations of diluted book value per IPC share and diluted tangible book value per IPC share included in Max’s April 2, 2009 letter to the Board of Directors of IPC Holdings, Ltd. (“IPC”) are true and correct. Max has consulted with its financial advisors and SEC counsel.

In a press release dated April 5, 2009, Validus alleged that Max had made a “substantial error” in its calculation of “pro forma” tangible book value under the proposed terms of Validus’ unsolicited takeover of IPC. However, Validus’ allegation is incorrect and misleading. The calculations that Max presented accurately represent what an IPC shareholder would receive on a stand alone basis from either Max or Validus, without giving effect to what IPC itself contributes to a transaction. The Max presentation allows IPC shareholders to compare the value received under each transaction on an “apples-to-apples” basis. Max believes this is an important measure in comparing the value received today by an IPC shareholder under the agreement with Max and the proposed Validus transaction. The pro forma calculations Validus is utilizing include the additional benefit derived from issuing Validus’ shares to purchase IPC at a discount to book value.

“One has to question whether the IPC shareholders are being well served by the non-substantive claims being initiated by Validus. They have made certain statements that completely misrepresent and falsely characterize the information presented by Max. Since Validus initially made its below book value, unsolicited takeover offer for IPC, it has demonstrated a lack of understanding of what is important to the shareholders of IPC in allowing them to assess the relative value being delivered by Max versus Validus,” stated W. Marston (Marty) Becker, Max Chairman and CEO.

The facts presented in Max’s April 2, 2009 letter to IPC have not changed and are clear:

(i)	Max delivers to IPC $33.83 of diluted tangible book value per IPC share — a 29.2% premium versus $26.19 delivered by Validus, and

(ii)	Max delivers to IPC $34.93 of diluted book value per IPC share — a 23.2% premium versus $28.35 delivered by Validus.

As noted above, these figures represent the book value per IPC share being delivered to IPC’s shareholders on a standalone basis, without giving effect to what IPC itself contributes to a transaction.

The conclusion remains clear — a combination with Max provides greater underlying value to IPC’s shareholders today, with true diversification of underwriting exposures and without an over-concentration in short-tail catastrophe oriented business, and will result in greater upside for IPC shareholders as compared to the hostile takeover proposal by Validus.

Max continues to believe that Validus has not presented a Superior Proposal, nor one that can be reasonably expected to lead to a Superior Proposal (as such term is defined in the IPC/Max Plan of Amalgamation dated March 1, 2009).

Additional details on the Max calculations referred to above are posted on [Max’s] website: www.maxcapgroup.com.

In the afternoon on April 6, 2009, Validus sent a letter to IPC’s board of directors regarding the Max press release and issued a press release announcing the letter. The text of our letter reads as follows:

April 6, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Members of the Board:

The difficulty of being unable to speak directly has lead to an exchange of press releases, which is unfortunate. In this context, we would like to respond to the Max statement issued this morning by describing the analytical framework we believe is appropriate.

In today’s press release, Max modified its description of its calculation of pro forma book value per share. In essence, the Max calculation now describes what an IPC shareholder would receive on a standalone basis from either Validus or Max. We disagree with this basis for valuation. Our approach is focused on a comparison of what an IPC shareholder would own as a result of either transaction.

However, if we were to follow the Max approach, we would note that there are a number of adjustments contemplated in the proposed IPC/Max Amalgamation Agreement, which would reduce the standalone value20 that Max delivers by $117.4 million. The joint proxy statement/prospectus filed by IPC and Max references, among other adjustments, the need to increase Max’ loss reserves for annuity claims as well as property and casualty claims by $130.0 million. As a result, the Max book value delivered would be reduced by $2.06 per Max share, resulting in a book value delivered of $20.40 per share, on the basis of Max’s calculation of diluted book value.

I would also note that Validus and Max use differing accounting conventions for calculating diluted book value per share. While each is valid, on the basis upon which Validus calculates diluted book value per share, the Max value delivered would be $19.68 after a $1.81 per share reduction in book value.

We have provided the attached schedule of our calculations in an effort to be as transparent as possible in our communication with you.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc: Marty Dolan, J.P. Morgan Securities, Inc.

20 If the adjustments to reduce the net asset value of Max were made, it would reduce by $117.4 million the book value that Max contributes to the combined company at closing.

Adjustments to Max Book Value Upon Combination with IPC

(In millions, except per share values)

Net book value of net assets acquired prior to fair value adjustments(1)	$1,280.3
Preliminary adjustments for fair value
Adjustment to deferred acquisitions costs(2)	(51.3)
Adjustment to goodwill and intangible assets(3)	(12.0)
Adjustment to reserve for property and casualty losses and loss adjustment expenses(4)	(60.0)
Adjustment to life and annuity benefits(4)	(70.0)
Adjustment to unearned property and casualty premiums(5)	51.3
Adjustment to senior notes(6)	24.6

Total adjustments	(117.4)

Fair value of net assets acquired	$1,162.9
Total adjustments	$(117.4)
Max diluted shares outstanding(7)	64.9

Adjustment per diluted share	$(1.81)

Source: Note 1 to unaudited pro forma consolidated financial information of IPC in Form S-4 filed 3/27/2009 (“S-4”). Notes 1-6 are excerpts from the S-4.

(1)	Represents historical net book value of Max.

(2)	Represents adjustment to reduce the deferred acquisition costs of Max to their estimated fair value at December 31, 2008.

(3)	Represents adjustment to reduce goodwill and intangible assets of Max to their estimated fair value at December 31, 2008.

(4)	The fair value of Max’s reserve for property and casualty losses and loss adjustment expenses, life and annuity benefits, and loss and loss adjustment expenses recoverable were estimated based on the present value of the underlying cash flows of the loss reserves and recoverables. In determining the fair value estimate, IPC’s management estimated a risk premium deemed to be reasonable and consistent with expectations in the marketplace given the nature and the related degree of uncertainty of such reserves. Such risk premium exceeded the discount IPC’s management would use to determine the present value of the underlying cash flows.

(5)	Represents the estimated fair value of the profit within Max’s unearned property and casualty premiums. In determining fair value, IPC’s management estimated the combined ratio associated with Max’s net unearned property and casualty premiums.

(6)	Represents adjustment to record Max’s senior notes to their estimated fair value at December 31, 2008.

(7)	Common shares outstanding plus the gross amount of all warrants, options, restricted shares, RSUs, restricted common shares and performance share units outstanding as of the 12/31/2008 balance sheet date. (Source: Max 2008 Form 10-K)

In the afternoon on April 7, 2009, Kenneth L. Hammond, Chairman of IPC’s board of directors, sent a letter to Mr. Noonan indicating that IPC’s board of directors had reaffirmed its recommendation to combine with Max. The text of the letter reads as follows:

April 7, 2009

Edward J. Noonan
Chairman & Chief Executive Officer
Validus Holdings Ltd.
19 Par-La-Ville Road
Hamilton HM11
Bermuda

Dear Mr. Noonan:

I am writing to respond to your letter of March 31, 2009, submitting an offer pursuant to which Validus would combine with IPC.

IPC’s board of directors, after careful consultation with management and our financial and legal advisors, has unanimously concluded that the Validus proposal does not constitute a Superior Proposal as defined in the Agreement and Plan of Amalgamation with Max Capital Group Ltd. dated March 1, 2009. Furthermore, IPC’s board of directors has unanimously reaffirmed its recommendation that IPC shareholders vote in favor of the transaction with Max.

In reaching its decision, IPC’s board of directors considered several factors, including the following:

•	The Validus Offer Fails to Meet IPC’s Diversification Goals — During 2008, IPC’s board of directors concluded that it would be in IPC’s best interest to diversify beyond its monoline property catastrophe business model in order to reduce the volatility inherent in focusing on catastrophe reinsurance and to spread our risk base across less correlated risks. A key factor in our decision to choose Max over other options is our belief that Max’s diversified operations offer the best path to achieve this goal. The decision was the result of a robust and thorough review of strategic alternatives. A transaction with Validus would not accomplish that strategic objective given Validus’ substantial correlated catastrophe exposure.

•	The Max Transaction Has Significant Value Creation Potential and Upside for IPC Shareholders — The combination with Max has the potential to create significant value for IPC shareholders, as detailed in the filed S-4 registration statement dated March 27, 2009. It also provides greater book value per share to IPC shareholders. Furthermore, Max’s balance sheet has significantly lower goodwill and intangibles, resulting in an even greater tangible book value per share to IPC’s shareholders. We are concerned that Validus’ proposal enables Validus to raise capital at a discount to book value at the expense of IPC shareholders, on the other hand, the combination with Max allows deployment of capital under a combined business plan that benefits IPC’s shareholders. Max’s diversified book, when combined with IPC’s, has the potential to reduce earnings volatility. Earnings volatility affects share price volatility, ratings and other important financial measures. A combination with Max carries less risk, as this combination is less exposed to catastrophe events and other risk concentrations. On the other hand, Validus’ earnings and share price are more affected by catastrophe losses. At the time of the Validus offer, its share price was near the high end of its 52-week trading range, resulting in an exchange ratio that poses potential downside risk to IPC shareholders. In contrast, we entered into the transaction with Max at an exchange ratio determined at a time that Max was trading at 53% of its 52-week high.

•	The Validus Amalgamation Proposal Is Less Certain, Is Riskier for IPC’s Shareholders and Would Take Longer to Close — We currently expect to be able to complete the transaction with Max in June, with all regulatory approvals obtained. In contrast, in our view, any transaction with Validus likely could not be completed before September, right in the middle of the wind season. Our transaction with Max would have to be rejected by IPC shareholders before IPC would be able to conduct due diligence on and negotiate with Validus. There is no assurance IPC would, at that time, choose to enter into a transaction with Validus. Even if IPC were to proceed with Validus at that time, Validus and IPC would both need to obtain consents under their credit facilities before the deal could close, whereas no such additional consents would be necessary to close the IPC/Max transaction. Validus and IPC would also need to achieve satisfactory indications from the ratings agencies regarding the ratings outcomes of such a combination.

Given these considerations and others, the board of directors unanimously determined that the Validus proposal does not constitute a Superior Proposal as defined in our amalgamation agreement with Max. IPC remains committed to completing our transaction with Max, which we believe will create a diversified and balanced platform for growth that should drive stronger performance and value for shareholders for many years.

Sincerely,

Kenneth L. Hammond
Chairman of the Board of Directors
On Behalf of the IPC Holdings Board of Directors

In the afternoon on April 8, 2009, Validus sent a letter to Mr. Hammond, the Chairman of IPC’s board of directors, regarding the IPC press release and letter and issued a press release announcing the letter. The text of the letter reads as follows:

April 8, 2009

Kenneth L. Hammond
Chairman
IPC Holdings, Ltd.
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Mr. Hammond,

I am writing in response to your letter of April 7, 2009, in which you confirm the continuing support of the IPC board for the Max takeover of IPC’s operations.

I am disappointed with the Board’s decision and respectfully disagree with your assessment of our Superior Proposal. I am confident that had your Amalgamation Agreement with Max allowed you to engage in dialogue with us, you would have instead supported the Validus Superior Proposal on behalf of your shareholders. In particular, although you cite a “robust and thorough” review of strategic alternatives, I am greatly disappointed that you never invited us to participate in that process, although you spoke with numerous potential buyers. To the extent that Max will release you from the restrictive terms of the Amalgamation Agreement, we continue to stand ready to discuss your objectives and how our business meets those objectives. Until you agree to discuss our proposal with us, we have no choice except to communicate directly with your shareholders. We believe the facts will demonstrate that our proposal is truly a Superior Proposal.

We hereby advise the shareholders of IPC that:

1. We have retained Georgeson as our proxy solicitor. We will shortly file proxy solicitation materials with the SEC and those materials will contain, among other things, the many reasons why we believe you should vote against the Max takeover. Once the proxy is effective, Georgeson will be in touch with IPC’s shareholders to solicit their votes AGAINST the Max takeover. If, as we

[hope]21, IPC’s shareholders vote down the Max takeover, you will be unencumbered by the restrictive Amalgamation Agreement and free to execute the Validus Agreement.

2. In our capacity as an IPC shareholder, we object to the punitive nature of the $50 million Max Termination Fee. The Termination Fee is an unenforceable penalty under Bermuda law and we are commencing litigation to reduce this penalty. If successful,22 we will permit IPC to pay the amount by which such penalty is reduced as a dividend to IPC shareholders, so that IPC shareholders — and not Max or Validus shareholders — will share in the value obtained.

I regret that the terms of the Max takeover preclude the management teams of IPC and Validus from cooperating in delivering a superior outcome for IPC shareholders, but we are pleased to work directly with your shareholders to achieve the same end. We remain fully committed to our proposal.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

On April 9, 2009, Validus filed a preliminary proxy statement with the SEC which, in its definitive form, is being used to solicit votes from IPC shareholders against the Proposed Max Amalgamation.

On April 13, 2009, IPC filed an amendment (“Amendment No. 1”) to the IPC/Max S-4, which, among other things, added to the disclosure regarding the background to the Proposed Max Amalgamation including the reasons as to why Validus was excluded from the process that resulted in the Proposed Max Amalgamation. Amendment No. 1 also contained a correction to IPC’s diluted book value for the year ended December 31, 2008.

On April 16, 2009, Validus filed a preliminary proxy statement with respect to soliciting votes from Validus shareholders to approve the issuance of Validus Shares in connection with the Acquisition.

On April 21, 2009, Validus filed an amendment with the SEC to the preliminary proxy statement with respect to soliciting votes from IPC shareholders against the Proposed Max Amalgamation.

On April 28, 2009, Validus filed the Bermuda Claim (as defined below) in the Supreme Court of Bermuda.

On April 28, 2009, IPC filed a second amendment to the IPC/Max S-4 with the SEC.

On April 30, 2009, Validus issued a press release outlining its three-part plan to expedite the Acquisition.

On April 30, 2009, IPC issued a press release reaffirming its belief that the Validus Amalgamation Offer does not represent a superior proposal and that the IPC board of directors continues to recommend IPC shareholders vote in favor of the proposed Max Amalgamation.

21 To clarify, as of the date of this proxy statement, the word “hope” has been inserted to replace the word “expect” in this sentence.
22 To clarify, as of the date of this proxy statement, the reference to “success” in this sentence relates to Validus’ success in pursuing the litigation strategy referenced in the immediately prior sentence followed by the successful consummation of the Acquisition.

On May 1, 2009, Validus filed with the SEC an amendment to its preliminary proxy statement with respect to soliciting votes from IPC shareholders against the Proposed Max Amalgamation.

On May 1, 2009, Validus filed an application to expedite the trial of the Bermuda Claim.

On May 4, 2009, IPC filed a third amendment to the IPC/Max S-4 with the SEC.

On May 5, 2009, Validus filed an investor presentation titled “Superior Proposal for IPC Shareholders” with the SEC and on May 6, 2009 filed a revised investor presentation with the SEC.

On May 6, 2009, Validus filed an amendment with the SEC to the preliminary proxy statement with respect to soliciting votes from IPC shareholders against the Proposed Max Amalgamation.

On May 7, 2009, IPC and Max filed a joint proxy statement/prospectus for the IPC/Max S-4 with the SEC and stated that they would mail the joint proxy statement/prospectus on or about, May 7, 2009 to their respective shareholders of record as of the close of business on April 28, 2009.

On May 8, 2009, Validus filed the definitive proxy statement with the SEC and commenced mailing definitive proxy materials and proxy cards to IPC shareholders seeking proxies from IPC shareholders to vote against the Proposed Max Amalgamation.

On May 11, 2009, Validus also filed with the SEC two amendments to its preliminary proxy statement with respect to soliciting votes from Validus shareholders to approve the issuance of Validus Shares in connection with the Acquisition.

On May 11 and 12, 2009, Validus’ application to expedite the trial of the Bermuda Claim is being heard by the Supreme Court of Bermuda.

On May 12, 2009, in addition to filing the preliminary copy of this proxy statement, Validus filed two preliminary proxy statements with the SEC which, when filed in their definitive forms, will be used to, respectively: (i) solicit written requisitions from IPC shareholders to compel the board of directors of IPC to call the IPC special general meeting and (ii) solicit votes from IPC shareholders to approve the proposals at the IPC special general meeting.

Also on May 12, 2009, Validus commenced the exchange offer whereby Validus is offering to exchange 1.2037 Validus Shares for each IPC Share tendered by participating IPC shareholders.

Reasons to Vote “FOR” the Scheme of Arrangement

We are still hopeful that IPC’s board of directors will recognize that the Validus Amalgamation Offer is a “superior proposal” (as defined in the Max Amalgamation Agreement) and that IPC’s board of directors will approve the Validus Amalgamation Agreement if the Max Amalgamation Agreement is terminated. However, we commenced the Scheme of Arrangement as an alternative method to accomplish the Acquisition of the issued and outstanding IPC Shares.

Validus encourages IPC shareholders to approve the Acquisition by voting “FOR” the Scheme of Arrangement. Validus believes that the Acquisition represents a compelling combination and excellent strategic fit that will enable the combined company to capitalize on opportunities in the global reinsurance market. Successful completion of the Acquisition would allow IPC shareholders to benefit from the superior growth potential of a combined company that would be a leading carrier in Bermuda’s short-tail reinsurance and insurance markets, with a strong balance sheet and quality diversification in profitable business lines. The Validus Shares to be issued to IPC shareholders in exchange for IPC Shares in the Scheme of Arrangement will provide IPC shareholders with an immediate premium for their shares and will allow IPC shareholders to participate in the growth and opportunities of the combined company. Validus believes that the combination of Validus and IPC offers a number of benefits to holders of IPC Shares, including the following:

The Scheme of Arrangement provides a premium to IPC shareholders.

•	Based upon closing prices of IPC Shares and Validus Shares as of March 30, 2009, the last trading day prior to the announcement of the Validus Amalgamation Offer, the Validus Amalgamation Offer had a value of $29.98 per IPC Share, or approximately $1.68 billion in the aggregate, which represented an 18% premium to the trading value of the IPC Shares as of such date and a 24% premium over $24.26, which was the average closing price of the IPC Shares between March 2, 2009, the day IPC and Max announced the Proposed Max amalgamation, and March 30, 2009, the last trading day before we announced the Validus Amalgamation Offer. The premium represented by the Scheme of Arrangement may be larger or smaller depending on the market price of each of the IPC Shares and the Validus Shares at the effective time and will fluctuate between now and then depending on the market prices. Based upon the closing prices on May 11, 2009, the last practicable date prior to the filing of this proxy statement, the Scheme of Arrangement had a value of $27.18 per IPC Share, or $1.5 billion in the aggregate, which represented a 7.1% premium to the closing price of the IPC Shares as of such date and a premium of 7.0% over the March 30, 2009 closing price of the IPC Shares.

•	Information with respect to the range of closing prices for the IPC Shares for certain dates and periods is set forth in the section of this proxy statement entitled Comparative Market Price and Dividend Information on page [ • ] of this proxy statement. Validus urges IPC shareholders to obtain a current market quotation for the IPC Shares.

The Validus Shares to be issued to IPC shareholders pursuant to the Scheme of Arrangement represent what we believe is an attractive investment.

•	We believe that the relative performance of Validus Shares in the market indicates that the markets view Validus as a more attractive investment than Max. From July 24, 2007 (the date of Validus’ initial public offering) through March 30, 2009 (the last trading day prior to the announcement of the Validus Amalgamation Offer), Validus Shares have appreciated 13.2% whereas Max common shares have declined 36.5% over the same period. Based on the closing prices of Validus Shares and Max common shares on March 30, 2009, the last day of trading prior to Validus’ announcement of the Validus Amalgamation Offer, Validus Shares traded at a premium to their diluted book value and diluted tangible book value of 1.05x and 1.13x, respectively, whereas Max Common shares traded at a discount of 0.76x and 0.77x, respectively.

•	Between December 31, 2005 and December 31, 2008, and notwithstanding the significant property catastrophe claim activity during this period (generated, for instance, by Hurricanes Ike and Gustav), Validus grew its book value per share (including accumulated dividends) at a 13.2% rate compared to Max’s 8.8% growth rate over the same period. In 2008, Validus grew its book value per share by 2.4% compared to Max’s decline in book value of 10.8% during the same period. Moreover, Validus Shares are more liquid than Max common shares (as measured by their respective dollar trading volumes in various periods prior to the announcement of the Proposed Max Amalgamation). Further, as a shareholder of Validus following completion of the Scheme of Arrangement, you will receive a dividend payable by Validus at an annual rate of $0.96/share (based on Validus’ current annual rate of $0.80/share multiplied by the exchange ratio of 1.2037), compared to the current IPC annual dividend of $0.88/share, in both cases based on the most recent quarterly dividends declared and paid by each company.

•	Additionally, Validus Shares are significantly less volatile than Max common shares. As measured by Bloomberg, during the 260 business day (approximately one year) period prior to the announcement of the Proposed Max Amalgamation, the annualized daily volatility of Max’s shares was 79.4 compared to 61.0 for Validus Shares. Volatility represents the standard deviation of the day-over-day difference in the daily share price change. Although we believe that the Scheme of Arrangement would provide the IPC shareholders with a significant premium for their IPC Shares upon consummation, because both the Proposed Max Amalgamation and the Scheme of Arrangement provide for stock consideration with fixed exchange ratios, the respective values of the Proposed Max Amalgamation and the Scheme of Arrangement to IPC

shareholders will vary over time based on relative changes in the market prices of the companies’ common shares, which could result in a smaller premium or no premium.

A Validus/IPC combination will have a strong balance sheet with minimal exposure to risky asset classes.

•	Under the Proposed Max Amalgamation, IPC will be assuming the entirety of Max’s assets and liabilities. Despite statements by IPC’s board of directors of its desire to reduce earnings volatility through a business combination, it has proposed a transaction in which IPC shareholders will assume an investment portfolio with a significant concentration of risky assets, including alternative investments, and inadequate property and casualty and life and annuity reserves. According to Max’s most recent annual report on Form 10-K, as of December 31, 2008, Max’s holdings of alternative investments totaled 61% of its tangible equity, indicating a significant amount of embedded risk. Despite Max’s announced Plan to reduce its exposure to alternative investments to 10% to 12% of its portfolio, (according to recent Max disclosures), as a result of the Proposed Max Amalgamation, IPC’s investment in alternative investments would increase from 7% of its total portfolio at December 31, 2008 to 12% of its total portfolio on a pro forma basis after giving effect to the Proposed Max Amalgamation, an increase of 5%. The riskiness of the Max balance sheet is evident in the fact that Max wrote down the value of its alternative assets in 2008 by $233 million, a markdown which exceeded its underwriting income. In contrast, Validus holds no alternative investments in its investment portfolio and has specific investment policies in place prohibiting it from investing in those asset classes, which it believes are unduly risky to its shareholders and policyholders. Validus believes counterparties will view the strength of Validus’ balance sheet very favorably as buyers are rethinking counterparty risk in the current environment, giving Validus a significant advantage over many of its competitors.

•	Also, according to the IPC/Max S-4, IPC will have to reflect a fair value adjustment of $130 million to Max’s property and casualty and life and annuity reserves, which directly and adversely impacts the capitalization of the combined IPC/Max. We believe that this need to adjust reserves is indicative of prior under-reserving by Max in its businesses. Validus does not expect that the combination of Validus and IPC will require additions or adjustments to IPC’s or Validus’ existing insurance reserves. Although IPC discloses that the amount of the fair value adjustment will be amortized into the combined IPC/Max’s income each year and will increase the amount of net income each year during the amortization period, any amortization will be limited to the extent that losses exceed Max’s prior unadjusted reserves.

•	Additionally, an IPC/Validus combinations will result in a combined entity with pro forma December 31, 2008 GAAP shareholders’ equity that totaled approximately $3.7 billion. This compares to a combined IPC/Max pro forma shareholders’ equity of approximately $3.0 billion, according to the IPC/Max S-4. Validus believes that a significant capital base provides an important competitive advantage for companies in Validus’ industry, especially given the current economic climate in which companies face limited access to new capital and the demand for reinsurance is increasing.

Validus offers IPC a highly experienced, first class management team.

•	Validus offers IPC a highly experienced, first-class management team. Validus’ management team has demonstrated the ability to execute growth strategies successfully, carefully manage risk and deliver enhanced shareholder value. Under the stewardship of its current management, Validus has completed the acquisition of Talbot and established a presence in the energy and aviation markets. Similarly, between December 31, 2005 and December 31, 2008, Validus grew its book value per share (including accumulated dividends) at a 13.2% rate compared to Max’s 8.8% growth rate over the same period. The superior performance of the leadership of the Validus management team is evidenced by the fact that Validus Shares traded at a premium of 1.05x and 1.13x, respectively, to Validus’ diluted book value and diluted tangible book value based on the closing price of Validus Shares on March 30, 2009. In comparison, Max common shares traded at a discount of 0.76x and 0.77x , respectively, to Max’s diluted book value and diluted tangible book value based on the closing price of Max common shares on March 30, 2009. Please see Information Concerning the Director and Officers of Validus Who Are Participants on Schedule I.

The Scheme of Arrangement provides IPC shareholders with an opportunity for stable, profitable diversification into attractive business lines and further growth.

•	By entering into the Proposed Max Amalgamation, IPC’s board of directors has chosen to combine with an entity that reported a comprehensive net loss of $200.4 million, or $3.10 per Max diluted share, in 2008. While Max reported a combined ratio of 91.9% in 2008, its underwriting results benefited from $106 million in favorable reserve development. Excluding this benefit, Max’s underwriting activities in the 2008 year generated an underwriting loss and a combined ratio of 103.9%. Max’s U.S. Specialty segment, the centerpiece of its “diversified” businesses, operated in 2008 with a combined ratio of 138.5%. The combined ratio is a commonly used measure of an insurance company’s underwriting profitability. It is calculated as the sum of an insurer’s net loss ratio and its expense ratio. A combined ratio below 100% indicates profitable underwriting; a combined ratio of 100% or higher indicates that premiums are less than aggregate claims and expenses. The net loss ratio is calculated by dividing losses and loss expenses incurred (including estimates for incurred but not reported losses) by net premiums earned. The expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned. As evidenced by Max’s combined ratio in 2008, Max’s underwriting business was loss-making in 2008. In contrast, the combined ratio at Validus in 2008, notwithstanding the unusual concurrence of two major events giving rise to claims (Hurricanes Gustav and Ike) was 92.2%, indicating profitable underwriting results.

•	Max’s results have been significantly more volatile than those of Validus in recent years, despite statements by IPC’s board of directors and Max’s management alleging the reduced volatility that will result from an IPC/Max combination. For example, according to Max’s 2008 annual report on Form 10-K, Max’s return on average shareholders’ equity has varied between -12.2% and 20.4% in the period from 2006 through 2008. In contrast, Validus’ return on average shareholders’ equity has varied between 2.7% and 26.9% in the same period, and has been higher than Max’s in each of those years.

•	The decision of IPC’s board of directors to combine with a volatile, underperforming entity “diversifies” IPC and its shareholders into businesses which have earned returns below what IPC earned on a standalone basis in the same period. In that context, we would urge you to consider that Validus earned $45.3 million, or $0.61 per Validus diluted share, in 2008.

•	Validus is one of the leading providers of short-tail insurance globally, writing over $[1.0] billion of non-catastrophe business in 2008 in 134 countries around the world from offices in Bermuda, London, Dublin, Singapore, New York and Miami. Validus is a global leader in profitable business lines including marine, energy and war and terrorism. In independent forecasts conducted by Willis Re, the Council of Insurance Agents and Brokers and Aon, the rate trends in business lines which accounted for approximately 86% of Validus’ 2008 non-reinsurance gross written premiums (marine, property, war and terrorism, and financial institutions) are currently positive, whereas the same independent forecasts predict negative rate changes in business lines which accounted for 58% of Max’s 2008 non-reinsurance gross written premiums. Validus believes its diverse businesses would be highly complementary with IPC’s existing operations and provide meaningful, profitable diversification. Validus’ management team has consistently articulated Validus’ business plan: to grow in profitable segments. It has taken significant steps in this direction in the last few years. Its acquisition of Talbot in 2007 gave Validus access to a premier underwriting franchise in the Lloyds’ syndicate, which has already proven a profitable investment. In addition, Validus has set the stage for further organic growth by adding market leading teams in Latin America and the energy and aviation segments. It has global licenses that will permit Validus to expand in other lines if and when the pricing presents a profitable opportunity to do so. Validus believes that the combination of IPC and Validus will bolster all of these initiatives and give the combined company a leading platform and additional opportunities for growth.

Litigation

On April 28, 2009, Validus filed a claim in the Supreme Court of Bermuda against IPC, IPC Limited and Max (“Bermuda Claim”). On March 1, 2009, IPC and Max entered into the Max Amalgamation Agreement providing for the amalgamation of Max with IPC Limited. The Bermuda Claim challenges the validity of the Max Termination

Fee and provisions which restrict the ability of IPC to discuss competing proposals with third parties (“no-talk provisions”) in the Max Amalgamation Agreement. Further, the Bermuda Claim alleges that by entering into the Max Amalgamation Agreement containing the Max Termination Fee and no talk provisions and continuing to act in accordance with the terms of these provisions, the directors of IPC acted in breach of their fiduciary or other duties and not in accordance with the constitution of IPC.

First, pursuant to the Max Amalgamation Agreement, in the event of an unsolicited alternate offer from a third party, the board of IPC is required to consider whether such a proposal amounts to a “Superior Proposal”. The Bermuda Claim alleges however, that without the ability to engage in any discussions or information exchange with respect to the Scheme of Arrangement as a result of the no-talk provisions, the board of IPC is restricted and/or precluded from properly exploring or evaluating whether in fact the alternate offer is a “Superior Proposal. Second, in the event that a “Superior Proposal” is being made and the directors of IPC vary or alter their recommendation of the Proposed Max Amalgamation within the contractual closing deadline, pursuant to the Max Amalgamation Agreement, Max would be entitled to terminate the Max Amalgamation Agreement and collect the Max Termination Fee from IPC. Under the Max Amalgamation Agreement, the Max Termination Fee is $50,000,000. The Bermuda Claim alleges that this is equivalent to 4.97% of the aggregate consideration value of $1,005,915,920 of the Proposed Max Amalgamation, based on the price of Max common shares on February 27, 2009, the last trading day before the signing of the Max Amalgamation Agreement. The Bermuda Claim also alleges that the quantum of the Max Termination Fee is wholly excessive and was not calculated by reference to the costs and expenses that would be expected to be incurred by Max in the event that the Max Amalgamation Agreement was terminated and substantially exceeds Max’s anticipated liability in respect of such costs and expenses, which, based upon disclosure in the IPC/Max Form S-4, is likely to be little more than $10 million. Therefore, the Max Amalgamation Agreement constitutes an unlawful penalty whose predominant function, the Bermuda Claim alleges, is to deter IPC or IPC Limited from breaching the Max Amalgamation Agreement (including by way of recommending a “Superior Proposal” to its board of directors).

By agreeing to the Max Amalgamation Agreement containing the Max Termination Fee and no-talk provisions, as well as by continuing to act in accordance with their terms, the Bermuda Claim alleges that the directors of IPC have failed to retain sufficient flexibility to consider and, if thought fit, recommend an offer which may be more advantageous to IPC shareholders, improperly fettering their ability to exercise the powers conferred upon them by the constitution of IPC and/or act in the best interests of IPC and/or its shareholders. And by doing so, the directors of IPC have acted other than bona fide in the best interest of IPC and/or for an improper or collateral purpose, and the Max Termination Fee and no-talk provisions were therefore beyond the actual or implied authority of the board of directors of IPC, and as such, not binding on IPC and unenforceable by Max.

The Bermuda Claim requests: (1) declaratory relief that: (a) the Max Termination Fee constitutes an unlawful and unenforceable penalty, (b) in entering into the Max Amalgamation Agreement containing the Max Termination Fee and no-talk provisions, the directors of IPC acted in breach of duty and otherwise than in accordance with the constitution of IPC, (c) in continuing to act in accordance with the Max Termination Fee and no-talk provisions in the Max Amalgamation Agreement the directors of IPC continue to act in breach of duty and otherwise than in accordance with the constitution of IPC; (2) an injunction restraining IPC or IPC Limited from making any direct or indirect payment to Max pursuant to the Max Termination Fee and/or taking any steps, whether itself, or by its directors, servants, agents or otherwise to give effect to the no-talk provisions of the Max Amalgamation Agreement and/or the Max Termination Fee; (3) an order that IPC pay the costs of the proceedings; and (4) any other or further relief the court may deem just and proper.

On May 1, 2009, Validus filed an application to expedite the trial of the Bermuda Claim. Validus requested that the Supreme Court of Bermuda set a schedule permitting a trial to be conducted commencing on an earlier date than any date on which IPC seeks to hold its annual general meeting to consider the proposals related to the Proposed Max Amalgamation. The application to expedite the trial is being heard by the Supreme Court of Bermuda on May 11 and 12, 2009. Max and IPC have opposed the application and have now scheduled the annual general meeting of IPC shareholders for June 12, 2009.

Interests of Validus Directors and Executive Officers in the Acquisition

Executive Officers and Directors

The consummation of the Acquisition will not be deemed to be a change in control impacting grants under any of Validus’ long-term incentive or stock option plans, or a change in control under any employment agreement between Validus and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the Acquisition.

Board and Management Structure of Validus

Pursuant to the Scheme of Arrangement, upon the effective time all of Validus’ current directors and officers will continue as the directors and officers of Validus. For more information, see Summary — The Scheme of Arrangement above.

Interests of IPC Directors and Executive Officers in the Acquisition

Except for the last sentence of Employment Agreements, the following information is taken from the IPC/Max S-4. See Sources of Additional Information above.

Retirement and Consulting Agreement

James P. Bryce, Chief Executive Officer, President and a director of IPC, has decided to commence a long contemplated retirement from IPC, both as an employee and as a member of IPC’s board of directors, effective not later than June 30, 2009. Mr. Bryce has agreed to provide consulting services to IPC and to serve as non-executive Chairman of Max IPC Re during the period from his retirement through December 31, 2009, unless the period is extended by mutual agreement of the parties, in order to help accomplish an efficient transition in connection with the Proposed Max Amalgamation. IPC entered into the Retirement and Consulting Agreement with Mr. Bryce. See Compensation of IPC’s Executive Officers — Compensation Discussion and Analysis — Employment and Other Agreements in the IPC/Max S-4.

IPC’s Executive Vice President and Chief Financial Officer, John R. Weale, will be appointed acting Chief Executive Officer, effective July 1, 2009, if the Proposed Max Amalgamation has not closed by June 30, 2009. The board of directors will engage an executive search firm to help identify a successor to Mr. Bryce, as Chief Executive Officer and President of IPC, including internal and external candidates, in case the Proposed Max Amalgamation is not completed.

Employment Agreements

Each of John R. Weale, Peter J. A. Cozens and Stephen F. Fallon has entered into an employment agreement. See Compensation of IPC’s Executive Officers — Compensation Discussion and Analysis — Employment and Other Agreements in the IPC/Max S-4. Given the percentage change in ownership of IPC Shares as a result thereof, the Acquisition would likely constitute a change in control under those agreements.

Indemnification and Insurance

IPC maintains standard directors’ and officers’ liability insurance policies under which, pursuant to their respective retirement and employment agreements, Messrs. Bryce, Weale, Cozens and Fallon have rights to indemnification by virtue of their positions as officers and/or directors of IPC.

Validus Shareholder Approval of Share Issuance

The issuance of the Validus Shares in the Acquisition requires the affirmative vote of a majority of the votes cast on a proposal to approve such issuance at a meeting of the Validus shareholders. On April 16, 2009, Validus filed a preliminary proxy statement with the SEC with respect to soliciting votes from Validus shareholders to approve the issuance of the Validus Shares in the Acquisition. All of the officers, directors and those shareholders which Validus refers to as its “qualified sponsors” (as defined in this proxy statement), in each case who beneficially own Validus Shares, have indicated that they intend to vote the Validus Shares owned by them in favor of such approval. As of April 30, 2009, these persons and entities benefically owned 42% of the voting interest relating to Validus Shares.

Listing of Validus Shares

It is a condition to the closing of the Acquisition that the Validus Shares issuable to IPC shareholders in the Acquisition and the Validus Shares to be reserved for issuance upon the exercise of IPC options and the vesting of IPC Shares authorized to be issued under IPC’s outstanding equity compensation plans shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Delisting of IPC Shares

Upon completion of the Acquisition, IPC Shares, which are currently quoted on NASDAQ under the symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH,” will be delisted.

Federal Securities Law Consequences

The issuance of Validus Shares pursuant to the Scheme of Arrangement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). Section 3(a)(10) of the Securities Act exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have a right to appear and to whom adequate notice of the hearing has been given. The Validus Shares issued pursuant to the Scheme of Arrangement will be deemed to be registered under Section 12(b) of the Exchange Act by virtue of Rule 12g-3 under the Exchange Act, without the filing of any Exchange Act registration statement.

Anticipated Accounting Treatment

The Acquisition will be accounted for under the purchase method of accounting in accordance with FAS 141(R) under which the total consideration paid in the Acquisition will be allocated among acquired tangible and intangible assets and assumed liabilities based on the fair values of the tangible and intangible assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the Acquisition over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the Acquisition will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of Validus determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid in the Acquisition, the excess will be accounted for as a gain to be recognized through the income statement at the consummation of the Acquisition in accordance with FAS 141(R). Validus anticipates the Scheme of Arrangement will result in an excess of the fair value of the acquired assets and liabilities assumed over total consideration paid in the Acquisition.

Plan of Reorganization

Following the Scheme of Arrangement, as part of an overall plan, Validus intends to complete a short-form amalgamation between IPC and another wholly-owned subsidiary of Validus pursuant to Section 107 of the Companies Act. Following the short-form amalgamation, IPC and the Validus subsidiary would continue as one amalgamated company in accordance with the Companies Act.

The Scheme of Arrangement is intended to constitute a plan of reorganization within the meaning of Section 368(a) of the Code, which includes the Scheme of Arrangement and short-form amalgamation.

THE SCHEME OF ARRANGEMENT

The following section contains summaries of selected material provisions of the Scheme of Arrangement. These summaries are qualified in their entirety by reference to the Scheme of Arrangement which is incorporated by reference in its entirety and attached to this proxy statement as Annex A. You should read that document in its entirety because it, and not this proxy statement or Validus’ proxy statement for the IPC special general meeting, is the legal document that would govern the Scheme of Arrangement.

Purpose; Effective Time

The Supreme Court of Bermuda ordered the court-ordered IPC meeting to be held to give the IPC shareholders the opportunity to consider and, if they so determine, approve the Scheme of Arrangement. Assuming the Scheme of Arrangement receives the approval of the IPC shareholders and the sanction of the Supreme Court of Bermuda, and all the other conditions to the consummation of the Acquisition are satisfied or, where relevant, waived, including approval of the Scheme of Arrangement by IPC either by vote of the IPC board of directors or a vote of IPC shareholders at the IPC special general meeting, an office copy of the court order sanctioning the Scheme of Arrangement will be delivered to the Bermuda Registrar of Companies, at which time the Scheme of Arrangement will be effective.

Implementing the Scheme of Arrangement

A Scheme of Arrangement under Bermuda law is an arrangement between a company and its shareholders. In order to implement the Scheme of Arrangement, the IPC shareholders must approve the Scheme of Arrangement at the court-ordered IPC meeting, IPC must separately approve the Scheme of Arrangement and the Scheme of Arrangement must be sanctioned by the Supreme Court of Bermuda. If the IPC shareholders approve the Scheme of Arrangement at the court-ordered IPC meeting, the separate approval of IPC of the Scheme of Arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement.

At the court-ordered IPC meeting, you will be asked to approve the consummation of the Acquisition by means of a court sanctioned scheme of arrangement between IPC and the holders of IPC Shares pursuant to section 99 of the Companies Act. The Scheme of Arrangement is set out in full in Annex A to this proxy statement.

The steps involved in the Scheme of Arrangement are as follows:

(1) Applying to the Supreme Court of Bermuda for an order giving directions for the holding and conduct of the court-ordered IPC meeting.

(2) Requisitioning the IPC special general meeting. On May 12, 2009, Validus filed with the SEC a preliminary proxy statement which, when filed in its definitive form, will be used to solicit written requisitions from the IPC shareholders to compel the IPC board of directors to call the IPC special general meeting.

(3) Holding the court-ordered IPC meeting to which this proxy statement relates to consider and, if the IPC shareholders so determine, approve the Scheme of Arrangement. The Scheme of Arrangement must be approved by a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy.

(4) Holding the IPC special general meeting to approve resolutions determined by Validus to be reasonably necessary in connection with implementation of the Scheme of Arrangement, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement. Approval of each resolution at the IPC special general meeting requires the affirmative vote of the holders of a majority of the IPC Shares voting at the meeting, whether in person or by proxy.

(5) Applying to the Supreme Court of Bermuda to sanction the Scheme of Arrangement.

(6) Delivering a copy of the order of the Supreme Court of Bermuda sanctioning the Scheme of Arrangement to the Bermuda Registrar of Companies.

The purpose of the Scheme of Arrangement is to provide for Validus to become the owner of the entire issued and to-be-issued share capital of IPC not already held by Validus, IPC or their respective subsidiaries. This is to be achieved by the transfer to Validus (or its nominee(s)) of the IPC Shares outstanding immediately prior to the effective time (excluding any IPC Shares beneficially owned by Validus, IPC or their respective subsidiaries) in exchange for Validus Shares upon the Scheme of Arrangement becoming effective.

To become effective, the Scheme of Arrangement requires: (i) the approval of a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy; (ii) the approval of IPC (either by IPC’s board of directors or by the affirmative vote of the holders of a majority of the IPC Shares voting at the IPC special general meeting, whether in person or by proxy) and the approval of the other resolutions to be proposed at the IPC special general meeting; (iii) the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Scheme of Arrangement; (iv) the sanction of the Supreme Court of Bermuda; and (v) the delivery of a copy of the order of the Supreme Court of Bermuda sanctioning the Scheme of Arrangement to the Bermuda Registrar of Companies.

If the IPC shareholders approve the Scheme of Arrangement at the court-ordered IPC meeting, the separate approval of IPC of the Scheme of Arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement. On May 12, 2009, Validus filed with the SEC a preliminary proxy statement which, when filed in its definitive form, will be used to solicit written requisitions from the IPC shareholders to compel the IPC board of directors to call the IPC special general meeting. Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Scheme of Arrangement, and the granting of a court order from the Supreme Court of Bermuda sanctioning the Scheme of Arrangement, a copy of the court order sanctioning the Scheme of Arrangement will be delivered to the Bermuda Registrar of Companies, at which time the Scheme of Arrangement will be effective.

Upon the Scheme of Arrangement becoming effective, Validus (or its nominee(s)) will acquire the IPC Shares fully paid and free from all liens, equitable interests, charges, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto including the right to receive and retain all dividends and other distributions declared, paid or made thereon, on or after the effectiveness of the Scheme of Arrangement (other than pro rata dividends payable by IPC in respect of the reduction, if any, of the Max Termination Fee).

Validus will, in consideration for the transfer of the IPC Shares, and subject as provided in the Scheme of Arrangement, allot and issue, credited as fully paid, to each holder of IPC Shares (as appearing in IPC’s register of members immediately prior to the effective time), new Validus Shares on the following basis:

for each IPC Share	1.2037 Validus Shares

Validus will not issue any fractional Validus Shares in connection with the Scheme of Arrangement. Instead, any IPC shareholder who would otherwise have been entitled to a fraction of a Validus Share in connection with the Scheme of Arrangement will receive cash (rounded to the nearest whole cent) in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder would otherwise be entitled (after aggregating all fractional Validus Shares that would otherwise be received by such shareholder) by (ii) the closing price of Validus Shares as reported on the NYSE on the last trading day immediately prior to the closing of the Acquisition.

With effect from and including the effective time, each existing certificate representing a holding of IPC Shares shall cease to be valid in respect of such holding and each holder of IPC Shares shall be bound at the request of Validus to deliver up the same to Validus or to any person appointed by Validus to receive the same for cancellation or to destroy such share certificates.

Upon the Scheme of Arrangement becoming effective, it will be binding on all IPC shareholders, whether or not they attended or voted at the court-ordered IPC meeting or the IPC special general meeting (and if they attended and voted, whether or not they voted in favor).

The Scheme of Arrangement contains a provision for Validus to consent, on behalf of all persons concerned, to any modification of or addition to the Scheme of Arrangement or any condition to the effectiveness of the Scheme of Arrangement that the Supreme Court of Bermuda may approve or impose. If there is any modification of or addition to the Scheme of Arrangement or any condition to the effectiveness of the Scheme of Arrangement that is material to the interests of IPC shareholders, Validus will amend this proxy statement and advise the IPC shareholders of such modification, addition or condition in advance of the court-ordered IPC meeting, in accordance with applicable law. Validus has been advised that it is unlikely that the Supreme Court of Bermuda will impose or approve any condition to the Scheme of Arrangement or any modification or addition to the Scheme of Arrangement that would be material to the interests of IPC shareholders unless IPC shareholders are informed thereof in advance of the court-ordered IPC meeting.

Once the Scheme of Arrangement is effective, the Courts of Bermuda will have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which arises out of or is connected with the terms of the Scheme of Arrangement or their implementation or out of any action taken or omitted to be taken under the Scheme of Arrangement or in connection with the administration of the Scheme of Arrangement. An IPC shareholder who wishes to enforce any rights under the Scheme of Arrangement after such time must notify Validus in writing of its intention at least ten business days prior to commencing a new proceeding. After the effective time of the Scheme of Arrangement, no shareholder may commence a proceeding against Validus or IPC in respect of or arising from the Scheme of Arrangement except to enforce its rights under the Scheme of Arrangement where Validus or IPC has failed to perform its obligations under the Scheme of Arrangement.

When, under any provision of the Scheme of Arrangement, a matter is to be determined by Validus, Validus will have discretion to interpret those matters under the Scheme of Arrangement in a manner that it considers fair and reasonable, and its decisions will be binding on all concerned.

If for any reason the Scheme of Arrangement does not become effective in accordance with its terms, the Scheme of Arrangement will not be consummated and IPC Shareholders will retain their existing holdings of IPC Shares unless either the Validus Amalgamation Offer or the exchange offer is consummated.

The Meetings to Implement the Scheme of Arrangement

Before the Supreme Court of Bermuda’s sanction can be sought for the Scheme of Arrangement, the Scheme of Arrangement will require approval by the IPC shareholders at the court-ordered IPC meeting and the approval of the resolutions to be proposed at the IPC special general meeting. Notice of the court-ordered IPC meeting is being delivered to you concurrently herewith. Notice of the IPC special general meeting will be forwarded to IPC shareholders separately.

(a) The Court-Ordered IPC Meeting

The court-ordered IPC meeting, which has been convened for [ • ] Atlantic time on [ • ], 2009 at [ • ], is being held at the direction of the Supreme Court of Bermuda to seek the approval of IPC shareholders for the Scheme of Arrangement. All holders of IPC Shares whose names appear on the register of members of IPC at [ • ] p.m. (Atlantic time) on [ • ] 2009 will be entitled to attend and vote at the court-ordered IPC meeting in respect of the number of IPC Shares registered in their name at the relevant time.

At the court-ordered IPC meeting, voting will be by way of poll and each IPC shareholder present in person or by proxy will be entitled to one vote for each IPC Share held. The vote required to approve the Scheme of Arrangement at the court-ordered IPC meeting is a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy. The holders of IPC Shares beneficially owned by Validus, IPC or their respective subsidiaries will not be able to vote those shares at the court-ordered IPC meeting but Validus will undertake to the Supreme Court of Bermuda to be bound by the Scheme of Arrangement.

It is important that, for the court-ordered IPC meeting in particular, as many votes as possible are cast so that the Supreme Court of Bermuda may be satisfied that there is a fair and reasonable representation of opinion of the IPC shareholders. Therefore, whether or not you intend to attend the court-ordered IPC meeting in person, you are strongly urged to sign and return your proxy card or voting instruction form as soon as possible.

(b) The IPC Special General Meeting

In addition to the court-ordered IPC meeting, the IPC special general meeting will be convened to consider and, if the IPC shareholders so determine, approve resolutions determined by Validus to be reasonably necessary in connection with implementation of the Scheme of Arrangement, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement. Written requisitions from IPC shareholders holding at least 10% of the issued and outstanding IPC Shares may compel the IPC board of directors to call the IPC special general meeting. On May 12, Validus filed with the SEC a preliminary proxy statement which, when filed in its definitive form, will be used to solicit such written requisitions.

At the IPC special general meeting, a vote by a show of hands will be taken in the first instance on all matters properly brought before the IPC special general meeting unless a poll is requested in accordance with IPC’s bye-laws. Each IPC shareholder as of the record date for the IPC special general meeting, including Validus and its subsidiaries, will be entitled to attend and vote, either in person or by proxy, at the IPC special general meeting. Approval of each resolution at the IPC special general meeting requires the affirmative vote of the holders of a majority of the IPC Shares voting at the meeting, whether in person or by proxy.

Validus will be sending a separate proxy statement and proxy card to IPC shareholders in respect of the IPC special general meeting. We urge you to review those materials carefully.

Sanction of the Scheme of Arrangement by the Supreme Court of Bermuda

Under the Companies Act, the Scheme of Arrangement also requires the sanction of the Supreme Court of Bermuda. Subject to the prior satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Scheme of Arrangement set out in this proxy statement, Validus has confirmed that it will be represented by counsel at the hearing of the Supreme Court of Bermuda to sanction the Scheme of Arrangement so as to consent to the Scheme of Arrangement and to undertake to the Supreme Court of Bermuda to be bound thereby.

In order to approve the Scheme of Arrangement, the Supreme Court of Bermuda will consider, among other things, whether the Scheme of Arrangement is fair to the IPC shareholders. All IPC shareholders are entitled to attend the Supreme Court of Bermuda hearing in person or through counsel to support or oppose the sanctioning of the Scheme of Arrangement.

The Scheme of Arrangement will become effective in accordance with its terms upon the delivery of an office copy of the Supreme Court of Bermuda order to the Bermuda Registrar of Companies for registration.

If the Scheme of Arrangement becomes effective, it will be binding on all IPC shareholders whether or not they attended or voted in favor of the Scheme of Arrangement at the court-ordered IPC meeting or in favor of the resolutions at the IPC special general meeting. If the Scheme of Arrangement does not become effective by November 30, 2009 (or such later date, if any, as Validus may agree and the Supreme Court of Bermuda may allow), the Scheme of Arrangement will not become effective and will not be consummated.

Acquisition Consideration

Under the Scheme of Arrangement, at the closing, each IPC Share issued and outstanding immediately prior to the closing (excluding any IPC Shares beneficially owned by Validus, IPC or their respective subsidiaries) will be transferred to Validus in exchange for 1.2037 Validus Shares.

Validus will not issue any fractional Validus Shares in connection with the Acquisition. Instead, any IPC shareholder who would otherwise have been entitled to a fraction of a Validus Share in connection with the Acquisition will receive cash (rounded to the nearest whole cent) in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder would otherwise be entitled (after aggregating all fractional Validus Shares that would otherwise be received by such shareholder) by (ii) the closing price of Validus Shares as reported on the NYSE on the last trading day immediately prior to the closing of the Acquisition.

Validus will appoint BNY Mellon Shareowner Services as exchange agent to transfer and pay the Acquisition Consideration to persons holding IPC Shares outstanding immediately prior to the effective time (other than Validus, IPC or their respective subsidiaries) in exchange for share certificates representing IPC Shares or for book-entry shares. At or about the effective time, Validus will deposit with the exchange agent the Validus Shares issuable as Acquisition Consideration and will provide for the cash issuable in lieu of fractional shares. Promptly after the effective time, the exchange agent will mail each holder of IPC Shares outstanding immediately prior to the effective time (other than Validus, IPC or their respective subsidiaries) instructions for surrendering share certificates and book-entry shares and a substitute Form W-9. The exchange agent will transfer and pay the Acquisition Consideration, less any applicable withholding taxes, to the persons holding IPC Shares outstanding immediately prior to the effective time (other than Validus, IPC or their respective subsidiaries) promptly following the exchange agent’s receipt of the share certificates (or book-entry shares). No interest will be paid or accrued on the cash payable upon the surrender of any share certificate (or book-entry shares). Until so surrendered, each such IPC Share certificate (or book-entry share) will represent after the effective time for all purposes only evidence of the right to receive such Acquisition Consideration.

Under the current “backup withholding” provisions of U.S. federal income tax law, the exchange agent may be required to withhold 28% of the amount of any payments pursuant to the Acquisition. In order to prevent backup withholding with respect to payments of cash in lieu of fractional shares to certain shareholders, each such shareholder must provide the exchange agent with such shareholder’s correct taxpayer identification number (“TIN”) and certify that such shareholder is not subject to backup withholding by completing the substitute Form W-9 included in the instructions mailed by the exchange agent to each security holder, or otherwise establish an exemption. Certain shareholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Acquisition may be subject to backup withholding. All shareholders surrendering IPC Shares pursuant to the Acquisition that are U.S. persons should complete and sign the substitute Form W-9 included in the instructions mailed by the exchange agent to provide the information necessary to avoid backup withholding. Non-U.S. shareholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the exchange agent) in order to avoid backup withholding.

Amendment and Termination of the Scheme of Arrangement

The Scheme of Arrangement contains a provision for Validus to consent, on behalf of all persons concerned, to any modification of or addition to the Scheme of Arrangement or any condition to the effectiveness of the Scheme of Arrangement that the Supreme Court of Bermuda may approve or impose. If there is any modification of or addition to the Scheme of Arrangement or any condition to the effectiveness of the Scheme of Arrangement that is material to the interests of IPC shareholders, Validus will amend this proxy statement and advise the IPC shareholders of such modification, addition or condition in advance of the court-ordered IPC meeting, in accordance with applicable law. Validus has been advised that it is unlikely that the Supreme Court of Bermuda will impose or approve any condition to the Scheme of Arrangement or any modification or addition to the Scheme of Arrangement that would be material to the interests of IPC shareholders unless IPC shareholders are informed thereof in advance of the court-ordered IPC meeting.

Prior to approval by the IPC shareholders at the court-ordered IPC meeting, Validus may terminate the Scheme of Arrangement at any time. Following approval by the IPC shareholders at the court-ordered IPC meeting, Validus may terminate the Scheme of Arrangement at any time prior to commencement of the hearing of the Supreme Court of Bermuda to sanction the Scheme of Arrangement without obtaining the approval of the IPC shareholders if any event or condition occurs which would cause any of the conditions to its effectiveness not to be satisfied by November 30, 2009 (or such later date, if any, as Validus may agree and the Supreme Court of Bermuda may allow).

If for any reason the Scheme of Arrangement does not become effective in accordance with its terms, the Scheme of Arrangement will not be consummated and IPC Shareholders will retain their existing holdings of IPC Shares unless either the Validus Amalgamation Offer or the exchange offer is consummated.

Conditions to the Scheme of Arrangement

In addition to the requisite approval by IPC shareholders at the court-ordered IPC meeting, the approval by IPC shareholders of resolutions determined by Validus to be reasonably necessary in connection with implementation of the Scheme of Arrangement, including resolutions for IPC to approve and to be bound by the Scheme of Arrangement and to terminate the Max Amalgamation Agreement, the sanction of the Scheme of Arrangement by the Supreme Court of Bermuda and the delivery of a copy of the court sanction order with the Bermuda Registrar of Companies, the effectiveness of the Scheme of Arrangement is subject to the satisfaction or, where relevant, waiver of the following other conditions:

Max Amalgamation Condition

The Max Amalgamation Agreement shall have been validly terminated on terms reasonably satisfactory to Validus, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the Max Amalgamation Agreement other than with respect to the possible payment of the Max Termination Fee required thereby.

Registration Condition

The issuance of Validus Shares to be issued pursuant to the Scheme of Arrangement shall have been registered under the Securities Act pursuant to an effective registration statement, or shall be exempt from the registration requirements thereof. The issuance of Validus Shares to be issued pursuant to the Scheme of Arrangement will be exempt from such registration requirements pursuant to Section 3(a)(10) of the Securities Act.

Shareholder Approval Condition

The shareholders of Validus shall have approved the issuance of the Validus Shares pursuant to the Scheme of Arrangement as required under the rules of the NYSE. All of the officers, directors and those shareholders which Validus refers to as its “qualified sponsors” (as defined in this proxy statement), in each case who beneficially own Validus Shares, have indicated that they intend to vote the Validus Shares owned by them in favor of such approval. As of April 30, 2009, these persons and entities beneficially owned 42.4% of the voting interests relating to the Validus Shares.

NYSE Listing Condition

The Validus Shares to be issued pursuant to the Scheme of Arrangement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Pending Litigation Condition

There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any supranational, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (each of which, a “governmental authority”): (1) challenging or seeking to, or which, in the judgment of Validus, is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or in which there are allegations of any violation of law, rule or regulation relating to, the proposing of, or terms or provisions of, the Scheme of Arrangement, or the transfer of all of the outstanding IPC Shares (excluding any IPC Shares beneficially owned by Validus, IPC or their respective subsidiaries) to Validus in exchange for Validus Shares; or (2) seeking to, or which in the judgment of Validus, is reasonably likely to, prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC Shares acquired by Validus pursuant to the Scheme of Arrangement or otherwise on all matters properly presented to IPC shareholders.

No Material Adverse Change Condition

Since December 31, 2008, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of IPC and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance or event to the extent caused by or resulting from: (i) changes in economic, market, business, regulatory or political conditions generally in the United States or in Bermuda or any other jurisdiction in which such party operates or in Bermudan, United States or global financial markets; (ii) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in the geographic areas in which such party operates; (iii) changes, circumstances or events resulting in liabilities under property catastrophe reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster; (iv) changes in any applicable law, statute, ordinance, common law, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any governmental authority, including all relevant bye-laws and regulations of the Council and Society of Lloyd’s incorporated under the Lloyd’s Act of 1871 to 1982 of England and Wales in each of the jurisdictions in which IPC or its subsidiaries currently conduct business or operate, which we refer to as “specified laws”; (v) changes in generally accepted accounting principles or in statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority (the “BMA”), the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board; (vi) any change or announcement of a potential change in IPC’s or any of its subsidiaries’ credit or claims paying rating or A.M. Best rating or the ratings of any of IPC’s or its subsidiaries’ businesses or securities; (vii) a change in the trading prices or volume of IPC Shares; (viii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this proxy statement; or (ix) the commencement, occurrence or continuation of any war or armed hostilities, except that (A) in the case of the foregoing clauses (vi), (vii) and (viii), such exceptions shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances or events underlying a failure described in any such clause has resulted in, or contributed to, a material adverse effect on IPC and its subsidiaries and (B) in the case of the foregoing clauses (i), (ii), (iv), (v) and (ix), to the extent those changes, state of facts, circumstances or events have a materially disproportionate effect on IPC and its subsidiaries taken as a whole relative to other similarly situated persons in the property and casualty insurance and reinsurance industry. In addition, a material adverse effect shall be deemed to have occurred if IPC’s book value shall have (A) declined by more than 50% from December 31, 2008 to the commencement of the hearing by the Supreme Court of Bermuda to sanction the Scheme of Arrangement or (B) declined from December 31, 2008 to the commencement of the hearing by the Supreme Court of Bermuda to sanction the Scheme of Arrangement by 20% or more than the percentage decline of Validus’ book value during the same period, provided that for purposes of measuring the 20% differential book value decline, if Validus has experienced an increase in book value from December 31, 2008 to the commencement of the hearing by The Supreme Court of Bermuda to sanction The Scheme of Arrangement, Validus shall be deemed to have experienced no change in its book value. We refer to any such materially adverse change, state of facts, circumstance or event or decline in IPC’s book value described above as a “material adverse effect.”

Conduct of Business Condition

Each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of this proxy statement and prior to the commencement of the hearing by the Supreme Court of Bermuda to sanction the Scheme of Arrangement.

Validus Credit Facility Condition

All amendments or waivers under Validus’ credit facilities as determined by Validus to be necessary to consummate the Scheme of Arrangement and the other transactions contemplated by this proxy statement, shall be in full force and effect.

Other Conditions

None of the following events or facts shall have occurred:

(a) there is in effect any order or injunction issued by any court of competent jurisdiction or any action taken, or any specified law enacted, entered, enforced or deemed applicable to the Scheme of Arrangement or the other transactions contemplated by this proxy statement by any governmental authority of competent jurisdiction which imposes any term, condition, obligation or restriction upon Validus, IPC or any of their respective subsidiaries that would, individually or the aggregate, reasonably be likely to (A) have a material adverse effect (assuming all references to IPC in the definition of “material adverse effect” were instead references to Validus) on Validus and its subsidiaries (including IPC and its subsidiaries following the effective time of the Scheme of Arrangement) on a consolidated basis following the effective time of the Scheme of Arrangement or (B) directly or indirectly (i) delay or otherwise restrain, impede or prohibit the Scheme of Arrangement or (ii) prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC Shares acquired by Validus pursuant to the Scheme of Arrangement or otherwise on all matters properly presented to IPC shareholders;

(b) IPC or any of its subsidiaries has (1) permitted the issuance or sale of any shares of any class of share capital or other securities of any subsidiary of IPC (other than IPC Shares issued pursuant to, and in accordance with, the terms in effect on the date of this proxy statement of employee stock options, stock units or other similar awards outstanding prior to the date of this proxy statement), (2) declared, paid or proposed to declare or pay any dividend or other distribution on any share capital of IPC (other than (A) any quarterly cash dividends paid in the ordinary course of business consistent with past practice to holders of IPC Shares and (B) any pro rata dividend payable by IPC in respect of the reduction, if any, of the Max Termination Fee), including by adoption of a shareholders rights plan (or similar plan) which has not otherwise been terminated or rendered inapplicable to the Scheme of Arrangement prior to the commencement of the hearing by the Supreme Court of Bermuda to sanction the Scheme of Arrangement, or (3) amended, or authorized or proposed any amendment to, its articles of incorporation or bye-laws (or other similar constituent documents) or Validus becomes aware that IPC or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its articles of incorporation or bye-laws (or other similar constituent documents) in a manner that, in the reasonable judgment of Validus, is reasonably likely to, directly or indirectly, (A) delay or otherwise restrain, impede or prohibit the Scheme of Arrangement or (B) prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC Shares acquired by Validus pursuant to the Scheme of Arrangement or otherwise on all matters properly presented to IPC shareholders;

(c) Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with IPC providing for an amalgamation or other business combination or transaction with or involving IPC or any of its subsidiaries, or the purchase or exchange of securities or assets of IPC or any of its subsidiaries, whereby Validus or any of its subsidiaries acquires securities of IPC, or Validus accepts for exchange under an exchange offer at least 90% of the IPC Shares which it sought to acquire under that offer, or Validus and IPC reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the Scheme of Arrangement will not be implemented;

(d) IPC or any of its subsidiaries has (1) granted to any person proposing an amalgamation or other business combination with or involving IPC or any of its subsidiaries or the purchase or exchange of securities or assets of IPC or any of its subsidiaries any type of option, warrant or right which, in Validus’ judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any IPC Shares or other securities, assets or business of IPC or any of its subsidiaries), (2) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange (other than the Max Termination Fee) or (3) amended the Max Amalgamation Agreement in any respect that alters IPC’s rights or obligations upon termination of the Max Amalgamation Agreement (other than a reduction of the Max Termination Fee); or

(e) IPC shareholders shall have adopted the proposed Max Amalgamation Agreement or there shall have been a business combination consummated between IPC and Max;

which in the reasonable judgment of Validus in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Scheme of Arrangement.

The foregoing conditions are for the sole benefit of Validus and may be asserted by Validus regardless of the circumstances giving rise to the right to assert any such condition or, other than the “Procedural Conditions,” the “Registration Condition,” the “Shareholder Approval Condition,” and the “NYSE Listing Condition,” which we refer to collectively as the “unwaivable conditions,” may be waived by Validus in whole or in part at any time and from time to time prior to the commencement of the hearing by the Supreme Court of Bermuda to sanction the Scheme of Arrangement in its discretion. Validus expressly reserves the right to waive any of the conditions to the Scheme of Arrangement, other than the unwaivable conditions, and to make any change in the terms of or conditions to the Scheme of Arrangement. The failure by Validus at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the commencement of the hearing by the Supreme Court of Bermuda to sanction the Scheme of Arrangement or the earlier lapse, termination or withdrawal of the Scheme of Arrangement. The Scheme of Arrangement will not proceed unless all the above conditions are satisfied or, where relevant, waived or, where appropriate, determined by Validus to have been satisfied or to remain satisfied prior to the commencement of the hearing by the Supreme Court of Bermuda to sanction the Scheme of Arrangement. Validus shall be under no obligation to waive or treat as satisfied any of the conditions set forth following the Procedural Conditions above (such conditions, the “Non-Procedural Conditions”) by a date earlier than November 30, 2009, or such later date, if any, as Validus may determine and the Supreme Court of Bermuda may allow, notwithstanding that the Non-Procedural Conditions may at such earlier date have been waived or satisfied and that there are at such earlier date no circumstances indicating that any of such Non-Procedural Conditions may not be capable of being satisfied. Any determination by Validus concerning any condition or event described in this proxy statement shall be final and binding on all parties to the fullest extent permitted by law.

Dividends and Distributions

Each of Validus and IPC regularly pays a quarterly cash dividend, i.e., $0.20 per common share in Validus’ case and $0.22 per common share in IPC’s case. Validus expects to continue to pay its regular quarterly dividends consistent with past practice. It is a condition to the effectiveness of the Scheme of Arrangement that IPC shall not have declared, paid or proposed to declare or pay any dividend or other distribution on any share capital of IPC other than (i) any quarterly cash dividends paid in the ordinary course of business consistent with past practice to holders of IPC Shares and (ii) any pro rata dividend payable by IPC in respect of the reduction, if any, of the Max Termination Fee. All mandates and other instructions in force at the effective time in relation to the IPC Shares (including elections for payment of dividends (if any)) will, immediately after the effective time, be deemed to be valid as effective mandates or instructions in respect of the Validus Shares received in consideration of such IPC Shares.

Sources of Funds, Fees and Expenses

The aggregate Acquisition Consideration paid to IPC shareholders will consist of a number of Validus Shares determined in accordance with the exchange ratio and cash in lieu of fractional shares.

It is anticipated that Validus will incur an aggregate of approximately $20 million in expenses in connection with the Acquisition, including:

•	approximately $19.0 million in financial, legal, accounting and tax advisory fees;

•	approximately $90,000 in SEC filing fees;

•	approximately $350,000 in printing, solicitation and mailing expenses associated with this proxy statement; and

•	approximately $560,000 in miscellaneous expenses.

Validus has engaged Greenhill & Co., LLC (“Greenhill”) as financial advisor with respect to its strategic process and the Acquisition. In connection with Greenhill’s services as financial advisor to Validus in connection with Validus’ strategic process and the Acquisition, Validus agreed to pay Greenhill an aggregate fee of $10.0 million, $2.75 million of which has already been paid and $7.25 million (less the fee for Greenhill’s service as dealer manager in connection with the exchange offer described below) of which is contingent upon the consummation of a transaction or entry into a definitive agreement that subsequently results in a transaction. In addition, Validus will reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify Greenhill and its affiliates in connection with Greenhill’s service as financial advisor against certain liabilities in connection with their engagement, including liabilities under the U.S. federal securities laws.

Validus has also engaged Greenhill to act as dealer manager in connection with the exchange offer. Greenhill may contact beneficial owners of IPC Shares in its capacity as dealer manager regarding the exchange offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the prospectus/offer to exchange included in the Registration Statement on Form S-4 filed by Validus with the SEC on May 12, 2009, and related materials to beneficial owners of IPC Shares. Validus has agreed to pay Greenhill a reasonable and customary fee for its service as dealer manager in connection with the exchange offer. In addition, Validus will reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify Greenhill and its affiliates in connection with Greenhill’s service as dealer manager against certain liabilities in connection with their engagement, including liabilities under the U.S. federal securities laws.

As of March 31, 2009, four merchant banking funds affiliated with Greenhill owned an aggregate of 2,571,427 Validus Shares, and certain employees of Greenhill and its affiliates had interests in one or more of such funds.

Validus has also engaged Dowling & Partners Securities, LLC (“Dowling”) as capital markets advisor with respect to the Acquisition. In connection with Dowling’s services, Validus agreed to pay Dowling an aggregate fee of $2.0 million. Payment of the fee to Dowling is not conditioned on a successful Acquisition or otherwise. In addition, Validus will reimburse Dowling for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify Dowling and its affiliates in connection with Dowling’s services against certain liabilities in connection with their engagement, including liabilities under the U.S. federal securities laws.

Validus has retained Georgeson Inc. (“Georgeson”) as information agent in connection with the exchange offer. The information agent may contact holders of IPC Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the exchange offer to beneficial owners of IPC Shares. Validus will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Validus agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

Validus has also retained Georgeson for solicitation and advisory services in connection with solicitations relating to the Acquisition, for which Georgeson will receive a customary fee. Validus has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges.

In addition, Validus has retained BNY Mellon Shareowner Services as the exchange agent in connection with the exchange offer. Validus will pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Dissenters’ and Appraisal Rights of IPC Shareholders

If the Scheme of Arrangement becomes effective, it will be binding on all IPC shareholders whether or not they voted in favor of the Scheme of Arrangement, and IPC shareholders will not be entitled to exercise any appraisal rights. IPC shareholders will be entitled to be present and be heard at the Supreme Court of Bermuda hearing to sanction the Scheme of Arrangement. Any IPC shareholder who wishes to may oppose the sanctioning of the Scheme of Arrangement and may make presentations to the court on the hearing of the petition. IPC shareholders may also vote against the Scheme of Arrangement at the court-ordered IPC meeting.

THE COURT-ORDERED IPC MEETING

This proxy statement is being provided to the IPC shareholders in connection with the solicitation of proxies by Validus to be voted at the court-ordered IPC meeting.

Date, Time and Place

The court-ordered IPC meeting will be held at [ • ], Atlantic Time, on [ • ], 2009, at [ • ].

Purposes of the Court-Ordered IPC Meeting

At the court-ordered IPC meeting, IPC shareholders will be asked to consider and vote upon a proposal to approve the Scheme of Arrangement.

VALIDUS IS DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE IPC’S SHAREHOLDERS TO VOTE “FOR” THE SCHEME OF ARRANGEMENT AT THE COURT-ORDERED IPC MEETING. WE BELIEVE THAT THE ACQUISITION OF IPC BY VALIDUS OFFERS GREATER VALUE TO THE IPC SHAREHOLDERS THAN THE PROPOSED MAX AMALGAMATION.

Record date and Shares Entitled to Vote

IPC shareholders of record, as shown on the transfer books of IPC at the close of business on [ • ], 2009 will be entitled to vote at the court-ordered IPC meeting. As of [ • ], 2009, there were [ • ] outstanding IPC Shares entitled receive notice of and to vote at the court-ordered IPC meeting. Each IPC Share entitles the holder of record thereof to one vote at the court-ordered IPC meeting.

How to Vote Your IPC Shares

The manner in which your shares may be voted depends on how your IPC Shares are held.

•	If you are a shareholder of record, meaning that your IPC Shares are represented by certificates or book entries in your name so that you appear as a shareholder in the transfer books maintained by the IPC Share transfer agent, Computershare Investor Services, the proxy card for voting those IPC Shares included with this proxy statement may be used. You may direct how your IPC Shares are to be voted by:

•	completing, signing, dating and returning the proxy card in the enclosed envelope; or

•	voting in person at the court-ordered IPC meeting by bringing the enclosed proxy card or using the ballot provided at the meeting. You should be prepared to present photo identification for admission upon request or you will not be admitted to the court-ordered IPC meeting.

•	If you own IPC Shares through a bank, broker or other nominee (in “street name”), you should, instead of a proxy card, receive from your bank, broker or other nominee a voting instructions form. You can use such voting instructions form to instruct how your IPC Shares are to be voted. As with a proxy card, you may direct how your IPC Shares are to be voted by completing, signing, dating and returning the voting instructions form in accordance with the instructions received from your bank, broker or other nominee. In addition, many banks and brokerage firms have arranged for Internet or telephonic instructions regarding how shares are to be voted and provide instructions for using those services on the voting instruction form. Please consult with your bank, broker or other nominee if you have any questions regarding the electronic voting of IPC Shares held in street name. Validus has requested that brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of IPC Shares and will reimburse those persons for their reasonable out-of-pocket expenses for forwarding the materials. Only shareholders of record may vote their shares in person at the court-ordered IPC meeting. Therefore, if you own your shares in street name, you will be entitled to attend the court-ordered IPC meeting and vote your IPC Shares only if you have previously either arranged for the IPC Shares of record to be transferred into your name by the record date for the court-ordered IPC meeting or secured a valid proxy from the bank, broker or other nominee that holds your shares for the court-ordered IPC meeting (and who has received a “legal proxy”, with a power of subdelegation, from the shareholder of record as of the record date).

Quorum; Required Vote; Abstentions and Broker Non-Votes

The presence at the court-ordered IPC meeting of two or more shareholders, in person or by proxy, is required to constitute a quorum thereat. The Scheme of Arrangement requires the affirmative vote of a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy. In accordance with NYSE rules, banks, brokers and other nominees who hold IPC Shares in street-name for customers may not exercise their voting discretion with respect to the Scheme of Arrangement. Accordingly, if you do not provide your bank, broker or other nominee with instructions on how to vote your street name shares, your bank, broker or other nominee will not be permitted to vote them at the court-ordered IPC meeting. Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before the court-ordered IPC meeting. A broker non-vote with respect to any proposal to be voted on at the court-ordered IPC meeting will not have the effect of a vote for or against the Scheme of Arrangement, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting. See also The Court-Ordered IPC Meeting — Record Date and Shares Entitled to Vote.

Voting Procedures

Voting at the court-ordered IPC meeting will be by poll. Subject to the voting restrictions set out in IPC’s bye-laws, each IPC shareholder of record and each person holding a valid proxy for the court-ordered IPC meeting from the bank, broker or other nominee that holds its shares (and who has received a “legal proxy”, with a power of subdelegation, from the shareholder of record as of the record date) will be entitled to one vote for each IPC Share owned or represented.

Adjournments

If the court-ordered IPC meeting is adjourned, holders of IPC Shares whose names appear on the register of members of IPC at [ • ] p.m. (Atlantic time) on the record date will be entitled to attend and vote at the adjourned court-ordered IPC meeting in respect of the number of IPC Shares registered in their name at the relevant time.

How to Revoke a Proxy

You may change your vote or revoke your proxy at any time before your proxy is voted at the court-ordered IPC meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to IPC (Attention: General Counsel) at American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda a written notice of revocation of your proxy; (2) delivering to IPC an authorized proxy bearing a later date; or (3) attending the court-ordered IPC meeting and voting in person as described above under How to Vote Your IPC Shares. Attendance at the court-ordered IPC meeting in and of itself, without voting in person at the court-ordered IPC meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you should follow the instructions of your bank, broker or other nominee or, if you have obtained a valid proxy from the bank, broker or other nominee that holds your shares (and who has received a “legal proxy”, with a power of subdelegation, from the shareholder of record as of the record date) giving you the right to vote your shares at the court-ordered IPC meeting, by attending the court-ordered IPC meeting and voting in person.

IPC’s Auditors

Representatives of KPMG, IPC’s independent registered public accounting firm, are not expected to be present at the court-ordered IPC meeting and accordingly will not make any statement or be available to respond to any questions.

Proxy Solicitation

Validus will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Validus may solicit proxies personally and by telephone, facsimile or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. In addition, Validus has retained Georgeson Inc. to assist in its solicitation of proxies in connection with the court-ordered IPC meeting, and estimates that it will pay Georgeson Inc. a fee not to exceed $100.000. Georgeson Inc. may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. Validus has also agreed to reimburse Georgeson Inc. for its reasonable administrative and out-of-pocket expenses and to indemnify it against certain losses, costs and expenses. Also, upon request, Validus will reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

If you have any questions or require any assistance in voting your IPC Shares, please contact:

199 Water Street
26th Floor
New York, New York 10038
Banks and Brokers should call: (212) 440-9800
or
Toll Free: at (888) 274-5119
Email: validusIPC@georgeson.com

PROPOSAL TO BE SUBMITTED TO IPC SHAREHOLDER VOTE; VOTING
REQUIREMENTS AND RECOMMENDATION

Proposal: to approve the Scheme of Arrangement.

The Scheme of Arrangement must be approved by a majority in number of the holders of IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC Shares voting at the court-ordered IPC meeting, whether in person or by proxy.

VALIDUS IS DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE IPC’S SHAREHOLDERS TO VOTE “FOR” THE SCHEME OF ARRANGEMENT AT THE COURT-ORDERED IPC MEETING. WE BELIEVE THAT THE ACQUISITION OF IPC BY VALIDUS OFFERS GREATER VALUE TO THE IPC SHAREHOLDERS THAN THE PROPOSED MAX AMALGAMATION.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO IPC, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY THE LATEST-DATED PROXY COUNTS. VOTE “FOR” THE SCHEME OF ARRANGEMENT, BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR FOLLOWING THE INSTRUCTIONS PROVIDED BY YOUR BANK, BROKER OR OTHER NOMINEE. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. THEREFORE, VALIDUS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD.

REGULATORY MATTERS

Validus is not aware of any governmental license or regulatory permit that appears to be material to IPC’s business that might be adversely affected by the Acquisition pursuant to the Scheme of Arrangement or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Acquisition or ownership of IPC Shares pursuant to the Scheme of Arrangement. Should any of these approvals or other actions be required, Validus currently contemplates that these approvals or other actions will be sought. There can be no assurance that any such approvals or other actions, if required, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to IPC’s business or certain parts of IPC’s or Validus’, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate.

Insurance Regulations

Applications or notifications in connection with the Scheme of Arrangement and the changes in control of various subsidiaries of IPC that may be deemed to occur as a result of the Scheme of Arrangement may be required to be filed, with various non-U.S. regulatory authorities.

In addition, under the Bermuda Insurance Act of 1978, (i) Validus is required to file a notification regarding the acquisition of IPC Shares with the BMA within 45 days after the date that Validus becomes a 10 percent, 20 percent, 33 percent or 50 percent shareholder of IPC and (ii) any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent or 50 percent of the Validus Shares must notify the BMA in writing within 45 days of such acquisition.

Although Validus does not expect these regulatory authorities to raise any significant concerns in connection with their review of the Scheme of Arrangement, there is no assurance that Validus will obtain all required regulatory approvals or that these approvals will not include terms, conditions or restrictions that are adverse to Validus or to IPC.

The consummation of the Scheme of Arrangement will not require the approval of any U.S. insurance regulators because neither Validus nor IPC operates a U.S.-regulated insurance business that would require any such approval.

Other than the approvals and notifications described above, Validus is not aware of any material regulatory approvals required to be obtained, or waiting periods required to expire after the making of a filing. If Validus discovers that other approvals or filings and/or waiting periods are necessary, it will seek to obtain or comply with them, although there can be no assurance that they will be obtained, as is the case with the regulatory approvals described above.

INFORMATION ABOUT VALIDUS AND IPC

Validus Holdings, Ltd.

Validus is a Bermuda exempted company, with its principal executive offices located at 19 Par-La-Ville Road, Hamilton HM11, Bermuda. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Re and Talbot. Validus Re is a Bermuda-based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183. Validus Shares are traded on the NYSE under the symbol “VR” and, as of May 11, 2009, the last practicable date prior to the filing of this proxy statement, Validus had a market capitalization of approximately $1.7 billion. Validus has approximately 280 employees.

As of the date this proxy statement was first mailed to IPC shareholders, Validus was the registered holder of 100 IPC Shares, or less than 1% of the outstanding IPC Shares, and Validus was entitled to vote as to all of the IPC Shares it owns.

Validus files periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. Validus Shares are traded on the NYSE with the symbol “VR.” Similar information concerning Validus can be reviewed at the office of the NYSE at 20 Broad Street, New York, New York, 10005. Validus’ website address is http://www.validusre.bm. Information contained in this website is not part of this report.

Validus’ annual report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge, including through its website, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Copies of the charters for the audit committee, the compensation committee, the corporate governance and nominating committee, the finance committee and the underwriting committee, as well as Validus’ Corporate Governance Guidelines, Code of Business Conduct and Ethics for Directors, Officers and Employees, which applies to all of Validus’ Directors, officers and employees, and Code of Ethics for Senior Officers, which applies to Validus’ principal executive officer, principal accounting officer and other persons holding a comparable position, are available free of charge on Validus’ website at www.validusre.bm or by writing to Investor Relations, Validus Holdings, Ltd., 19 Par-La-Ville Road, Hamilton HM11, Bermuda. Validus will also post on its website any amendment to the Code and any waiver of the Code granted to any of its directors or executive officers to the extent required by applicable rules.

IPC Holdings, Ltd.

The following description of IPC is taken from the IPC/Max S-4. See Sources of Additional Information above.

IPC provides property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2008, approximately 93% of its gross premiums written, excluding reinstatement premiums, covered property catastrophe reinsurance risks. Property catastrophe reinsurance covers against unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2008, IPC had approximately 258 clients from whom it received either annual/deposit or adjustment premiums, including many of the leading insurance companies around the world. In 2008, approximately 36% of those clients were based in the United States, and approximately 53% of gross premiums written, excluding reinstatement premiums, related primarily to U.S. risks. IPC’s non-U.S. clients and its non-U.S. covered risks are located principally in Europe, Japan, Australia and New Zealand. During 2008, no single ceding insurer accounted for more than 3.7% of its gross premiums written, excluding reinstatement premiums. At December 31, 2008, IPC had total shareholders’ equity of $1,851 million and total assets of $2,389 million.

In response to a severe imbalance between the global supply of and demand for property catastrophe reinsurance that developed during the period from 1989 through 1993, IPC and IPCRe were formed as Bermuda companies and commenced operations in June 1993 through the sponsorship of American International Group, Inc. (“AIG”). On August 15, 2006, AIG sold its entire shareholding in an underwritten public offering. As from August 15, 2006, to IPC’s knowledge, AIG no longer has any direct ownership interest in IPC.

IPC Shares are quoted on NASDAQ under the ticker symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH.” IPCRe Europe Limited, a subsidiary of IPCRe incorporated in Ireland, underwrites select reinsurance business. Currently, IPCRe Europe Limited retrocedes 90% of the business it underwrites to IPCRe.

Internet Address: IPC’s Internet address is www.ipcre.bm and the investor relations section of its website is located at www.ipcre.bm/financials/quarterly-index.html. IPC makes available free of charge, through the investor relations section of its website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

COMPARISON OF SHAREHOLDER RIGHTS

The following is a summary of the material differences between the current rights of Validus shareholder and the current rights of IPC shareholders. The rights of the IPC shareholders who become Validus shareholders pursuant to the Acquisition will be governed by the memorandum of association and the amended and restated bye-laws of Validus, which will remain subject to amendment in accordance with their terms. This summary is not intended to be complete and is qualified by reference to Validus’ memorandum of association and its amended and restated bye-laws, and IPC’s memorandum of association and its amended and restated bye-laws, as well as the laws of Bermuda. Validus’ memorandum of association and amended and restated bye-laws are incorporated by reference (as Exhibit 3.1 to Validus’ Registration Statement on Form S-1 filed on January 16, 2007 and Exhibit 3.2 to Validus’ Registration Statement on Form S-1 (Amendment No. 4) filed on July 5, 2007, respectively). IPC’s memorandum of association and amended and restated bye-laws are incorporated by reference (as Exhibit 3.1 to IPC’s Registration Statement on Form S-1 (Amendment No. 1) filed on February 9, 1996 and Exhibit 3.2 to IPC’s Quarterly Report on Form 10-Q filed on July 30, 2007, respectively).

The following information relating to IPC is taken from the IPC/Max S-4. See Sources of Additional Information above. Shareholders of Validus and IPC may request copies of these documents as provided in Where You Can Find More Information on page [ • ].

Share Capital

As of May 11, 2009, Validus had an authorized share capital of 571,428,571 authorized common shares having a par value of $0.175 each. As of December 31, 2008, Validus’ issued and outstanding share capital consisted of 75,624,697 common shares, par value $0.175 per share. Validus’ common shares trade on the NYSE.

As of March 27, 2009, IPC had an authorized share capital of $1,850,000 divided into 150,000,000 authorized common shares having a par value of $0.01 each and 35,000,000 preferred shares having a par value of $0.01 each. As of December 31, 2008, IPC’s outstanding share capital consisted of 56,094,348 common shares, par value $0.01 per share. IPC’s common shares trade on NASDAQ.

Assuming the Acquisition was completed on December 31, 2008, as of such date Validus would have (i) an authorized share capital of 571,428,571 authorized common shares having a par value of $0.175 each and (ii) issued and outstanding share capital of 142,963,644 common shares, par value $0.175 per share. Validus’ common shares will trade on the NYSE.

Shareholder Equity

Under Bermuda law, the excess of any consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation, and cannot be paid to shareholders as a dividend.

A Bermuda company may also create a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares). Unlike share premium arising upon the issuance of shares, the amount standing to the credit of a company’s contributed surplus account may be distributed to shareholders subject to the solvency of the company. See: Dividends and Distributions of Contributed Surplus below.

As of December 31, 2008, Validus had paid in nominal share capital of $13,235,114, and a share premium account of $1,412,635,095. As of December 31, 2008, IPC had paid in nominal share capital of $560,795, and a share premium account of $1,089,001,792.

Corporate Governance

Validus	IPC

The rights of Validus shareholders are currently governed by its memorandum of association and bye-laws and by Bermuda law. There is also a shareholder agreement dated December 7, 2005.	The rights of IPC shareholders are currently governed by its memorandum of association and bye-laws and by Bermuda law.

Limitation on Voting Rights

Validus	IPC

If the number of Controlled Shares of any shareholder or group of related shareholders would constitute more than 9.09% of the aggregate voting power of all common shares entitled to vote on a matter, the votes conferred by such Controlled Shares will be reduced, such that the vote conferred by such shares represent 9.09% of the aggregate voting power of all common shares entitled to vote on such matter.	If the number of Controlled Shares of any holder or group or related shareholders would constitute 10% or more of the combined voting power of the issued and outstanding common shares, the voting power of this shareholder or group of related shareholders will be reduced so that the voting power is not more than approximately 9.9% of the total voting rights attached to the issued and outstanding common shares.

A “Controlled Share” of any person refers to all (i) voting and non-voting common shares, (ii) securities convertible into or exchangeable into voting or non-voting common shares, and (iii) options, warrants or other rights to acquire voting or non-voting common shares that a person is deemed to own directly, indirectly or constructively within the meaning of (x) Section 958 of the Code or (y) Section 13(d)(3) of the Exchange Act.	A “Controlled Shares” of any person refers to all common shares, owned by such person whether (i) directly; (ii) for a U.S. person, by application of the rules of Section 958(a) and 958(b) of the Code; or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder.

Ownership Limitation

Validus	IPC

Validus is authorized to request information from any holder of shares and has the right to repurchase shares (other than shares that have been sold pursuant to an effective registration statement under the Securities Act) if the board of directors determines that such repurchase is required in order to avoid or ameliorate adverse legal, tax or regulatory consequences or if such holder has undergone a Change of Control. Similar restrictions apply to Validus’ ability to redeem shares.	Under the IPC bye-laws, IPC’s directors are required to decline to register a transfer of shares if they have reason to believe that the result of such transfer would be to increase the total number of Controlled Shares of any person to 10% or more of the shares of IPC without giving effect to the limitation on voting rights described above. Similar restrictions apply to IPC’s ability to issue, redeem or repurchase shares.

“Change of Control” in the Validus bye-laws means the occurrence of one or more of the following events: (i) a majority of the board of directors (or equivalent governing body) of a shareholder shall consist of persons who were not (a) a member of the board of directors (or equivalent governing body) of such shareholder on the December 7, 2005 or (b) nominated for election or elected to the board of directors (or equivalent governing body) of such shareholder, with the affirmative vote of a majority of persons who were members of such board of directors (or equivalent governing body) at the time of such nomination or election or (ii) the acquisition by any person or group of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of the directors of a shareholder (other than certain permitted transferees, persons, groups or their Affiliates who had such power when such shareholder first became a shareholder or acquisitions approved in advance by a majority of the members of the board of directors (or equivalent governing body) of such shareholder or upon the death or disability of a natural person).
IPC directors also may, in their absolute discretion, each decline to register the transfer of any shares if they have reason to believe (1) that the transfer may expose the company, any of its subsidiaries, any shareholder or any person ceding insurance to IPC or any of its subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, IPC’s directors will decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer will have been obtained.

The IPC bye-laws also provide that its board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

IPC is authorized to request information from any holder or prospective acquirer of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

Pursuant to the IPC bye-laws, if the directors of IPC refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Bermuda law, unless the IPC bye-laws otherwise provide, requires a 90 day notice period of such refusal to register a transfer.

Dividends and Distributions of Contributed Surplus

Under Bermuda law, shareholders are entitled to receive dividends, when and as declared by a company’s board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shareholders from time to time.

Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing:

(i) the company is, or would, after the payment is made be, unable to pay its liabilities as they become due; or

(ii) that the realizable value of the company’s assets would be less, as a result of the payment, than the aggregated of its liabilities and its issued share capital and share premium.

Validus	IPC

Under the Validus bye-laws, the board of Validus has the power to declare dividends and to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest against Validus.	Under the IPC bye-laws, the board of IPC has the power to declare dividends, and to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value of any assets forming the subject of a dividend in specie. No unpaid dividend shall bear interest against IPC.

Right to Call Special General Meeting

Validus	IPC

Validus’ bye-laws provide that special general meetings of the shareholders may be called only by Validus’ (i) chairman of the board, (ii) any two directors who are directors at the time the bye-laws first become effective on July 24, 2007, or (iii) a majority of the board.	The IPC’s bye-laws, provide that a special general meeting of the shareholders may be called by IPC’s (i) chairman of the board, (ii) any two directors, (iii) any director and the secretary of the company, or (iv) the board.

Bermuda law also requires the board to call a special general meeting upon the requisition of shareholders holding not less than one-tenth of the paid-up share capital of Validus as at the date of the deposit.	Bermuda law and IPC bye-laws also require the board to call a special general meeting upon the requisition of the shareholders holding not less than one-tenth of the paid up share capital of IPC as at the date of the deposit.

Notice of Shareholder Proposals and Nomination of Candidates by Shareholders

Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), as set forth below, require a company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders, representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders. Each such written request is referred to in this section as a “Shareholder Notice.”

Validus	IPC

The Validus bye-laws are silent on matters relating to notice of shareholder proposals and nominations of candidates.	The IPC bye-laws are silent on matters relating to notice of shareholder proposals and nominations of candidates.

Shareholder Action by Written Consent

Validus	IPC

Under the Validus bye-laws, a resolution may only be passed by written consent to be signed by all of the shareholders who at the date of the resolution would be entitled to attend a shareholder meeting and vote on the resolution.	Under the IPC bye-laws, a resolution may only be passed by written consent to be signed by all of the shareholders who at the date of the resolution would be entitled to attend a shareholder meeting and vote on the resolution.

Classification of Board of Directors

Validus	IPC

Validus’ bye-laws, divide the directors into three classes of directors, each class to have as nearly the same number of directors as possible. The initial terms of the class 1, class 2 and class 3 directors expire in one year, two years and three years, respectively, following the adoption of the bye-laws on July 24, 2007. Following their initial terms, all three classes shall be elected to three-year terms.	The board is not classified and the term is for one year.

Alternate Directors

Validus	IPC

Validus’ bye-laws do not provide for alternate directors.	According to the IPC bye-laws, each director may appoint an alternate director by providing written notice to the secretary of the company. An alternate director shall be entitled to receive notice of all meetings of the board and to attend and vote at any such meeting at which the appointing director is not personally present and generally to perform at such meeting all the functions of such director.

Number of Directors

Under Bermuda law, the minimum number of directors on a board of a company is two, although the minimum number of directors may be set higher and the maximum number of directors may also be determined in accordance with the bye-laws of the company. The maximum number of directors may be determined by the Members at a general meeting or in such other manner as provided in the bye-laws.

Validus	IPC

Validus’ bye-laws provide that the board shall consist of not less than nine and not more than 12 directors. The exact number of directors is determined by a resolution adopted by the affirmative vote of at least a two-thirds majority of the board then in office. If no such resolution is in effect, the board will consist of 11 directors. Any increase in the size of the board pursuant to this provision may be filled by the directors appointing additional directors.	IPC’s bye-laws provide that the board shall consist of not less than two nor more than nine, the exact number to be determined by the board. However, in the event any class or series of preferred shares is issued and outstanding, the board may from time to time increase the maximum number of directors to any number larger than nine, if the board determines, in its discretion, that such increase is necessary to comply with the terms of any such class or series of issued and outstanding preferred shares. The board shall have the power to appoint any person as a director or fill in vacancies.

Removal of Directors

Under Bermuda law, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director or the entire board of directors provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.

Validus	IPC

Under the Validus bye-laws, the shareholders may, at any annual meeting or special general meeting called for that purpose, remove a director only for Cause by the affirmative vote of at least sixty-six and two-thirds percent of the votes cast, provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting and at such meeting such director shall be entitled to be heard on the motion for such director’s removal.	The IPC bye-laws do not deviate from the general Bermuda law position as set out above.

“Cause” in the Validus bye-laws means willful misconduct, fraud, gross negligence, embezzlement or a conviction of, or a plea of “guilty” or “no contest” to, a felony or other crime involving moral turpitude.

Vacancies on the Board of Directors

Under Bermuda law, so long as a quorum of directors remains in office, unless the bye-laws of a company otherwise provide, any vacancy occurring in the board of directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy will be filled by a general meeting of shareholders.

Validus	IPC

Under the Validus bye-laws, the office of director shall be vacated if the director (1) is removed from office pursuant to the bye-laws or is prohibited from being a director by law, (2) is or becomes bankrupt, or makes any arrangement or composition with his creditors generally, (3) is or becomes of unsound mind or an order for his detention is made, or dies, or (4) resigns his office. The board of directors has the power to appoint any person to be a director to fill a vacancy and a director so appointed shall hold office until such director’s office is otherwise vacated and shall serve within the same class of directors as the predecessor.

Under the Validus bye-laws, the board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws as the quorum necessary for the transaction of business at meetings of the board of directors, the continuing directors or director may act for the purpose of (1) summoning a general meeting or (2) preserving the assets of the company.

Under the IPC bye-laws, the board of directors has the power at any time to appoint any person as a director to fill a vacancy on the board of directors occurring as the result of the death, disability, disqualification or resignation of any director or if such director’s office is otherwise vacated. The office of director shall be vacated if the director (1) is removed from office pursuant to the bye-laws or is prohibited from being a director by law, (2) is or becomes bankrupt, or makes any arrangement or composition with his creditors generally, (3) is or becomes of unsound mind or an order for his detention is made, or dies, or (4) resigns his office. A director so appointed by the board of directors will hold office until the next annual general meeting or until such director’s office is otherwise vacated.

Under the IPC bye-laws, the board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws, or such greater number as may have been determined by the shareholders, as the quorum necessary for the transaction of business at meetings of the board of directors, the continuing directors or director may act only for the purpose of (1) summoning a general meeting or (2) preserving the assets of the company.

Interested Directors

Bermuda law provides that, if a director or officer has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director or officer must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board of directors.

Validus	IPC

The Validus bye-laws provide that, a director who is directly or indirectly interested in a contract or proposed contract or arrangement with the company or any of its subsidiaries shall declare the nature of such interest to the board, whether or not such declaration is required by law. Unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum for such meeting.	The IPC bye-laws provide that, a director who is directly or indirectly interested in a contract or a proposed contract or arrangement with the company shall declare the nature of such interest as required by the Companies Act. Unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum for such meeting.

Election of Directors

Validus	IPC

According to the Validus bye-laws, at any election of directors, nominees shall be elected by a plurality of the votes cast.	According to the IPC bye-laws, cumulative voting applies to any election of directors. Each shareholder entitled to vote in such election shall have a number of votes equal to the product of (x) the number of votes conferred by such shareholder’s common shares (as adjusted pursuant to the voting power reduction provisions in the bye-laws, if applicable) and (y) the number of persons standing for election as directors at the general meeting. Each shareholder may divide and distribute his votes, as so calculated, among any one or more candidates for the directorships to be filled, or such shareholder may cast his votes for a single candidate. At such election, the candidates receiving the highest number of votes, up to the number of directors to be chosen, shall stand elected, and an absolute majority of the votes cast is not a prerequisite to the election of any candidate to the board.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. At any general meeting of IPC, two or more persons present in person and representing in person or by proxy in excess of 50% of the total outstanding common shares throughout the meeting will form a quorum for the transaction of business. Generally, except as otherwise provided in a Bermuda company’s bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.

Validus	IPC

Any individual who is an Validus shareholder and who is present at a meeting may vote in person as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders.	Any individual who is an IPC shareholder and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders.

The Validus bye-laws also permit attendance at general meetings by proxy.	The IPC bye-laws also permit attendance at general meetings by proxy.

Subject to the Limitations on Voting Rights described above, each holder of voting common shares is entitled to one vote per voting common share held.	Subject to the Limitations on Voting Rights described above, each holder of common shares is entitled to one vote per common share held.

Discontinuance or Change of Jurisdiction of Incorporation

Under Bermuda law, a company may change its jurisdiction of incorporation by “discontinuing” from Bermuda to a number of jurisdictions approved by the Bermuda Minister of Finance. A company may make specific provisions for discontinuance in its bye-laws, and may delegate authority to the board of directors to exercise all of the company’s powers to discontinue the company. In the absence of such provision, the decision to discontinue the company to another jurisdiction must be made by the shareholders and require a resolution passed by a simple majority of the votes cast at a general meeting, provided that at any such meeting any such share shall carry the right to vote in respect of such discontinuance whether or not it otherwise carries the right to vote.

Validus	IPC

The Validus bye-laws permit the Validus board, subject to approval by a majority of shareholders, to exercise all the powers of the company to discontinue the company.	The IPC bye-laws do not currently make specific provision for a different majority vote or a different quorum than that which has been set out in the Companies Act.

Amalgamation

The Companies Act provides that, unless specific provisions have been made otherwise, the amalgamation of a company with another company must be approved by a vote of three-fourths of the shareholders voting at the meeting, and that the quorum for the meeting shall be two persons holding or representing by proxy more than one-third of the issued shares of the company of all classes, whether ordinarily entitled to vote or not.

Validus	IPC

The Validus bye-laws do not currently make specific provision for a different majority vote or a different quorum than that which has been set out in the Companies Act.	The IPC bye-laws do not currently make specific provision for a different majority vote or a different quorum than that which has been set out in the Companies Act.

Duties of Directors and Director Liability

The Bermuda Companies Act provides that the business of a company is to be managed and conducted by the board of directors. Under Bermuda law, at common law, members of a board of directors owe fiduciary and other duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company;

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

•	to disclose material conflicts of interest to the board of the company at the first opportunity.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

The Companies Act also provides that a company may agree in its bye-laws or by contract or some other arrangement to exempt or indemnify its directors from any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or trust in relation to the company or any subsidiary thereof, except for any liability in respect of any fraud or dishonesty, which would otherwise attach to such director. See Indemnification of Officers, Directors and Employees below.

Indemnification of Officers, Directors and Employees

Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the Court grants relief to them pursuant to section 281 of the Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved. The Court may relieve directors and officers from liability for negligence, default, breach of duty or breach of trust if it appears to the Court that such director or officer has acted honestly and reasonably and, in all the circumstances, ought fairly to be excused.

Section 98A of the Companies Act permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to the company or any subsidiary thereof, whether or not the company may otherwise indemnify such officer or director.

Validus	IPC

The Validus bye-laws indemnify its directors, officers and (in the discretion of the board) employees and agents and their heirs, executors and administrators who were or are or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the company), by reason of his acting in such capacity or his acting in any other capacity for, or on behalf of, the company, against any liability or expense actually and reasonably incurred by such person in respect thereof. In addition, the company shall, in the case of directors and officers, and may, in other cases, advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.

Under the Validus bye-laws, each shareholder agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against any of the officers or directors of the company on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the company.

Validus has purchased and maintains directors’ and officers’ liability policies for such purposes. Under the Validus bye-laws, no specific provision is made for the indemnification of directors and officers of the company in relation to the affairs of the company’s subsidiaries, although (as noted above) such indemnification is permitted by Bermuda law.

The IPC bye-laws indemnify its directors, officers and secretary and their heirs, executors and administrators in respect of any actions, costs, charge, losses, damages and expenses incurred or sustained by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts; however this indemnity does not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of said persons.

Under the IPC bye-laws, each shareholder agrees to waive any claim or right of action, other than those involving willful negligence, willful default, fraud or dishonesty, against any of the officers or directors of the company on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the company.

IPC has purchased and maintains directors’ and officers’ liability policies for such purposes.

Under the IPC bye-laws, no specific provision is made for the indemnification of directors and officers of the company in relation to the affairs of the company’s subsidiaries, although (as noted above) such indemnification is not prohibited by Bermuda law.

Shareholder’s and Derivative Suits

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or amended and restated bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Validus	IPC

The Validus bye-laws provide that shareholders waive any claim or right of action that they might have, whether individually or by or in the right of the company, against any of its directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty which may attach to such director or officer.	The IPC bye-laws provide that shareholders waive all claims or rights of action that they might have, both individually or in the right of the company, against any of its directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any willful negligence, willful default, fraud or dishonesty of such director or officer.

Amendment of Memorandum of Association

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda courts for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Bermuda court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amendment of Bye-laws

Validus	IPC

Consistent with Bermuda law, the Validus bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.	Consistent with Bermuda law, the IPC bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.

Preemptive Rights

Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

Validus	IPC

The Validus bye-laws are silent with respect to preemptive rights for shareholders.	The IPC bye-laws are silent with respect to preemptive rights for shareholders.

Business Combination Statutes

A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of such business transactions include amalgamation, mergers, asset sales and other transactions in which a significant shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.

Approval of Certain Transactions

The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

Takeovers:  Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may, by notice, require the non-tendering shareholders to transfer their shares on the terms of the offer. dissenting shareholders may apply to the Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the Court should exercise its discretion to enjoin the required transfer, which the Court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Amalgamations:  Pursuant to Bermuda law, the amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. The required vote of shareholders may be reduced by a company’s bye-laws. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation. Any shareholder who does not vote in favor of the amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may, within one month of receiving the company’s notice of shareholder meeting to consider the amalgamation, apply to the Court to appraise the fair value of his or her shares. No appeal will lie from an appraisal by the Court. The costs of any application to the Court shall be in the discretion of the Court.

Inspection of Books and Records; Shareholder Lists

Under Bermuda law, members of the general public have the right to inspect a company’s public documents available at the office of the Registrar of Companies in Bermuda, which will include a company’s memorandum of association (including its objects and powers) and certain alterations to its memorandum of association, including any increase or reduction of the company’s authorized capital.

Registered shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of a company, which must be presented to the annual general meeting of shareholders. A company’s register of members is also open to inspection by shareholders, and to members of the public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Appraisal Rights/Dissenters’ Rights

Under Bermuda law, a dissenting shareholder of an amalgamating company that does not believe it has been offered fair value for its shares may apply to the Court to appraise the fair value of its shares. Where the Court has appraised any such shares and the amalgamation has been consummated prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Court, the amalgamated company shall pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Court. Bermuda law provides for dissenters’ rights in an amalgamation between non-affiliated companies and affiliated companies where one company is not a Bermuda company. Bermuda law additionally provides a right of appraisal in respect of the situations discussed under Required Purchase and Sale of Shares; Short-Form Merger below.

Required Purchase and Sale of Shares

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•	By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders (excluding shares owned by the acquirer) present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the Court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement;

•	If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% in value of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more in value of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders could be compelled to sell their shares unless the Court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise; or

•	Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

BENEFICIAL OWNERSHIP OF IPC COMMON SHARES

The following information is taken from the IPC/Max S-4. See Sources of Additional Information above.

The table below sets forth certain information as of April 29, 2009, (unless otherwise specified) with respect to the beneficial ownership of IPC Shares by each person who is known to IPC, based on filings made by such person under Section 13(d) and Section 13(g) of the Exchange Act, to own beneficially more than 5% of the outstanding common shares, each person currently serving as a director of IPC, each nominee for director, the Chief Executive Officer, the Chief Financial Officer, each of the two most highly compensated executive officers of IPC other than the Chief Executive Officer and Chief Financial Officer and all directors and executive officers as a group.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership(1)		Percentage(2)

FMR LLC	4,965,479	(3)	8.9%
82 Devonshire Street
Boston, Massachusetts 02109
Franklin Resources, Inc.	3,926,292	(4)	7.0%
One Franklin Parkway
San Mateo, California 94403-1906
Barclays Global Investors, NA.	2,811,789	(5)	5.0%
400 Howard Street
San Francisco, California 94105
Mark R. Bridges	891	(6)	*
James P. Bryce	324,524	(7)	*
Michael J. Cascio	155	(6)	*
Peter S. Christie	891	(6)	*
Kenneth L. Hammond	891	(6)	*
L. Anthony Joaquin	891	(6)	*
Antony P.D. Lancaster	891	(6)	*
Peter J.A. Cozens	140,340	(8)	*
Stephen F. Fallon	144,669	(9)	*
John R. Weale	161,047	(10)	*
All directors and executive officers as a group	775,190		1.4%

*	Less than 1% of the outstanding common shares.

(1)	In accordance with the rules of the SEC, a person is deemed to have “beneficial ownership” of common shares that such person has the rights to acquire within 60 days. For purposes of calculating percent ownership, each person’s holdings have been calculated assuming full exercise of outstanding options currently exercisable or exercisable within 60 days by such person and by including such person’s restricted stock units and performance share units vesting within 60 days, but not the exercise of options held by any other person. All amounts listed represent sole investment and voting power unless otherwise indicated.

(2)	Based on 55,948,821 common shares issued and outstanding at March 26, 2009.

(3)	According to information in the Schedule 13G/A filed on February 17, 2009, FMR LLC had the following dispositive powers with respect to common shares: (a) sole voting power: none; (b) shared voting power: none; (c) sole dispositive power: 4,965,479; and (d) shared dispositive power: none.

(4)	According to information reported in the Schedule 13G/A filed on February 6, 2009, Franklin Resources, Inc. had the following dispositive powers with respect to common shares: (a) sole voting power: 3,862,492; (b) shared voting power: none; (c) sole dispositive power: 3,926,292; (d) shared dispositive power: none.

(5)	According to information reported in the Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA. had the following dispositive powers with respect to common shares: (a) sole voting power: 2,540,495; (b) shared voting power: none; (c) sole dispositive power: 2,811,789; (d) shared dispositive power: none.

(6)	Transfer-restricted common shares awarded as compensation for his services as a Director.

(7)	Includes 581 common shares that are held by the IRA trustee for Mr. Bryce’s wife, for which Mr. Bryce disclaims beneficial ownership, 175,000 common shares issuable upon the exercise of options and 7,429 transfer-restricted common shares.

(8)	Includes 81,250 common shares issuable upon the exercise of options and 2,928 transfer-restricted common shares.

(9)	Includes 78,750 common shares issuable upon the exercise of options and 2,556 transfer-restricted common shares.

(10)	Includes 115,750 common shares issuable upon the exercise of options and 2,637 transfer-restricted common shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Material U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders (as defined below) of IPC Shares of (i) the Scheme of Arrangement and subsequent short-form amalgamation and (ii) holding and disposing of the Validus Shares received pursuant to the Scheme of Arrangement. This summary is based on provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, each as in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences described herein. No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or is expected to be obtained, regarding the U.S. federal income tax consequences described herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court. This summary assumes that a U.S. holder holds a Validus or IPC common share as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this summary, the term “U.S. holder” means a beneficial owner of Validus or IPC Shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the primary supervision of a court within the United States and the authority of one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, to control all substantial decisions or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity treated as a partnership for U.S federal income tax purposes holds Validus or IPC Shares, the U.S. federal income tax treatment of such partnership and each partner will generally depend on the status and the activities of the partnership and the partner. Partnerships that hold Validus or IPC Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences applicable to them with respect to the Scheme of Arrangement and short-form amalgamation and the disposition of Validus Shares received pursuant to the Scheme of Arrangement.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of IPC Shares. In addition, this summary does not address the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, including:

•	brokers or dealers in securities or currencies;

•	banks and other financial institutions;

•	individual retirement accounts and other tax-deferred accounts;

•	regulated investment companies, real estate investment trusts, partnerships (or any entity treated as a partnership for U.S. federal income tax purposes) and other pass-through entities;

•	insurance companies;

•	tax-exempt entities;

•	traders in securities that elect to use a mark to market method of accounting;

•	holders whose functional currency is not the U.S. dollar;

•	holders who hold Validus or IPC Shares as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy;

•	holders who acquired IPC Shares pursuant to the exercise of an employee stock option or right or otherwise as compensation;

•	holders who are subject to the alternative minimum tax provisions of the Code;

•	except as provided herein, holders who own or have owned, directly, indirectly, or constructively, 5% or more of IPC Shares or will own 5% or more of Validus Shares pursuant to the Scheme of Arrangement; and

•	holders of IPC Shares who dispose of their IPC Shares for cash as part of a transaction that is integrated with the Scheme of Arrangement and short-form amalgamation.

This summary does not address the tax consequences of the Scheme of Arrangement and short-form amalgamation under state, local or non-U.S. tax laws, or federal tax laws other than those pertaining to income tax.

This summary is provided for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of IPC Shares. IPC shareholders should consult their own tax advisors to determine the particular tax consequences to them of the Scheme of Arrangement and short-form amalgamation (including the application and effect of any state, local or non-U.S. and other tax laws).

The Scheme of Arrangement and Short-Form Amalgamation

U.S. Federal Income Tax Consequences of the Scheme of Arrangement and Short-Form Amalgamation.  The U.S. federal income tax consequences to a U.S. holder with respect to the Scheme of Arrangement and short-form amalgamation depend in part on whether the Scheme of Arrangement and short-form amalgamation are characterized as a single, integrated transaction or as separate transactions for U.S. federal income tax purposes. Validus intends, and for purposes of the following summary it is assumed, that the Scheme of Arrangement and short-form amalgamation will be characterized as a single, integrated transaction that qualifies as a reorganization for U.S. federal income tax purposes. We will not seek a ruling from the IRS with regard to the transactions. Accordingly, there can be no assurance that the IRS will not challenge the conclusions described below or that a court would not sustain such a challenge.

Subject to the passive foreign investment company rules discussed below, if, as Validus intends, the Scheme of Arrangement and short-form amalgamation are properly treated as part of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by such U.S. holders of IPC Shares upon the exchange of IPC Shares for Validus Shares (except with respect to any cash received in lieu of a fractional share);

•	the aggregate basis of Validus Shares received in the Scheme of Arrangement will be the same as the aggregate basis of IPC Shares for which it is exchanged, decreased by any basis attributable to a fractional share for which cash is received, as discussed below; and

•	the holding period of Validus Shares received in exchange for IPC Shares will include the holding period of the IPC Shares in respect of which they were exchanged.

If U.S. holders of IPC Shares acquired different blocks of IPC Shares at different times or at different prices, such holders’ basis and holding period in their common shares of Validus may be determined with reference to each block of IPC Shares exchanged.

Cash in Lieu of Fractional Shares.  Cash received in lieu of a fractional share of Validus Shares will generally be treated as received in redemption of such fractional share interest, and a holder of IPC Shares will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the Validus Shares allocable to such fractional interest. Subject to Section 1248 of the Code and the passive foreign investment company rules discussed below, such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the IPC Shares exchanged was greater than one year as of the date of the exchange.

Miscellaneous Reporting Requirements.  If a holder of IPC Shares receives Validus Shares in the Scheme of Arrangement and, immediately before the Scheme of Arrangement, such holder owned 5% or more, by vote or value, of IPC Shares, the holder will be required to file a statement with its U.S. federal income tax return for the year of the Scheme of Arrangement. The statement must set forth the holder of IPC Shares’ basis in, and the fair market value of, the IPC Shares exchanged in the Scheme of Arrangement, the date of the Scheme of Arrangement, and the name and employer identification number of Validus and IPC, and such holder will be required to retain permanent records of these facts.

Failure to Qualify as a Reorganization.  If the transaction fails to qualify as a reorganization, a U.S. holder of IPC Shares would generally recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the Validus Shares received in the Scheme of Arrangement and any cash received in lieu of a fractional share and (ii) such shareholder’s adjusted tax basis in the IPC Shares surrendered in exchange therefor. Subject to the passive foreign investment company rules and Section 1248 of the Code, discussed below, such recognized gain would generally constitute capital gain or loss, and would constitute long-term capital gain or loss if the IPC shareholder’s holding period for the IPC Shares exchanged is greater than one year as of the date of the exchange.

Passive Foreign Investment Company Status of IPC.  A U.S. holder of IPC Shares may be subject to adverse U.S. federal income tax rules in respect of a disposition of IPC Shares, including a non-taxable disposition pursuant to the Scheme of Arrangement, if IPC was classified as a “passive foreign investment company” (a “PFIC”) for any taxable year during which such U.S. holder has held IPC Shares and does not have a valid pedigreed qualified electing fund election in effect. Based on its public filings, IPC has indicated that it does not believe that it is a PFIC. However, the determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules which are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Further, neither Validus nor Validus’ counsel has made any determination regarding the PFIC status of IPC for any taxable year. Accordingly, there can be no assurance that IPC has not been classified as a PFIC for its current taxable year or any other taxable year during which a U.S. holder holds IPC Shares. U.S. holders should consult their own tax advisors regarding the classification of IPC as a PFIC, the effect of the PFIC rules to such holder, and the availability and effect of any election that may be available under the PFIC rules.

If IPC were treated as a PFIC as of the date of the Scheme of Arrangement but Validus were not treated as a PFIC for the current taxable year, the disposition of IPC Shares in the Scheme of Arrangement may constitute a fully taxable transaction for U.S. federal income tax purposes. As discussed in greater detail below, Validus does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Scheme of Arrangement and short-form amalgamation if IPC were treated as a PFIC with respect to such U.S. holder.

Backup Withholding and Information Reporting.  Cash payments received in lieu of a fractional share by a non-corporate U.S. holder of IPC common shares may, under certain circumstances, be subject to information reporting and backup withholding currently at a rate of 28%, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Holding and Disposing of Validus Shares

Distributions.  Unless Validus is treated as a PFIC, described below, the gross amount of distributions paid to U.S. holders with respect to Validus Shares received in the Scheme of Arrangement will be included in the gross income of such U.S. holders, as dividend income, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Under current law, dividends paid to a non-corporate U.S. holder with respect to Validus Shares received in the Scheme of Arrangement in taxable years beginning before January 1, 2011, that constitute “qualified dividend income” will be taxable at a maximum tax rate of 15% if the U.S. holder held such Validus Shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meets certain other holding period requirements. Except as discussed below with respect to backup withholding, distributions paid by Validus to U.S. holders with respect to Validus Shares received in the Scheme of Arrangement will not be subject to U.S. withholding tax. A corporate U.S. holder will not be entitled to a dividends received deduction that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

To the extent that the amount of any distribution exceeds the current and accumulated earnings and profits for a taxable year of Validus, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of Validus Shares with regard to which the distribution was made, and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such shares. U.S. holders should consult their own tax advisors regarding the amount of distributions from Validus after the Scheme of Arrangement that are treated as dividends for U.S. federal income tax purposes.

Controlled Foreign Corporation Rules.  Each “10% U.S. Shareholder” (defined below) of a foreign corporation that is a controlled foreign corporation (“CFC”) for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly, or indirectly through foreign entities, on the last day, in such year, in which such corporation is a CFC must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A foreign corporation is considered a CFC if “10% U.S. Shareholders” own (directly, indirectly through foreign entities or constructively pursuant to the application of certain constructive ownership rules) more than 50% of (i) the total combined voting power of all classes of voting stock of such foreign corporation, or (ii) the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned (directly, indirectly through foreign entities or constructively pursuant to the application of certain constructive ownership rules) by 10% U.S. Shareholders, on any day during the taxable year of such corporation.

Under the bye-laws of Validus that limit voting power, no U.S. person who owns Validus Shares directly or indirectly through one or more non-U.S. entities should be treated as owning (directly, indirectly through non-U.S. entities, or constructively) 10% or more of the total voting power of all classes of shares of Validus or any of its non-U.S. subsidiaries. As a result of this restriction, Validus believes that none of its shareholders should be treated as a 10% U.S. Shareholder of a CFC for purposes of these rules. There can be no assurance, however, that the CFC rules will not apply to shareholders of Validus, including as a result of their indirect ownership of the stock of Validus’ subsidiaries. Accordingly, U.S. persons who might, directly, indirectly, or constructively acquire 10% or more of the common shares of Validus or any of its subsidiaries should consult their own tax advisors regarding the possible application of the CFC rules.

Related Person Insurance Income Rules.  Any U.S. person who owns Validus Shares. and hence indirectly owns shares of Validus Reinsurance Ltd., IPCRe, or any of Validus’ other insurance company subsidiaries, on the last day of such insurance company’s taxable year may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance company’s related person insurance income (“RPII”) for the taxable year if U.S. persons own, directly, indirectly or constructively, 25% or more of the shares of such insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such insurance subsidiary, or any person related to such shareholder, including Validus. U.S. persons who own shares of an insurance company must include RPII in income only if such company’s RPII equals or exceeds 20% of its gross insurance income in any taxable year and at least 20% of the stock of such insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non-U.S. persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such insurance company or (2) persons related to any such person. The amount of income included is determined as if such RPII were distributed proportionately to such U.S. persons on the last day of such taxable year, regardless of whether such income is actually distributed. A U.S. person’s pro rata share of an insurance subsidiary’s RPII for any taxable year, however, will not exceed its proportionate share of that subsidiary’s earnings and profits for the year (as determined for U.S. federal income tax purposes). Validus does not anticipate that any of its subsidiaries will have RPII that equals or exceeds 20% of such subsidiary’s gross insurance income. Because some of the factors that determine the extent of RPII in any period may be beyond Validus’ control, there can be no assurance that RPII of any of its insurance subsidiaries will not equal or exceed 20% of its gross insurance income in any taxable year. In addition, it may be difficult for Validus to determine whether it is 20% or more owned (by either voting power or value), directly or indirectly (under complex attribution rules), by insured or reinsured persons or persons related to insured or reinsured persons.

If the RPII rules were to apply to any of Validus’ insurance subsidiaries:

•	a U.S. person’s tax basis in its Validus Shares would be increased by the amount of any RPII that the shareholder includes in income;

•	the shareholder could exclude from income the amount of any distribution by Validus to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. person’s tax basis in the Validus common shares); and

•	each U.S. person who is a direct or indirect shareholder of Validus on the last day of its taxable year would be required to attach a Form 5471 to such person’s income tax or information return (failure to file Form 5471 may result in the imposition of penalties).

There is a lack of definitive guidance interpreting the RPII provisions. Accordingly, the meaning of the RPII provisions and their application to Validus and its subsidiaries is uncertain. In addition, there can be no assurance that the IRS will not challenge any determinations by Validus or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination.

Foreign Tax Credit.  It is anticipated that at least 50% (determined by voting power or value) of the total outstanding Validus Shares may be owned by U.S. persons. Provided that Validus is so owned, dividends paid by Validus will be treated, for purposes of determining the foreign tax credit limitation, as partly U.S.-source and partly non-U.S.-source, in proportion to the source of Validus’ earnings and profits for the year in which the dividend is paid. Any amounts required to be included in income of U.S. holders under the CFC rules or the RPII rules would also be partly non-U.S.-source and partly U.S.-source. For foreign tax credit limitation purposes, it is likely that substantially all of the RPII and dividends that are non-U.S.-source income will constitute either “passive” or “general” income. Because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, U.S. holders should consult their own tax advisors with respect to these matters.

Sale, Exchange, Redemption or Other Taxable Disposition of Shares.  Subject to the discussion below relating to the potential application of Section 1248 of the Code or the PFIC rules, any gain or loss realized by a U.S. person on the sale or other taxable disposition of Validus Shares received in the Scheme of Arrangement will be subject to U.S. federal income taxation as capital gain or loss (which will be long-term capital gain or loss if the holding period for such Validus Shares exceeds one year on the date of such sale or disposition) in an amount equal to the difference, if any, between the amount realized upon such sale or exchange and such person’s tax basis in its Validus Shares. Preferential tax rates currently apply to long-term capital gains of non-corporate U.S. holders. Deductions for capital losses are subject to significant limitations under the Code. Any gain or loss will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes, and any gain will generally constitute “passive income” for these purposes.

Section 1248 of the Code provides that if a U.S. person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will generally be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether the shareholder is a 10% shareholder or whether RPII constitutes 20% or more of the corporation’s gross insurance income. Existing Treasury regulations do not address whether Section 1248 of the Code and the requirement to file Form 5471 would apply if the non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation (although, as discussed above, shareholders of 10% or more of the Validus Shares may have an independent obligation to file Form 5471). Validus believes that Section 1248 of the Code will not apply to dispositions of common shares of Validus because (i) Validus should not have any U.S. shareholders that own directly, indirectly or constructively 10% or more of the voting power of its common shares, and (ii) Validus is not directly engaged in the insurance business and, under proposed Treasury regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed Treasury regulations in this manner or that the proposed Treasury regulations will not be amended or promulgated in final form so as to provide that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of Validus’ common shares.

Passive Foreign Investment Company Considerations.  Certain adverse U.S. federal income tax rules generally apply to a U.S. person that owns or disposes of stock in a non-U.S. corporation that is treated as a PFIC. In general, a non-U.S. corporation will be treated as a PFIC for any taxable year during which either (i) 75% or more of the non-U.S. corporation’s gross income is passive income, or (ii) 50% or more of the average value of the non-U.S. corporation’s assets produce or are held for the production of passive income. For these purposes, passive income generally includes dividends, interest, and certain rents and royalties. The PFIC statutory provisions, however, contain an exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

Distributions constituting “excess distributions,” as defined in Section 1291 of the Code, from a PFIC and dispositions of shares of a PFIC generally are subject to the highest applicable rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned.

Validus does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. However, the determination of whether Validus is a PFIC is made annually, and is based on the activities, income and assets of Validus and its subsidiaries, all of which are subject to change. Accordingly, no assurance can be given that Validus will not become a PFIC in the future. U.S. holders should consult their own tax advisors with respect to how the PFIC rules could affect the sale, exchange, redemption or other taxable disposition of Validus Shares received in the Scheme of Arrangement or the receipt of any distributions with respect to such Validus Shares.

Information Reporting and Backup Withholding

In general, information reporting will apply to distributions made with respect to, and proceeds received on the disposition of, Validus Shares that are paid to a U.S. holder within the United States (and, in certain cases, outside of the United States), unless the U.S. holder establishes that it is an exempt recipient, such as a corporation. Backup withholding (currently imposed at a rate of 28%) may apply to such payment if the U.S. holder fails to timely provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income. Backup withholding tax is not an additional tax. A U.S. holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such U.S. holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. holder may be entitled to a refund, provided that the requisite information is correctly furnished to the IRS in a timely manner. U.S. holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS RELATING TO THE SCHEME OF ARRANGEMENT AND SHORT-FORM AMALGAMATION AND THE OWNERSHIP AND DISPOSITION OF VALIDUS SHARES AFTER THE SCHEME OF ARRANGEMENT. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Validus and IPC

As of the date this proxy statement was first mailed to IPC shareholders, Validus was the registered holder of 100 IPC Shares, or less than 1% of the outstanding IPC Shares, and Validus was entitled to vote as to all of the IPC Shares it owns.

Validus

Validus has established written procedures for the review of transactions between Validus and any company affiliated with funds managed by any of Validus’ sponsors (a “portfolio company”) or any other company in which Validus’ officers or directors have a material interest. Any such transaction must be reviewed and approved by our management or the management of the operating subsidiary entering into the transaction, and the terms of such transaction should be arm’s-length or on terms that are otherwise fair to Validus. Any such transaction will also require prior approval of the audit committee, except reinsurance assumed transactions with a portfolio company that senior management has determined are ordinary course. Furthermore, the effect, if any, of such a transaction on the independence of any director will be considered.

The employers of or entities associated with certain directors or their affiliates have purchased or may in the future purchase insurance and/or reinsurance from Validus on terms Validus believes were and will be no more favorable to these insureds than those made available to other customers.

Certain members of Validus’ management and staff have provided guarantees to 1384 Capital Ltd, a company formed to indirectly facilitate the provision of Funds at Lloyd’s (“FAL”).

Compensation Committee Interlocks and Insider Participation

Validus’ compensation committee is composed of John J. Hendrickson, Sander M. Levy, Mandakini Puri, Sumit Rajpal and Alok Singh. Each member of Validus’ compensation committee, other than Messrs. Hendrickson and Singh, has a relationship with entities with which Validus has engaged in certain transactions described below. Entities affiliated with Messrs. Hendrickson and Singh acquired common shares at the time of Validus’ formation and are parties to Validus’ shareholder agreement described below.

Shareholders’ Agreement and Related Provisions

Certain of Validus’ shareholders who acquired Validus’ common shares prior to the date of Validus’ initial public offering (the “existing shareholders”) and Validus have entered into a shareholders’ agreement dated as of December 12, 2005 that governs certain relationships among, and contains certain rights and obligations of, such existing shareholders.

In connection with any future public offerings of common shares by Validus, the shareholders’ agreement grants those existing shareholders certain rights to participate in registered offerings by Validus of its common shares, including “demand” and “piggyback” registration rights. The shareholders’ agreement defines Aquiline Capital Partners, LLC and its related companies (together, “Aquiline”), Goldman Sachs Capital Partners, Vestar Capital Partners, New Mountain Capital, LLC and Merrill Lynch Global Private Equity as “sponsors.” So long as a sponsor continues to beneficially hold at least 1/3 of its original common shares, a sponsor is deemed to be a “qualified sponsor.” The shareholders’ agreement permits qualified sponsors to make up to four demand registrations.

These demand and piggyback registration rights are subject to limitations as to the maximum number of shares that may be registered if the managing underwriter in such an offering advises that the number of common shares offered should be limited due to market conditions or otherwise. Validus is required to pay all expenses incurred in connection with demand and piggyback registrations, excluding, in the case of demand registrations, underwriting discounts and commissions.

Each of Goldman Sachs Capital Partners and Merrill Lynch Global Private Equity is entitled to require pursuant to the shareholders’ agreement that Validus appoint each of Goldman Sachs and Merrill Lynch to act as a lead managing underwriter for certain demand registrations; provided that each of Goldman Sachs and Merrill Lynch individually is recognized at the time as a leading underwriter for such securities and affiliates of Goldman Sachs and Merrill Lynch are qualified sponsors at such time and the terms offered are market terms.

Additionally, the shareholders’ agreement provides that existing shareholders as well as affiliates, directors, officers, employees and agents of existing shareholders are permitted to engage in activities or businesses that are competitive with us. This section of the shareholders’ agreement also specifically releases existing shareholders from any obligation to refer business opportunities to Validus and establishes that no existing shareholder has any fiduciary or other duties to Validus.

Relationships with Our Founder and Sponsoring Investors and Their Related Parties

Validus Re entered into agreements on December 8, 2005 with BlackRock Financial Management, Inc. (“BlackRock”) under which BlackRock provides investment management services of part of its investment portfolio, as well as certain reporting and related services in connection therewith. Accounting and investment management fees earned by BlackRock for the year ended December 31, 2008 were $2,243,000. Merrill Lynch (whose parent company is Bank of America) is a shareholder of BlackRock.

Validus Re entered into an agreement on December 8, 2005 with Goldman Sachs Asset Management and its affiliates (together, “GSAM”) under which GSAM was appointed as an investment manager of part of Validus’ investment portfolio. Investment management fees earned by GSAM for year ended December 31, 2008 were $1,404,000.

Pursuant to a reinsurance agreement, Validus has ceded premiums to Group Ark Insurance Holdings Ltd. (“Group Ark”) of $1,348,000 for the year ended December 31, 2008. A balance due to Group Ark of $60,000 was included in reinsurance balances payable December 31, 2008. The contract terms were negotiated on an arm’s-length basis. Aquiline and its affiliates own a majority of the ordinary shares of, and Mr. Watson is a director of, Group Ark.

Certain members of Validus management and staff have provided guarantees to 1384 Capital Ltd, a company formed to indirectly facilitate the provision of FAL. Validus paid $803,000 of finance expenses to such management and staff in respect of such provision of FAL for the year ended December 31, 2008, all of which was included in accounts payable and accrued expenses at December 31, 2008. An amount of $66,000 was included in general and administrative expenses in respect of the reimbursement of expenses relating to such FAL provision for the year ended December 31, 2008.

IPC

The following information is taken from the IPC/Max S-4. See Sources of Additional Information above.

IPC’s Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

IPC’s written Code of Conduct requires Directors and all employees to notify IPC of transactions involving IPC and a member of the immediate family of a Director or an employee, or an individual who has a close personal relationship with a Director or an employee of IPC. Conflicts of interest are prohibited under IPC’s Code of Conduct, unless they have been approved by IPC. All Directors and officers are required to complete an annual questionnaire to certify their compliance with IPC’s Code of Conduct.

When IPC becomes aware of a proposed or existing transaction with a related party, the company secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would require proxy disclosure as a related-party transaction. If such a determination is made, management and the company secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, should be terminated, or whether some other action should be taken. If deemed necessary, such action is then referred to IPC’s Executive Committee, at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

SOLICITATION OF PROXIES

Except as set forth below, Validus will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. The director and officers of Validus listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this proxy statement).

Validus has retained Georgeson for solicitation and advisory services in connection with solicitations relating to the court-ordered IPC meeting, for which Georgeson may receive a fee of up to $100,000 in connection with the solicitation of proxies for the court-ordered IPC meeting. Up to 100 people may be employed by Georgeson in connection with the solicitation of proxies for the court-ordered IPC meeting. Validus has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges. Georgeson will solicit proxies for the court-ordered IPC meeting from individuals, brokers, banks, bank nominees and other institutional holders. The entire expense of soliciting proxies for the court-ordered IPC meeting by or on behalf of Validus is being borne by Validus.

If you have any questions concerning this proxy statement or the procedures to be followed to execute and deliver a proxy, please contact Georgeson at the address or phone number specified above.

SHAREHOLDER PROPOSALS FOR IPC’S 2010 ANNUAL GENERAL MEETING

The following information is taken from the IPC/Max S-4. See Sources of Additional Information above.

If IPC shareholders wish to submit a proposal to be considered for inclusion in the proxy materials for IPC’s 2010 annual general meeting or propose a nominee for the board of directors, please send it to the Secretary, IPC Holdings, Ltd. (or, if the Proposed Max Amalgamation has occurred, to Max Capital Group Ltd. after the closing date), American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda. Under the rules of the SEC, proposals must be received no later than December 30, 2009, to be eligible for inclusion in IPC’s 2010 annual general meeting proxy statement. If a shareholder wishes to submit a proposal to IPC’s 2010 annual general meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely if IPC is not notified of such proposal by March 15, 2010.

WHERE YOU CAN FIND MORE INFORMATION

Validus and IPC file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Validus and IPC file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet worldwide website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information, with respect to Validus, may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, and, with respect to IPC, may also be inspected at the offices of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

If you are a Validus shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through Validus, the SEC or the SEC’s Internet website as described above. Documents filed with the SEC are available from Validus without charge, excluding all exhibits, except that, if Validus has specifically incorporated by reference an exhibit in this proxy statement, the exhibit will also be provided without charge.

You may obtain documents filed with the SEC by requesting them in writing or by telephone from Validus at the following addresses:
VALIDUS HOLDINGS, LTD.

19 Par-La-Ville Road
Hamilton HM11
Bermuda
(441) 278-9000
Attention: Jon Levenson

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the court-ordered IPC meeting. This means you must request this information no later than [ • ], 2009. Validus will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

You can also get more information by visiting Validus’ website at http://www.validusre.bm and IPC’s website at http://www.ipcre.bm.

Materials from these websites and other websites mentioned in this proxy statement are not incorporated by reference in this proxy statement. If you are viewing this proxy statement in electronic format, each of the URLs mentioned in this proxy statement is an active textual reference only.

The SEC allows Validus to “incorporate by reference” information in this proxy statement, which means that Validus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Validus and IPC have previously filed with the SEC. These documents contain important information about Validus and IPC and their financial condition, business and results.

Validus Filings
(Commission File No. 001-33606)
Annual Report on Form 10-K	For the fiscal year ended December 31, 2008
Quarterly Report on Form 10-Q	For the three months ended March 31, 2009
Current Reports on Form 8-K	Filed on: February 9, 2009, March 31, 2009, April 3, 2009, April 9, 2009, April 16, 2009, April 28, 2009, April 30, 2009, May 5, 2009, May 6, 2009 and May 12, 2009 (other than any portions of any documents not deemed to be filed although the Form 8-K filed on May 12, 2009 (Film No. 09816281) was furnished and not filed with the SEC, it is specifically incorporated by reference herein notwithstanding any other provisions to the contrary.)
The description of Validus common shares contained in its registration statement on Form S-3, including any amendment or report filed for the purpose of updating the description.	Filed on August 7, 2008

IPC Filings
(Commission File No. 000-27662)
Annual Report on Form 10-K	For fiscal year ended December 31, 2008 (as amended on Form 10-K/A filed on April 30, 2009)
Quarterly Report on Form 10-Q	For the three months ended March 31, 2009
Current Reports on Form 8-K	Filed on: March 2, 2009, March 10, 2009, March 11, 2009, March 31, 2009, April 7, 2009 and May 1, 2009 (other than any portions of any documents not deemed to be filed)
The description of IPC common shares contained in its registration statement on Form S-3, including any amendment or report filed for the purpose of updating the description.	Filed on April 27, 2006

Validus also incorporates by reference into this proxy statement each document filed by Validus or IPC with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, but before the date of Validus’ shareholder meeting. To the extent, however, required by the rules and regulations of the SEC, Validus will amend this proxy statement to include information filed after the date of this proxy statement.

Validus has supplied all of the information contained or incorporated by reference in this proxy statement relating to Validus, as well as all unaudited pro forma financial information. All information contained or incorporated by reference in this proxy statement relating to IPC has been obtained from public filings filed by IPC with the SEC.

SCHEDULE I

INFORMATION CONCERNING THE DIRECTOR AND EXECUTIVE OFFICERS
OF VALIDUS WHO ARE PARTICIPANTS

The following table sets forth certain information with respect to each director and executive officer of Validus that is a participant in the solicitation. The current business address of each person is 19 Par-La-Ville Road, Hamilton HM11, Bermuda and the current business telephone number is (441) 278-9000. Each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with Validus.

DIRECTOR

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years

Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 27 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (NASDAQ: INDM) from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983.

PARTICIPANT EXECUTIVE OFFICERS

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years

Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 27 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (NASDAQ: INDM) from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983.
Joseph E. (Jeff) Consolino	Mr. Consolino has been Executive Vice President and Chief Financial Officer of Validus since March 2006. He has over 16 years of experience in the financial services industry, specifically in providing investment banking services to the insurance industry, and most recently served as a managing director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. He serves as a Director of National Interstate Corporation, a property and casualty company based in Ohio, and of AmWINS Group, Inc., a wholesale insurance broker based in North Carolina.

Annex A

FORM OF
THE SCHEME OF ARRANGEMENT

IN THE SUPREME COURT OF BERMUDA
CIVIL JURISDICTION

(COMMERCIAL COURT)	No. [ • ] of 2009

IN THE MATTER OF IPC HOLDINGS, LTD.

- and -

IN THE MATTER OF SECTION 99 OF THE BERMUDA COMPANIES ACT 1981

PRELIMINARY

In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

Acquisition	the proposed acquisition of IPC by Validus
Allowed Proceeding	any proceeding by a holder of Scheme Shares to enforce its rights under this Scheme in the event Validus or IPC fails to perform its obligations under this Scheme
Business Day	any day other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by law or executive order to be closed.
Closing Validus Share Price	the closing price per share of Validus common stock as reported on the NYSE on the last trading day prior to the Effective Time
Conditions	the conditions to the effectiveness of this Scheme set forth in the Schedule A attached hereto
Court	the Supreme Court of Bermuda
Court Hearing	the hearing of the Court to sanction this Scheme under section 99 of the Bermuda Companies Act 1981
Effective Time	the time and date on which this Scheme becomes effective in accordance with clause 9.1 of this Scheme
Exchange Agent	BNY Mellon Shareowner Services
Excluded Shares	any IPC Shares which are registered in the name of, or beneficially owned by Validus, IPC or any of their respective subsidiaries, or which Validus, IPC or any of their respective subsidiaries acquires or becomes beneficially interested in from time to time
IPC	IPC Holdings, Ltd., a Bermuda exempted company whose principal executive offices are located at American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda
IPC Shares	shares of common stock, par value $0.01 per share, of IPC
Max	Max Capital Group Ltd.
Max Amalgamation Agreement	the Agreement and Plan of Amalgamation dated 1 March 2009, as amended on 5 March 2009, among Max, IPC and IPC Limited
Max Termination Fee	the termination fee that may be payable by IPC to Max in certain circumstances pursuant to the terms of the Max Amalgamation Agreement
New Validus Shares	the new shares of voting common stock, par value $0.175 per share, of Validus to be issued credited as fully paid pursuant to this Scheme
NYSE	The New York Stock Exchange
Prohibited Proceeding	any process, suit, action, legal or other proceeding including without limitation any arbitration, mediation, alternative dispute resolution, judicial review, adjudication, demand, execution, restraint, forfeiture, re-entry, seizure, lien, enforcement of judgment, enforcement of any security or enforcement of any letter of credit against Validus or IPC or any of their respective subsidiaries or their respective property in any jurisdiction whatsoever other than an Allowed Proceeding
Record Date	6.00 p.m. (Atlantic Time) on [ • ] 2009
Register of Members	IPC’s register of members or any branch register kept in accordance with section 65 of the Bermuda Companies Act 1981
Registrar	the Bermuda Registrar of Companies

Requisition Proxy Statement	the proxy statement on Schedule 14A pursuant to Section 14a of the United States Securities Exchange Act of 1934, as amended, to be sent to holders of IPC Shares in connection with approval at the Special General Meeting of resolutions determined by Validus to be reasonably necessary in connection with implementation of this Scheme, containing, inter alia, the notice of the Special General Meeting
Scheme	this scheme of arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Validus
Scheme Court Order	the order of the Court sanctioning this Scheme pursuant to section 99 of the Bermuda Companies Act 1981
Scheme Meeting	the meeting of holders of IPC Shares as at the Record Date convened by order of the Court pursuant to section 99 of the Bermuda Companies Act 1981 to consider and, if thought fit, approve this Scheme (with or without amendment), including any adjournment or postponement thereof
Scheme Proxy Statement	the proxy statement on Schedule 14A pursuant to Section 14a of the United States Securities Exchange Act of 1934, as amended, to be sent to holders of IPC Shares in connection with approval at the Scheme Meeting of this Scheme, containing, inter alia details of this Scheme and the notice of the Scheme Meeting
Scheme Shares	all IPC Shares which are in issue immediately prior to the Effective Time, other than the Excluded Shares
Special General Meeting	the special general meeting of IPC at which the holders of IPC Shares as at the record date for such meeting may consider and, if they so determine, approve resolutions determined by Validus to be reasonably necessary in connection with implementation of this Scheme, including resolutions for IPC to approve and to be bound by this Scheme and to terminate the Max Amalgamation Agreement, notice of which is to be set out in the Requisition Proxy Statement
Validus	Validus Holdings, Ltd., an exempted company incorporated under the laws of Bermuda with its principal executive offices at 19 Par-La-Ville Road, Hamilton, HM11, Bermuda
United States	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia
$ or United States dollars	the lawful currency of the United States

and references to clauses and sub-clauses are to clauses and sub-clauses of this Scheme.

(A) As at the date of this Scheme, the authorised share capital of IPC is $[ • ] divided into [ • ] IPC Shares. As at the close of business on [ • ] 2009, being the latest practicable date prior to the posting of the Scheme Proxy Statement, [ • ] IPC Shares have been issued and are credited as fully paid and the remainder are unissued.

(B) As at the date of this Scheme, 100 IPC Shares, representing less than one per cent. of the existing issued share capital of IPC are registered in the name of Validus;

(C) Validus has agreed to appear, and to procure that the registered holders of any IPC Shares which it or any of its subsidiaries beneficially owns to agree to appear, by Counsel at the Court Hearing and to be bound by, and to undertake to the Court to be bound by, the provisions of this Scheme and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by it for the purposes of giving effect to this Scheme.

1.	PURPOSE OF THIS SCHEME

1.1 The purpose of this Scheme is to effect the exchange of each Scheme Share for 1.2307 New Validus Shares. At the Effective Time, all Scheme Shares shall be transferred to Validus and as a result thereof IPC shall become a wholly owned subsidiary of Validus. In furtherance of this Scheme, following the Effective Time Validus shall issue and allot the New Validus Shares to the holders of Scheme Shares in accordance with the terms of this Scheme.

2.	APPLICATION AND EFFECTIVENESS OF THIS SCHEME

2.1 The compromise and arrangement effected by this Scheme shall apply to all Scheme Shares and shall be binding on IPC and on all holders of Scheme Shares. With effect from the Effective Time, until such time as the Scheme Shares have been transferred to Validus, there shall be no further registration of transfers on the Register of Members of any Scheme Shares.

3.	RECORD DATE

3.1 The holders of IPC Shares and the number of IPC Shares that they hold for the purposes of voting at the Scheme Meeting shall be determined as those recorded on the Register of Members as at the Record Date.

4.	NEW VALIDUS SHARES

4.1 Conditional upon and subject to clause 5, Validus shall, in consideration for the transfer of the Scheme Shares, and subject as hereinafter provided, allot and issue, credited as fully paid, to each holder of Scheme Shares (as appearing in the Register of Members immediately prior to the Effective Time), New Validus Shares on the following basis:

for each Scheme Share	1.2037 New Validus Shares

4.2 Fractional entitlements to New Validus Shares will not be allotted or issued to holders of Scheme Shares. Holders of Scheme Shares shall be paid cash in lieu of any fractional entitlement to which they would otherwise be entitled. The cash amount to be paid to such holders of Scheme Shares shall be determined by multiplying the relevant fraction by the Closing Validus Share Price.

5.	ACQUISITION OF SCHEME SHARES

5.1 At the Effective Time, in consideration for the consideration provided for in clause 4, notwithstanding any term of any relevant document to the contrary, the Scheme Shares shall be transferred to Validus and such transfer shall forthwith be registered on the Register of Members.

5.2 With effect from and including the Effective Time, each holder of Scheme Shares shall in accordance with this Scheme cease to have any rights with respect to Scheme Shares, except the right to receive the consideration provided for in clause 4.

5.3 Validus shall acquire the Scheme Shares fully paid and free from all liens, equitable interests, charges, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto including the right to receive and retain all dividends and other distributions declared, paid or made thereon, on or after the Effective Time, other than any pro rata dividend payable by IPC in respect of the reduction, if any, of the Max Termination Fee.

5.4 For such purposes, the Scheme Shares shall be transferred to Validus or its nominees and to give effect to such transfer any person may be appointed by Validus as attorney and shall be authorised as such attorney on behalf of the holder concerned to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer of any Scheme Shares and every form, instrument or instruction of transfer so executed shall be as effective as if it had been executed by the holder or holders of the Scheme Shares thereby transferred.

6.	SHARE CERTIFICATES

6.1 With effect from and including the Effective Time, each existing certificate representing a holding of Scheme Shares shall cease to be valid in respect of such holding and each holder of Scheme Shares shall be bound at the request of Validus to deliver up the same to Validus or to any person appointed by Validus to receive the same for cancellation or to destroy such share certificates.

7.	DESPATCH OF CONSIDERATION

7.1 At or about the Effective Time, Validus shall deposit the New Validus Shares required to be issued by it under this Scheme with the Exchange Agent (or such other person or entity as Validus may determine in its sole discretion) acting on behalf of and for the account of the holders of Scheme Shares. Promptly after the Effective Time, Validus shall procure that the Exchange Agent (or such other person or entity as Validus may determine in its sole discretion) shall mail each holder of Scheme Shares instructions for surrendering share certificates in respect of Scheme Shares or for non-certificated Scheme Shares represented by book entry and that the Exchange Agent shall transfer such New Validus Shares to each holder of Scheme Shares in accordance with their respective entitlements under this Scheme promptly following the Exchange Agent’s receipt of the share certificates in respect of Scheme Shares or non-certificated Scheme Shares represented by book entry from such holder of Scheme Shares. In addition, Validus will direct the Exchange Agent (or such other person or entity as Validus may determine in its sole discretion) to pay (out of funds previously provided by Validus) to each holder of Scheme Shares entitled thereto a cash payment in respect of any amount payable to such holder of Scheme Shares pursuant to sub-clause 4.2, less any applicable withholding taxes, together with the transfer to such holder of Scheme Shares of the New Validus Shares to which it is entitled under the terms of this Scheme.

7.2 No interest will be paid or accrued on the cash payable upon the surrender of any share certificate (or book-entry shares). Until surrendered in accordance with the provisions of this clause 7, each share certificate in respect of Scheme Shares or non-certificated Scheme Shares represented by book entry will represent after the Effective Time for all purposes only evidence of the right to receive the consideration due to each holder of Scheme Shares provided for in clause 4.

7.3 All deliveries of cheques, certificates or other documents required to be made to holders of Scheme Shares pursuant to this Scheme shall be effected by sending the same by mail in prepaid envelopes addressed to the persons entitled thereto at their respective registered addresses as appearing in the Register of Members immediately prior to the Effective Time (or, in the case of joint holders, at the address of the joint holder who appears first in the said register) and none of IPC, Validus, any person appointed by Validus pursuant to sub-clause 5.4 or any of their respective agents or nominees shall be responsible for any loss or delay in the transmission of any cheques, certificates or other documents sent in accordance with this sub-clause 7.3, which shall be sent at the risk of the person or persons entitled thereto.

7.4 All cheques shall be in United States dollars and shall be made payable to the person or persons to whom, in accordance with the foregoing provisions of this clause 7, the envelope containing the same is addressed, and the encashment of any such cheque shall be a complete discharge of Validus’ obligation under this Scheme to pay for the monies represented thereby.

7.5 The preceding sub-clauses of this clause 7 shall take effect subject to any prohibition or condition imposed by law.

8.	DIVIDEND MANDATES

8.1 All mandates and other instructions to IPC in force immediately prior to the Effective Time relating to Scheme Shares shall, unless and until revoked or amended, be deemed as from the Effective Time to be valid and effective mandates and instructions to Validus in relation to the New Validus Shares issued in respect thereof.

9.	THE EFFECTIVE TIME

9.1 This Scheme shall become effective in accordance with its terms as soon as an office copy of the Scheme Court Order shall have been delivered to the Registrar for registration.

9.2 Unless this Scheme shall become effective on or before 30 November 2009, or such later date, if any, as Validus may determine and the Court may allow, this Scheme shall never become effective.

10.	MODIFICATION

10.1 Validus may consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may approve or impose.

11.	STAY OF PROHIBITED PROCEEDINGS

11.1 No holder of Scheme Shares shall commence a Prohibited Proceeding in respect of or arising from this Scheme after the Effective Time.

11.2 A holder of Scheme Shares may commence an Allowed Proceeding against Validus or IPC after the Effective Time provided that it has first given Validus ten Business Days prior notice in writing of its intention to do so.

12.	INTERPRETATION

12.1 When under any provision of this Scheme a matter is to be determined by Validus, it will have discretion to interpret such matter under this Scheme in a manner that it considers fair and reasonable, and its decisions will be binding on all concerned.

13.	PRE-CONDITIONS TO THIS SCHEME

13.1 The effectiveness of this Scheme is conditional upon the satisfaction or, where relevant, waiver of the Conditions prior to the commencement of the Court Hearing.

14.	GOVERNING LAW AND JURISDICTION

14.1 The terms of this Scheme shall be governed by and construed in accordance with the laws of Bermuda and the Courts of Bermuda shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which arises out of or connected with the terms of this Scheme or their implementation or out of any action taken or omitted to be taken under this Scheme or in connection with the administration of this Scheme.

Dated [ • ] 2009

Schedule A

CONDITIONS TO THE EFFECTIVENESS OF THIS SCHEME

This Scheme is conditional upon the following having occurred on or before 30 November 2009, or such later date, if any, as Validus may determine and the Court may allow:

1. the approval of this Scheme by a majority in number of the holders of IPC Shares entitled to vote and present and voting, either in person or by proxy, at the Scheme Meeting, or at any adjournment of such meeting, representing three-fourths or more in value of the IPC Shares entitled to vote and present and voting, either in person or by proxy, at the Scheme Meeting, or at any adjournment of such meeting;

2. all resolutions determined by Validus to be reasonably necessary in connection with the implementation of this Scheme to be considered at the Special General Meeting being duly passed by the requisite majority at the Special General Meeting, or at any adjournment of that meeting, and not subsequently being revoked and the matters provided for in such resolutions becoming effective;

3. the sanction (without modification or with modification as agreed by Validus) of this Scheme by the Court; and

4. the delivery of an office copy of the court order sanctioning this Scheme to the Registrar.

In addition, this Scheme is also conditional upon the following Conditions, and, accordingly, the necessary actions to make this Scheme effective, including the delivery of an office copy of the court order sanctioning this Scheme to the Registrar, will not be taken unless such Conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the commencement of the Court Hearing) or where relevant waived:

Max Amalgamation Agreement Condition

The Max Amalgamation Agreement shall have been validly terminated on terms reasonably satisfactory to Validus, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the Max Amalgamation Agreement other than with respect to the possible payment of the Max Termination Fee thereunder.

Registration Condition

The issuance of the New Validus Shares shall have been registered under the United States Securities Act of 1933, as amended, pursuant to an effective registration statement, or shall be exempt from the registration requirements thereof.

Shareholder Approval Condition

The shareholders of Validus shall have approved the issuance of the New Validus Shares as required under the rules of the NYSE.

NYSE Listing Condition

The New Validus Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Pending Litigation Condition

There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any supranational, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a “governmental authority”): (1) challenging or seeking to, or which, in the judgment of Validus, is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or in which there are allegations of any violation of law, rule or regulation relating to, the proposing of, or terms or provisions of, this Scheme or, the transfer of all of the outstanding IPC Shares (excluding any IPC Shares beneficially owned by Validus, IPC or any of their respective subsidiaries) to Validus in exchange for shares in Validus; or (2) seeking to, or which in the judgment of Validus, is reasonably likely to, prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC Shares acquired by Validus pursuant to this Scheme or otherwise on all matters properly presented to IPC shareholders.

No Material Adverse Change Condition

Since December 31, 2008, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of IPC and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance or event to the extent caused by or resulting from: (i) changes in economic, market, business, regulatory or political conditions generally in the United States or in Bermuda or any other jurisdiction in which such party operates or in Bermudan, United States or global financial markets; (ii) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in the geographic areas in which such party operates; (iii) changes, circumstances or events resulting in liabilities under property catastrophe reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster; (iv) changes in any applicable law, statute, ordinance, common law, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any governmental authority, including all relevant bye-laws and regulations of the Council and Society of Lloyd’s incorporated under the Lloyd’s Act of 1871 to 1982 of England and Wales in each of the jurisdictions in which IPC or its subsidiaries currently conduct business or operate (“specified laws”); (v) changes in generally accepted accounting principles or in statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority, the Securities and Exchange Commission, the National Association of Insurance Commissioners and the Financial Accounting Standards Board; (vi) any change or announcement of a potential change in IPC’s or any of its subsidiaries’ credit or claims paying rating or A.M. Best rating or the ratings of any of IPC’s or its subsidiaries’ businesses or securities; (vii) a change in the trading prices or volume of IPC Shares; (viii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of the Scheme Proxy Statement; or (ix) the commencement, occurrence or continuation of any war or armed hostilities, except that (A) in the case of the foregoing clauses (vi), (vii) and (viii), such exceptions shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances or events underlying a failure described in any such clause has resulted in, or contributed to, a material adverse effect on IPC and its subsidiaries and (B) in the case of the foregoing clauses (i), (ii), (iv), (v) and (ix), to the extent those changes, state of facts, circumstances or events have a materially disproportionate effect on IPC and its subsidiaries taken as a whole relative to other similarly situated persons in the property and casualty insurance and reinsurance industry. In addition, a material adverse effect shall be deemed to have occurred if IPC’s book value shall have (A) declined by more than 50% from December 31, 2008 to the commencement of the Court Hearing or (B) declined from December 31, 2008 to the commencement of the Court Hearing by 20% or more than the percentage decline of Validus’ book value during the same period, provided, that for purposes of measuring the 20% differential book value decline, if Validus has experienced an increase in book value from December 31, 2008 to the commencement of the Court Hearing, Validus shall be deemed to have experienced no change in its book value. Any such materially adverse change, state of facts, circumstance or event or decline in IPC’s book value described above are referred to herein as a “material adverse effect.”

Conduct of Business Condition

Each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of the Scheme Proxy Statement and prior to the commencement of the Court Hearing.

Validus’ Credit Facilities Condition

All amendments or waivers under Validus’ credit facilities as determined by Validus to be necessary to consummate this Scheme and the other transactions contemplated by the Scheme Proxy Statement and by the Requisition Proxy Statement shall be in full force and effect.

Other Conditions

None of the following events or facts shall have occurred:

(a) there is in effect any order or injunction issued by any court of competent jurisdiction or any action taken, or any specified law enacted, entered, enforced or deemed applicable to this Scheme or the other transactions contemplated by the Scheme Proxy Statement or the Requisition Proxy Statement by any governmental authority of competent jurisdiction which imposes any term, condition, obligation or restriction upon Validus, IPC or any of their respective subsidiaries that would, individually or the aggregate, reasonably be likely to (A) have a material adverse effect (assuming all references to IPC in the definition of “material adverse effect” were instead references to Validus) on Validus and its subsidiaries (including IPC and its subsidiaries following the Effective Time) on a consolidated basis following the Effective Time or (B) directly or indirectly (i) delay or otherwise restrain, impede or prohibit this Scheme or (ii) prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC Shares acquired by Validus pursuant to this Scheme or otherwise on all matters properly presented to IPC shareholders;

(b) IPC or any of its subsidiaries has (1) permitted the issuance or sale of any shares of any class of share capital or other securities of any subsidiary of IPC (other than IPC Shares issued pursuant to, and in accordance with, the terms in effect on the date of the Scheme Proxy Statement of employee stock options, stock units or other similar awards outstanding prior to the date of the Scheme Proxy Statement), (2) declared, paid or proposed to declare or pay any dividend or other distribution on any share capital of IPC (other than (A) any quarterly cash dividends paid in the ordinary course of business consistent with past practice to holders of IPC Shares and (B) any pro rata dividend payable by IPC in respect of the reduction, if any, of the Max Termination Fee), including by adoption of a shareholders rights plan (or similar plan) which has not otherwise been terminated or rendered inapplicable to this Scheme prior to the commencement of the Court Hearing, or (3) amended, or authorized or proposed any amendment to, its articles of incorporation or bye-laws (or other similar constituent documents) or Validus becomes aware that IPC or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its articles of incorporation or bye-laws (or other similar constituent documents) in a manner that, in the reasonable judgment of Validus, is reasonably likely to, directly or indirectly, (A) delay or otherwise restrain, impede or prohibit this Scheme or (B) prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC Shares acquired by Validus pursuant to this Scheme or otherwise on all matters properly presented to IPC shareholders;

(c) Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with IPC providing for an amalgamation or other business combination or transaction with or involving IPC or any of its subsidiaries, or the purchase or exchange of securities or assets of IPC or any of its subsidiaries, whereby Validus or any of its subsidiaries acquires securities of IPC, or Validus accepts for exchange under an exchange offer at least 90% of the IPC Shares which it sought to acquire under that offer, or Validus and IPC reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that this Scheme will not be implemented;

(d) IPC or any of its subsidiaries has (1) granted to any person proposing an amalgamation or other business combination with or involving IPC or any of its subsidiaries or the purchase or exchange of securities or assets of IPC or any of its subsidiaries any type of option, warrant or right which, in Validus’ judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any IPC Shares or other securities, assets or business of IPC or any of its subsidiaries), (2) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange (other than the Max Termination Fee) or (3) amended the Max Amalgamation Agreement in any respect that alters IPC’s rights or obligations upon termination of the Max Amalgamation Agreement (other than a reduction of the Max Termination Fee); or

(e) IPC shareholders shall have adopted the proposed Max Amalgamation Agreement or there shall have been a business combination consummated between IPC and Max;

which in the reasonable judgment of Validus in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with this Scheme.

The foregoing Conditions are for the sole benefit of Validus and may be asserted by Validus regardless of the circumstances giving rise to the right to assert any such Condition or, other than the Conditions numbered 1 to 4 (inclusive) above, the “Registration Condition”, the “Shareholder Approval Condition” and the “NYSE Listing Condition” (collectively the “Unwaivable Conditions”), may be waived by Validus in whole or in part at any time and from time to time prior to the commencement of the Court Hearing in its discretion. Validus expressly reserves the right to waive any of the Conditions, other than the Unwaivable Conditions, and to make any change in the terms of or conditions to this Scheme. The failure by Validus at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the commencement of the Court Hearing or the earlier lapse, termination or withdrawal of this Scheme.

This Scheme will not proceed unless all the above Conditions are satisfied or, where relevant, waived or, where appropriate, determined by Validus to have been satisfied or to remain satisfied prior to the commencement of the Court Hearing. Validus shall be under no obligation to waive or treat as satisfied any of the Conditions set forth following Condition 4 above (the “Non-Procedural Conditions”) by a date earlier than 30 November 2009, or such later date, if any, as Validus may determine and the Court may allow, notwithstanding that the Non-Procedural Conditions may at such earlier date have been waived or satisfied and that there are at such earlier date no circumstances indicating that any of such Non-Procedural Conditions may not be capable of being satisfied.

Any determination by Validus concerning any Condition or event described in this Scheme (including this Schedule A) shall be final and binding on all parties to the fullest extent permitted by law.

PRELIMINARY COPY, DATED MAY 12, 2009 - SUBJECT TO COMPLETION
IMPORTANT
     1. If your IPC Shares are held in your own name, please complete, sign, date and return the enclosed BLUE proxy card to Validus Holdings, Ltd., care of Georgeson Inc., in the postage-paid envelope provided.
     2. If your IPC Shares are held in “street-name,” only your bank, broker or other nominee can vote your IPC Shares and only upon receipt of your specific instructions. If your IPC Shares are held in “street-name,” follow the instructions you receive from your bank, broker or other nominee or contact the person responsible for your account to vote on your behalf. Validus urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Validus Holdings, Ltd., care of Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, at (888) 274-5119, so that Validus will be aware of all instructions given and can attempt to ensure that such instructions are followed.
     3. Do not sign or return any white proxy card you may receive from IPC. If you have already submitted a white proxy card, it is not too late to change your vote — simply complete, sign, date and return the BLUE proxy card. Only your latest dated proxy will be counted.
     4. Only IPC’s shareholders of record on BLUE, 2009 are entitled to vote at the court-ordered IPC meeting. Validus urges each holder of IPC Share(s) to complete, sign, date, and return the enclosed BLUE proxy card as soon as possible.
     If you have any questions or need assistance in voting your IPC Shares, please contact:
199 Water Street
26th Floor
New York, New York 10038
Banks and Brokers should call: (212) 440-9800
or
Toll Free: at (888) 274-5119
Email: validusIPC@georgeson.com